Exhibit 99.1

Assured Guaranty Municipal Corp.

Consolidated Financial Statements

December 31, 2013 and 2012

ASSURED GUARANTY MUNICIPAL CORP.

Independent Auditor's Report
To the Board of Directors and Shareholder of Assured Guaranty Municipal Corp.:
We have audited the accompanying consolidated financial statements of Assured Guaranty Municipal Corp. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2013 and December 31, 2012, and the related consolidated statements of operations, of comprehensive income, of shareholder’s equity and of cash flows for the years then ended.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor's Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Municipal Corp. and its subsidiaries at December 31, 2013 and December 31, 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 31, 2014

Assured Guaranty Municipal Corp.
Consolidated Balance Sheets
(dollars in millions except per share and share amounts)

	As of December 31, 2013	As of December 31, 2012
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $5,394 and $4,473)	$5,522	$4,831
Short-term investments, at fair value	667	473
Other invested assets (includes Surplus Note from affiliate of $300 and $300)	406	444
Total investment portfolio	6,595	5,748
Loan receivable from affiliate	—	83
Cash	53	47
Premiums receivable, net of commissions payable	578	653
Ceded unearned premium reserve	1,047	1,187
Reinsurance recoverable on unpaid losses	66	75
Salvage and subrogation recoverable	140	383
Credit derivative assets	98	131
Deferred tax asset, net	331	409
Financial guaranty variable interest entities’ assets, at fair value	1,691	1,870
Other assets	190	127
Total assets	$10,789	$10,713
Liabilities and shareholder's equity
Unearned premium reserve	$3,652	$3,866
Loss and loss adjustment expense reserve	273	230
Reinsurance balances payable, net	217	292
Notes payable	39	66
Credit derivative liabilities	326	414
Current income tax payable	114	—
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	1,275	1,605
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	686	678
Other liabilities	366	343
Total liabilities	6,948	7,494
Commitments and contingencies (See Note 17)
Preferred stock ($1,000 par value, 5,000.1 shares authorized; 0 shares issued and outstanding)	—	—
Common stock ($45,455 par value, 330 shares authorized; issued and outstanding)	15	15
Additional paid-in capital	1,051	1,092
Retained earnings	2,400	1,880
Accumulated other comprehensive income, net of tax of $45 and $125	86	232
Total shareholder's equity attributable to Assured Guaranty Municipal Corp.	3,552	3,219
Noncontrolling interest	289	—
Total shareholder's equity	3,841	3,219
Total liabilities and shareholder's equity	$10,789	$10,713
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Operations
(in millions)

	Year Ended December 31,
	2013	2012
Revenues
Net earned premiums	$508	$590
Net investment income	246	233
Net realized investment gains (losses):
Other-than-temporary impairment losses	(19)	(19)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	2	(14)
Other net realized investment gains (losses)	44	0
Net realized investment gains (losses)	23	(5)
Net change in fair value of credit derivatives:
Realized gains and other settlements	41	11
Net unrealized gains (losses)	57	41
Net change in fair value of credit derivatives	98	52
Fair value gain (loss) on committed capital securities	7	(8)
Fair value gains (losses) on financial guaranty variable interest entities	343	97
Other income (loss)	(23)	103
Total revenues	1,202	1,062
Expenses
Loss and loss adjustment expenses	92	379
Amortization of deferred ceding commissions	(28)	(12)
Interest expense	6	7
Other operating expenses	107	105
Total expenses	177	479
Income (loss) before income taxes	1,025	583
Provision (benefit) for income taxes:
Current	157	23
Deferred	165	141
Total provision (benefit) for income taxes	322	164
Net income (loss)	703	419
Less: Noncontrolling interest	20	—
Net income (loss) attributable to Assured Guaranty Municipal Corp.	$683	$419

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Comprehensive Income
(in millions)

	Year Ended December 31,
	2013	2012
Net income (loss)	$703	$419
Unrealized holding gains (losses) arising during the period:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $(57) and $29	(105)	54
Investments with other-than-temporary impairment, net of tax provision (benefit) of $(15) and $6	(27)	10
Unrealized holding gains (losses) arising during the period, net of tax	(132)	64
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $8 and $(6)	16	(12)
Other comprehensive income (loss)	(148)	76
Comprehensive income (loss)	555	495
Less: Comprehensive income (loss) attributable to noncontrolling interest	18	—
Comprehensive income (loss) of Assured Guaranty Municipal Corp.	$537	$495

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Shareholder’s Equity
(dollars in millions, except share data)

	Common Shares Outstanding	Common Stock Par Value	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interest	Total Shareholder's Equity
Balance at December 31, 2011	330	$15	$1,142	$1,491	$156	$2,804	$—	$2,804
Net income	—	—	—	419	—	419	—	419
Dividends	—	—	—	(30)	—	(30)	—	(30)
Other comprehensive income	—	—	—	—	76	76	—	76
Return of capital	—	—	(50)	—	—	(50)	—	(50)
Balance at December 31, 2012	330	15	1,092	1,880	232	3,219	—	3,219
Net income	—	—	—	683	—	683	20	703
Capital contribution	—	—	13	—	—	13	—	13
Investment in Municipal Assurance Holdings Inc.	—	—	—	—	—	—	271	271
Dividends	—	—	—	(163)	—	(163)	—	(163)
Other comprehensive loss	—	—	—	—	(146)	(146)	(2)	(148)
Return of capital:
Surplus Notes	—	—	(50)	—	—	(50)	—	(50)
Other	—	—	(4)	—	—	(4)	—	(4)
Balance at December 31, 2013	330	$15	$1,051	$2,400	$86	$3,552	$289	$3,841

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Cash Flows
(in millions)

	Year Ended December 31,
	2013	2012
Operating activities
Net income (loss)	$703	$419
Net amortization of premium (discount) on investments	(15)	(9)
Provision (benefit) for deferred income taxes	165	141
Net realized investment (gains) losses	(23)	5
Net unrealized gains (losses) on credit derivatives	(57)	(41)
Fair value (gain) loss on committed capital securities	(7)	8
Change in deferred ceding commissions, net	(25)	11
Change in premiums receivable, net of commissions payable	36	29
Change in deferred premium revenue net of ceded deferred premium revenue	(320)	(463)
Change in net loss and loss adjustment expense reserve and salvage and subrogation, net	118	(221)
Change in current income taxes	99	171
Changes in financial guaranty variable interest entities assets and liabilities, net	(305)	(10)
(Purchases) sales of trading securities, net	3	(37)
Other	19	60
Net cash flow provided by (used in) operating activities	391	63
Investing activities
Fixed-maturity securities:
Purchases	(926)	(526)
Sales	287	298
Maturities	480	492
Net sales (purchases) of short-term investments	(182)	(26)
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	587	468
Loan to affiliate	7	(83)
Other investments	28	36
Net cash flow provided by (used in) investing activities	281	659
Financing activities
Dividends paid	(163)	(30)
Repayment of notes payable	(27)	(36)
Paydown of financial guaranty variable interest entities' liabilities	(425)	(618)
Return of capital	(50)	(50)
Net cash provided by (used in) financing activities	(665)	(734)
Effect of exchange rate changes	(1)	0
Increase (decrease) in cash	6	(12)
Cash at beginning of period	47	59
Cash at end of period	$53	$47
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$40	$(108)
Interest	$6	$8
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

1.    Business and Basis of Presentation

Business

Assured Guaranty Municipal Corp., formerly known as Financial Security Assurance Inc. (“AGM,” or together with its direct and indirect owned subsidiaries, the “Company”), a New York domiciled insurance company, is a wholly owned subsidiary of Assured Guaranty Municipal Holdings Inc. (“AGMH”). AGMH is an indirect and wholly owned subsidiary of Assured Guaranty Ltd. (“AGL” and, together with its subsidiaries, “Assured Guaranty”). AGL is a Bermuda based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance (including infrastructure) and structured finance markets.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including scheduled interest or principal payment ("Debt Service"), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. Obligations insured by the Company include bonds issued by U.S. state or municipal governmental authorities and notes issued to finance international infrastructure projects. AGM had previously offered insurance and reinsurance in the global structured finance market, but has not done so since mid-2008. The Company markets its financial guaranty insurance directly to issuers and underwriters of public finance bonds as well as to investors in such obligations. The Company guarantees obligations issued principally in the U.S., and has also guaranteed obligations issued in other countries and regions, including Europe and Australia. While AGM has ceased insuring new originations of asset-backed securities, a significant portfolio of such obligations remains outstanding and its wholly owned subsidiary Assured Guaranty (Europe) Ltd. (“AGE”) provides financial guarantees in the international public finance market and intends to provide such guarantees in the international structured finance market, subject to regulatory approval.

In the past, the Company had sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps ("CDS"). Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The Company’s credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation.

The Company has not entered into any new CDS in order to sell credit protection since 2008. In addition, regulatory guidelines issued in 2009 that limited the terms under which such protection could be sold, and capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) also contributed the Company not entering into such new CDS since 2009. The Company actively pursues opportunities to terminate existing CDS, which have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated financial guaranty variable interest entities (“FG VIEs”) for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of AGM, its direct and indirect subsidiaries (collectively, the “Subsidiaries”), and its consolidated FG VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated. Certain prior year balances have been reclassified to conform to the current year's presentation.

AGM's direct and indirect subsidiaries are as follows:

•Assured Guaranty (Europe) Ltd. (“AGE”), organized in the United Kingdom and 100% owned by AGM;

•	Municipal Assurance Holdings Inc. (“MAC Holdings”), incorporated in Delaware and 60.7% owned by AGM and 39.3% owned by AGM's affiliate, Assured Guaranty Corp. ("AGC"); and

•	Municipal Assurance Corp. ("MAC"), domiciled in New York and 100% owned by Municipal Assurance Holdings Inc.

Significant Accounting Policies

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to AGM's foreign currency transactions are reported in the consolidated statement of operations.

Other significant accounting policies are included in the following notes.

Significant Accounting Policies

Premium revenue recognition	Note 4
Policy acquisition cost	Note 5
Expected loss to be paid (Insurance, Credit Derivatives and FG VIE contracts)	Note 6
Loss and loss adjustment expense (Insurance Contracts)	Note 7
Fair value measurement	Note 8
Credit derivatives (at Fair Value)	Note 9
Variable interest entities (at Fair Value)	Note 10
Investments and Cash	Note 11
Income Taxes	Note 14
Reinsurance and Other Monoline Exposures	Note 15

2.    Business Changes and Developments

Market Conditions

Since the financial crisis began six years ago, there have been significant challenges for the U.S. and global economies, which have affected the Company.

•	Historically low interest rates reduced the demand for financial guaranty insurance as well as the average reinvestment rate in the investment portfolio.

•	Rating agency downgrades of AGM and AGE reduced the available market for financial guaranty insurance.

•	U.S. municipal budget deficits, and in rare cases bankruptcies, resulted in claims on the Company's policies and reduced new market issuance.

•	The weak European economy resulted in claims and lower new issuance compared to pre-financial crisis levels.

•	Residential real estate and other structured products resulted in significant losses and the market for new structured products has not returned to pre-financial crisis levels.

Rating Actions

When a rating agency assigns a public rating to a financial obligation guaranteed by AGM or its subsidiaries AGE or MAC, it generally awards that obligation the same rating it has assigned to the financial strength of those insurance companies. Investors in products insured by AGM or MAC and guaranteed by AGE frequently rely on ratings published by nationally recognized statistical rating organizations (“NRSROs”) because such ratings influence the trading value of securities and form the basis for many institutions’ investment guidelines as well as individuals’ bond purchase decisions. Therefore, the Company manages its business with the goal of achieving high financial strength ratings. Currently, the financial strength ratings of AGM and its insurance company subsidiaries are:

	S&P	Moody’s	Kroll Bond Agency
AGM	AA (stable outlook)	A2 (stable outlook)	—
MAC	AA (stable outlook)	—	AA+ (stable outlook)
AGE	AA (stable outlook)	A2 (stable outlook)	—

If the financial strength ratings of one (or more) of AGM or its insurance subsidiaries were reduced below current levels, the Company expects that could have adverse effects on the Company's future business opportunities as well as the premiums the Company could charge for its insurance policies and consequently, a further downgrade could harm the Company’s new business production and results of operations in a material respect. However, the methodologies and models used by NRSROs differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The methodologies and models are not fully transparent, contain subjective elements and data (such as assumptions about future market demand for the Company’s products) and change frequently. Ratings reflect only the views of the respective NRSROs and are subject to continuous review and revision or withdrawal at any time.

In the last several years, Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) have taken financial strength rating actions on AGM and AGE. The latest rating action took place on March 18, 2014 when S&P upgraded the financial strength ratings of AGM and AGE to AA from AA-. Conversely, on January 17, 2013, Moody’s downgraded the financial strength ratings of AGM and AGE to A2 from Aa3. On February 3, 2014, Moody's affirmed its financial strength ratings of AGM and AGE. While the outlook for the ratings from S&P and Moody's is stable, there can be no assurance that S&P and Moody's will not take further action on AGM's and AGE's ratings. For a discussion of the effect of rating actions on AGM and AGE, see the following:

•	Note 6, Expected Loss to be Paid

•	Note 15, Reinsurance and Other Monoline Exposures

•	Note 18, Notes Payable and Credit Facilities (regarding the impact on AGM's insured leveraged lease transactions)

Business Developments

•	Representation and Warranty Settlements: There have been several settlements of representation and warranty claims over the past three years. See Note 6, Expected Loss to be Paid.

•
Reinsurance: The Company has entered into several agreements with reinsurers, including assumption and re-assumption agreements and an excess of loss reinsurance facility. See Note 15, Reinsurance and Other Monoline Exposures.

3.    Outstanding Exposure

The Company's financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that are investment grade at inception, diversifying its insured portfolio and maintaining rigorous subordination or collateralization requirements on structured finance obligations. The Company also has utilized reinsurance by ceding business to third-party and affiliated reinsurers. The Company provides financial guaranties with respect to debt obligations of special purpose entities, including variable interest entities ("VIEs"). Some of these VIEs are consolidated as described in Note 10, Consolidation of Variable Interest Entities. The outstanding par and Debt Service amounts presented below include outstanding exposures on VIEs whether or not they are consolidated.

The Company has issued financial guaranty insurance policies on public finance obligations and, prior to mid-2008, structured finance obligations. Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. Structured finance obligations insured by the Company are generally issued by special purpose entities and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. While AGM has ceased insuring new originations of asset-backed securities, a significant portfolio of such obligations remains outstanding and its wholly owned subsidiary Assured Guaranty (Europe) Ltd. (“AGE”) provides financial guarantees in both the international public finance and structured finance markets.

Significant Risk Management Activities

The Portfolio Risk Management Committee, which includes members of senior management and senior credit and surveillance officers, sets specific risk policies and limits and is responsible for enterprise risk management, establishing the Company's risk appetite, credit underwriting of new business, surveillance and work-out.

Surveillance personnel are responsible for monitoring and reporting on all transactions in the insured portfolio. The primary objective of the surveillance process is to monitor trends and changes in transaction credit quality, detect any deterioration in credit quality, and recommend to management such remedial actions as may be necessary or appropriate. All transactions in the insured portfolio are assigned internal credit ratings, and surveillance personnel are responsible for recommending adjustments to those ratings to reflect changes in transaction credit quality.

Work-out personnel are responsible for managing work-out and loss mitigation situations, working with surveillance and legal personnel (as well as outside vendors) as appropriate. They develop strategies for the Company to enforce its contractual rights and remedies and to mitigate its losses, engage in negotiation discussions with transaction participants and, when necessary, manage (along with legal personnel) the Company's litigation proceedings.

During the third quarter of 2013, the Company changed the manner in which it presents par outstanding and Debt Service in two ways. First, the Company had included securities purchased for loss mitigation purposes both in its invested assets portfolio and its financial guaranty insured portfolio. Beginning with the third quarter of 2013, the Company excluded such loss mitigation securities from its disclosure about its financial guaranty insured portfolio (unless otherwise indicated) because it manages such securities as investments and not insurance exposure. Second, the Company refined its approach to its internal credit ratings and surveillance categories. Please refer to "Refinement of Approach to Internal Credit Ratings and Surveillance Categories" below for additional information.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and below-investment-grade ("BIG") surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that, beginning third quarter, the Company's internal credit ratings focus on future performance, rather than lifetime performance. See "Refinement of Approach to Internal Credit Ratings and Surveillance Categories" below.

The Company monitors its investment grade credits to determine whether any new credits need to be internally downgraded to BIG. The Company refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company’s insured credit ratings on assumed credits are based on the Company’s reviews of low-rated credits or credits in volatile sectors, unless such information is not available, in which case, the ceding company’s credit rating of the transactions are used. The Company models the performance of many of its structured finance transactions as part of its periodic internal credit rating review of them.

Credits identified as BIG are subjected to further review to determine the probability of a loss (see Note 6, Expected Loss to be Paid). Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims over the future of that transaction than it will have reimbursed. For surveillance purposes, the Company calculates present value using a constant discount rate of 5%. (A risk-free rate is used for calculating the expected loss for financial statement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. In 2013, the Company refined the definitions of its BIG surveillance categories to be consistent with its new approach to assigning internal credit ratings. See "Refinement of Approach to Internal Credit Ratings and Surveillance Categories". The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which is a claim that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Refinement of Approach to Internal Credit Ratings and Surveillance Categories

Typically, when an issuer of a debt security has defaulted on a payment and has not made up that missed payment, the debt security is considered by the rating agencies to be below-investment-grade regardless of its current credit condition. Similarly, the Company had previously considered those securities on which it has made an insurance claim payment that had not been reimbursed to be BIG regardless of their current credit condition.

Structured finance transactions often include mechanisms for reimbursing the Company for its insurance claim payments from assets underlying the transactions to the extent permitted by asset performance. With improvements beginning to occur in the performance of the assets underlying some of the structured finance securities the Company has insured, the Company is receiving reimbursements on some transactions on which it had paid claims in the past. As a result of these improvements, it now projects receiving reimbursements (rather than making claims) in the future on some of those transactions. Under the old approach, a transaction with a projected lifetime loss, no matter how strong on a prospective basis, was required to be rated BIG. During the third quarter of 2013, the Company revised its approach to internal credit ratings. Under its revised approach, a transaction may be rated investment grade if it (a) has turned generally cash-flow positive and (b) is projected to have net future reimbursements with sufficient cushion to warrant an investment grade rating, even if it is projected to have ending lifetime unreimbursed insurance claim payments. The new approach resulted in the upgrade to investment grade of one residential mortgage-backed security ("RMBS") transaction with a net par of $25 million at December 31, 2012.

The Company also applied its change in approach to internal credit ratings to the Surveillance BIG Category definitions. Previously the BIG Category definitions were based in large part on whether lifetime losses were projected. Under the new approach, the BIG Category definitions are based on whether future losses are projected. In addition to the upgrade out of BIG described above, the change in approach resulted in the migration of a number of risks within BIG Categories.

Effect of Refinement in Approach to
Internal Credit Ratings and Surveillance Categories
on Net Par Outstanding
As of December 31, 2012

	Previous Approach	New Approach	Difference
	(in millions)
BIG 1	$4,122	$5,007	$885
BIG 2	1,211	1,211	—
BIG 3	3,803	2,893	(910)
Total	$9,136	$9,111	$(25)

Components of Outstanding Exposure

Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
	(in millions)
Public finance	$522,777	$537,810	$386,897	$391,826
Structured finance	48,250	59,703	42,354	52,350
Total financial guaranty	$571,027	$597,513	$429,251	$444,176

Unless otherwise noted, ratings disclosed herein on Assured Guaranty's insured portfolio reflect Assured Guaranty's internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2013

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category(1)	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$4,012	1.8%	$524	2.4%	$20,283	66.7%	$5,551	78.0%	$30,370	10.6%
AA	74,478	32.7%	378	1.8%	5,718	18.8%	343	4.8%	80,917	28.2%
A	123,389	54.2%	5,611	25.8%	198	0.7%	193	2.8%	129,391	45.1%
BBB	22,091	9.7%	14,025	64.6%	382	1.2%	397	5.6%	36,895	12.9%
BIG	3,648	1.6%	1,171	5.4%	3,836	12.6%	629	8.8%	9,284	3.2%
Total net par outstanding (excluding loss mitigation bonds)	$227,618	100.0%	$21,709	100.0%	$30,417	100.0%	$7,113	100.0%	$286,857	100.0%
Loss Mitigation Bonds	—		—		627		—		627
Total net par outstanding (including loss mitigation bonds)	$227,618		$21,709		$31,044		$7,113		$287,484

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2012

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category(1)	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$3,521	1.5%	$508	2.2%	$24,416	64.8%	$6,626	73.8%	$35,071	11.7%
AA	82,798	36.2%	789	3.4%	6,817	18.1%	469	5.2%	90,873	30.4%
A	118,867	52.0%	5,946	25.4%	1,155	3.1%	586	6.6%	126,554	42.4%
BBB	21,795	9.5%	14,506	62.0%	234	0.6%	676	7.5%	37,211	12.5%
BIG	1,822	0.8%	1,635	7.0%	5,030	13.4%	624	6.9%	9,111	3.0%
Total net par outstanding (excluding loss mitigation bonds)	$228,803	100.0%	$23,384	100.0%	$37,652	100.0%	$8,981	100.0%	$298,820	100.0%
Loss Mitigation Bonds	—		—		670		—		670
Total net par outstanding (including loss mitigation bonds)	$228,803		$23,384		$38,322		$8,981		$299,490
____________________

(1)
In the third quarter of 2013, the Company adjusted its approach to assigning internal ratings. See "Refinement of Approach to Internal Credit Ratings and Surveillance Categories" above. This approach is reflected in the "Financial Guaranty Portfolio by Internal Rating" tables as of both December 31, 2013 and December 31, 2012.

Financial Guaranty Portfolio
by Sector

	Gross Par Outstanding		Ceded Par Outstanding		Net Par Outstanding
Sector	As of December 31, 2013	As of December 31, 2012	As of December 31, 2013	As of December 31, 2012	As of December 31, 2013	As of December 31, 2012
	(in millions)
Public finance:
U.S.:
General obligation	$138,342	$137,601	$32,314	$34,217	$106,028	$103,384
Tax backed	54,982	57,512	12,909	14,001	42,073	43,511
Municipal utilities	48,835	50,017	9,302	10,119	39,533	39,898
Transportation	23,798	24,997	5,502	5,862	18,296	19,135
Higher education	10,313	10,146	2,508	2,668	7,805	7,478
Healthcare	11,777	12,880	4,073	4,375	7,704	8,505
Housing	3,368	4,621	582	676	2,786	3,945
Infrastructure finance	2,508	2,389	1,219	1,163	1,289	1,226
Other public finance-U.S.	2,390	2,060	286	339	2,104	1,721
Total public finance-U.S.	296,313	302,223	68,695	73,420	227,618	228,803
Non-U.S.:
Infrastructure finance	16,021	17,045	5,347	5,482	10,674	11,563
Regulated utilities	13,685	14,314	7,501	7,758	6,184	6,556
Other public finance-non-U.S.	6,532	7,184	1,681	1,919	4,851	5,265
Total public finance-non-U.S.	36,238	38,543	14,529	15,159	21,709	23,384
Total public finance obligations	$332,551	$340,766	$83,224	$88,579	$249,327	$252,187
Structured finance:
U.S.:
Pooled corporate obligations	$22,112	$27,148	$1,359	$1,718	$20,753	$25,430
RMBS	7,017	8,814	932	1,214	6,085	7,600
Financial products	2,709	3,653	—	—	2,709	3,653
Insurance securitizations	383	383	77	77	306	306
Consumer receivables	198	247	11	15	187	232
Commercial receivables	47	56	3	3	44	53
Structured credit	8	52	2	52	6	—
Other structured finance-U.S.	1,422	1,620	1,095	1,242	327	378
Total structured finance-U.S.	33,896	41,973	3,479	4,321	30,417	37,652
Non-U.S.:
Pooled corporate obligations	6,839	8,500	1,226	1,478	5,613	7,022
RMBS	1,182	1,455	138	152	1,044	1,303
Structured credit	104	361	21	78	83	283
Other structured finance- non-U.S.	401	401	28	28	373	373
Total structured finance- non-U.S.	8,526	10,717	1,413	1,736	7,113	8,981
Total structured finance obligations	$42,422	$52,690	$4,892	6,057	$37,530	$46,633
Total	$374,973	$393,456	$88,116	94,636	$286,857	$298,820

In accordance with the terms of certain credit derivative contracts, the referenced obligations in such contracts have been delivered to the Company, and they therefore are included in the investment portfolio. Such amounts are still included in the financial guaranty insured portfolio, and totaled $194 million and $219 million in gross par outstanding as of December 31, 2013 and 2012, respectively.

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Expected Amortization of
Net Par Outstanding
As of December 31, 2013

	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$73,436	$31,634	$105,070
5 to 10 years	53,672	2,694	56,366
10 to 15 years	48,527	942	49,469
15 to 20 years	35,258	1,115	36,373
20 years and above	38,434	1,145	39,579
Total net par outstanding	$249,327	$37,530	$286,857

In addition to amounts shown in the tables above, at December 31, 2013, AGM had outstanding commitments to provide guaranties of $71 million for structured finance and $355 million for public finance obligations, of which up to $138 million can be used together with AGC, an affiliate of the Company. The structured finance commitments include the unfunded component of pooled corporate and other transactions. Public finance commitments typically relate to primary and secondary public finance debt issuances. The expiration dates for the public finance commitments range between January 1, 2014 and February 25, 2017, with $231 million expiring prior to December 31, 2014. The commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty's request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Components of BIG Portfolio

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2013

	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Total Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
	(in millions)
First lien U.S. RMBS:
Prime first lien	$—	$—	$—	$—	$66	—%
Alt-A first lien	—	259	450	709	900	0.2
Option ARM	7	—	141	148	359	0.1
Subprime	49	708	555	1,312	2,853	0.4
Second lien U.S. RMBS:
Closed-end second lien	8	20	57	85	204	0.0
Home equity lines of credit ("HELOCs")	1,239	—	102	1,341	1,703	0.5
Total U.S. RMBS	1,303	987	1,305	3,595	6,085	1.2
Trust preferred securities ("TruPS")	—	—	—	—	56	—
Other structured finance	752	118	—	870	31,389	0.3
U.S. public finance	3,535	—	113	3,648	227,618	1.3
Non-U.S. public finance	780	391	—	1,171	21,709	0.4
Total	$6,370	$1,496	$1,418	$9,284	$286,857	3.2%

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2012

	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Total Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
	(in millions)
First lien U.S. RMBS:
Prime first lien	$—	$—	$—	$—	$77	—%
Alt-A first lien	26	260	514	800	1,022	0.3
Option ARM	271	—	211	482	719	0.2
Subprime	78	761	583	1,422	3,134	0.5
Second lien U.S. RMBS:
Closed-end second lien	96	63	—	159	300	0.0
HELOCs	590	—	1,307	1,897	2,348	0.6
Total U.S. RMBS	1,061	1,084	2,615	4,760	7,600	1.6
TruPS	—	—	—	—	90	—
Other structured finance	678	127	89	894	38,943	0.3
U.S. public finance	1,633	—	189	1,822	228,803	0.6
Non-U.S. public finance	1,635	—	—	1,635	23,384	0.5
Total	$5,007	$1,211	$2,893	$9,111	$298,820	3.0%

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2013

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$6,095	$275	$6,370	91	8	99
Category 2	1,496	—	1,496	23	—	23
Category 3	1,403	15	1,418	33	7	40
Total BIG	$8,994	$290	$9,284	147	15	162

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2012

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$4,567	$440	$5,007	81	7	88
Category 2	1,211	—	1,211	21	—	21
Category 3	2,804	89	2,893	40	7	47
Total BIG	$8,582	$529	$9,111	142	14	156
____________________

(1)	Includes net par outstanding for FG VIEs.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

Geographic Distribution of Net Par Outstanding

The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Geographic Distribution of Net Par Outstanding
As of December 31, 2013

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in millions)
U.S.:
U.S. public finance:
California	1,276	$34,764	12.1%
Pennsylvania	1,011	19,146	6.7%
New York	965	17,799	6.2%
Texas	1,180	16,925	5.9%
Illinois	783	16,436	5.7%
Florida	315	13,071	4.6%
Michigan	657	10,033	3.5%
New Jersey	609	9,424	3.3%
Georgia	167	6,564	2.3%
Ohio	500	5,956	2.1%
Other states and U.S. territories	3,982	77,500	27.0%
Total U.S. public finance	11,445	227,618	79.4%
U.S. structured finance (multiple states)	298	30,417	10.6%
Total U.S.	11,743	258,035	90.0%
Non-U.S.:
United Kingdom	80	12,106	4.2%
Australia	17	3,564	1.2%
Canada	10	3,475	1.2%
France	13	1,752	0.6%
Italy	8	1,330	0.5%
Other	50	6,595	2.3%
Total non-U.S.	178	28,822	10.0%
Total	11,921	$286,857	100.0%

Direct Economic Exposure to the Selected European Countries

Several European countries continue to experience significant economic, fiscal and/or political strains such that the likelihood of default on obligations with a nexus to those countries may be higher than the Company anticipated when such factors did not exist. The European countries where it believes heightened uncertainties exist are: Hungary, Ireland, Italy, Portugal and Spain (the “Selected European Countries”). The Company is closely monitoring its exposures in Selected European Countries where it believes heightened uncertainties exist. Published reports have identified countries that may be experiencing reduced demand for their sovereign debt in the current environment. The Company selected these European countries based on these reports and its view that their credit fundamentals are deteriorating. The Company’s economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table, net of ceded reinsurance.

Net Direct Economic Exposure to Selected European Countries(1)
December 31, 2013

	Hungary (2)	Italy	Portugal (2)	Spain (2)	Total
	(in millions)
Sovereign and sub-sovereign exposure:
Non-infrastructure public finance	$—	$842	$91	$225	$1,158
Infrastructure finance	315	10	—	149	474
Sub-total	315	852	91	374	1,632
Non-sovereign exposure:
Regulated utilities	—	137	—	—	137
RMBS	215	298	—	—	513
Sub-total	215	435	—	—	650
Total	$530	$1,287	$91	$374	$2,282
Total BIG	$530	$—	$91	$374	$995
____________________

(1)
While the Company's exposures are shown in U.S. dollars, the obligations the Company insures are in various currencies, including U.S. dollars, Euros and British pounds sterling. One of the RMBS included in the table above includes residential mortgages in both Italy and Germany, and only the portion of the transaction equal to the portion of the original mortgage pool in Italian mortgages is shown in the table.

(2)	See Note 6, Expected Loss to be Paid.

When the Company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk. For direct exposure this can be a relatively straight-forward determination as, for example, a debt issue supported by availability payments for a toll road in a particular country. The Company may also assign portions of a risk to more than one geographic location. The Company may also have direct exposures to the Selected European Countries in business assumed from unaffiliated monoline insurance companies. In the case of assumed business for direct exposures, the Company depends upon geographic information provided by the primary insurer.

The Company has excluded in the exposure tables above its indirect economic exposure to the Selected European Countries through policies it provides on pooled corporate transactions. The Company considers economic exposure to a selected European Country to be indirect when the exposure relates to only a small portion of an insured transaction that otherwise is not related to a Selected European Country. The Company has reviewed transactions through which it believes it may have indirect exposure to the Selected European Countries that is material to the transaction and calculated total net indirect exposure to Selected European Countries in non-sovereign pooled corporate to be $213 million, based on the proportion of the insured par equal to the proportion of obligors identified as being domiciled in a Selected European Country.

The Company no longer guarantees any sovereign bonds of the Selected European Countries. The exposure shown in the “Non-infrastructure public finance” category is from transactions backed by receivable payments from sub-sovereigns in Italy, Spain and Portugal. Sub-sovereign debt is debt issued by a governmental entity or government backed entity, or supported by such an entity, that is other than direct sovereign debt of the ultimate governing body of the country. In 2012, the Company paid claims under its guarantees of €146 million in net exposure to the sovereign debt of Greece, paying off in full its liabilities with respect to the Greek sovereign bonds.

Exposure to Puerto Rico

         The Company insures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $2.5 billion net par. The Company rates $2.1 billion net par of that amount BIG.

The following table shows estimated amortization of the general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations insured and rated BIG by the Company. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. The column labeled “Estimated BIG Net Debt Service Amortization” shows the total amount of principal and interest due in the period indicated and represents the maximum net amount the Company would be required to pay on BIG Puerto Rico exposures in a given period assuming the obligors paid nothing on all of those obligations in that period.

Amortization Schedule of BIG Net Par Outstanding
and BIG Net Debt Service Outstanding of Puerto Rico
As of December 31, 2013

	Estimated BIG Net Par Amortization	Estimated BIG Net Debt Service Amortization
	(in millions)
2014	$77	$186
2015	138	242
2016	123	219
2017	104	194
2018	67	152
2019-2023	487	831
2024-2028	472	704
2029-2033	377	508
After 2033	297	326
Total	$2,142	$3,362

Recent announcements and actions by the Governor and his administration indicate officials of the Commonwealth are focused on measures to help Puerto Rico operate within its financial resources and maintain its access to the capital markets. All Puerto Rico credits insured by the Company are current on their debt service payments, and we expect them to continue to make their debt service payments. Neither Puerto Rico nor its related authorities and public corporations are eligible debtors under Chapter 9 of the U.S. Bankruptcy Code. However, Puerto Rico faces high debt levels, a declining population and an economy that has been in recession since 2006. Puerto Rico has been operating with a structural budget deficit in recent years, and its two largest pension funds are significantly underfunded.

In January 2014 the Company downgraded most of its insured Puerto Rico credits to BIG, reflecting the economic and financial challenges facing the Commonwealth and due to concerns that the rating agencies would downgrade Puerto Rico and limit its access to credit. Subsequently, in February 2014, S&P, Moody's and Fitch Ratings downgraded much of the debt of Puerto Rico and its related authorities and public corporations to BIG, citing various factors including limited liquidity and market access risk.

4.	Financial Guaranty Insurance Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of a derivative under GAAP. Amounts presented in this note relate only to financial guaranty insurance contracts. See Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Accounting Policies

Accounting for financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition are consistent whether the contract was written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, ceded to another insurer under a reinsurance treaty, or acquired in a business combination.

Unearned premium reserve represents deferred premium revenue, net of paid claims that have not yet been expensed (“contra-paid”). The following discussion relates to the deferred premium revenue component of the unearned premium reserve, while the contra-paid is discussed in Note 7, Financial Guaranty Insurance Losses.

The amount of deferred premium revenue at contract inception is determined as follows:

•
For premiums received upfront on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•
For premiums received in installments on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is the present value of either (1) contractual premiums due or (2) in cases where the underlying collateral is comprised of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets, prepayments must be contractually prepayable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. When the Company adjusts prepayment assumptions or expected premium collections, an adjustment is recorded to the deferred premium revenue, with a corresponding adjustment to the premium receivable and prospective changes are recognized in premium reserves. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

•
For financial guaranty insurance contracts acquired in a business combination, deferred premium revenue is equal to the fair value of the insurance contract at the date of acquisition based on what a hypothetical similarly rated financial guaranty insurer would have charged for the contract at that date and not the actual cash flows under the insurance contract. The amount of deferred premium revenue may differ significantly from cash collections due primarily to fair value adjustments recorded in connection with a business combination.

The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the deferred premium revenue is recorded. The amount of insurance protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amounts outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished. Any nonrefundable deferred premium revenue related to that contract is accelerated and recognized as premium revenue. When a premium receivable balance is deemed uncollectible, it is written off to bad debt expense.

Deferred premium revenue ceded to reinsurers (ceded unearned premium reserve) is recorded as an asset. Direct, assumed and ceded earned premium revenue are presented together as net earned premiums in the statement of operations. Net earned premiums comprise the following:

Net Earned Premiums

	Year Ended December 31,
	2013	2012
	(in millions)
Scheduled net earned premiums	$323	$403
Acceleration of net earned premiums	176	174
Accretion of discount on net premiums receivable	9	13
Net earned premiums(1)	$508	$590
____________________

(1)	Excludes $58 million and $150 million for the year ended December 31, 2013 and 2012, respectively, related to consolidated FG VIEs.

Components of Unearned Premium Reserve

	As of December 31, 2013			As of December 31, 2012
	Gross	Ceded	Net(1)	Gross	Ceded	Net(1)
	(in millions)
Deferred premium revenue	$3,709	$1,071	$2,638	$4,016	$1,224	$2,792
Contra-paid	(57)	(24)	(33)	(150)	(37)	(113)
Unearned premium reserve	$3,652	$1,047	$2,605	$3,866	$1,187	$2,679
____________________

(1)	Excludes $177 million and $251 million deferred premium revenue and $55 million and $98 million of contra-paid related to FG VIEs as of December 31, 2013 and December 31, 2012, respectively.

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	Year Ended December 31,
	2013	2012
	(in millions)
Beginning of period, December 31	$653	$645
Gross premium written, net of commissions on assumed business	398	143
Gross premiums received, net of commissions on assumed business	(455)	(222)
Adjustments:
Changes in the expected term of financial guaranty insurance contracts	(27)	50
Accretion of discount, net of commissions on assumed business	14	30
Foreign exchange translation	1	13
Consolidation of FG VIEs	—	(5)
Other adjustments	(6)	(1)
End of period, December 31(1)	$578	$653
____________________

(1)	Excludes $9 million and $16 million as of December 31, 2013 and 2012, respectively, related to consolidated FG VIEs.

Gains or losses due to foreign exchange rate changes relate to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 67% and 66% of installment premiums at December 31, 2013 and 2012, respectively, are denominated in currencies other than the U.S. dollar, primarily in Euro and British Pound Sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of
Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of December 31, 2013
(in millions)
2014 (January 1 - March 31)	$23
2014 (April 1 - June 30)	23
2014 (July 1- September 30)	15
2014 (October 1 - December 31)	17
2015	60
2016	57
2017	53
2018	47
2019-2023	185
2024-2028	117
2029-2033	85
After 2033	97
Total (1)	$779
____________________

(1)	Excludes expected cash collections on FG VIEs of $10 million.

Scheduled Net Earned Premiums

As of December 31, 2013
(in millions)
2014 (January 1 - March 31)	$74
2014 (April 1 - June 30)	73
2014 (July 1- September 30)	71
2014 (October 1 - December 31)	68
Subtotal 2014	286
2015	252
2016	217
2017	191
2018	172
2019-2023	654
2024-2028	402
2029-2033	237
After 2033	227
Total present value basis(1)	2,638
Discount	128
Total future value	$2,766
____________________

(1)	Excludes scheduled net earned premiums on consolidated FG VIEs of $177 million.

Selected Information for Policies Paid in Installments

	As of December 31, 2013
	2013	2012
	(dollars in millions)
Premiums receivable, net of commission payable	$578	$653
Gross deferred premium revenue	1,278	1,562
Weighted-average risk-free rate used to discount premiums	3.6%	3.5%
Weighted-average period of premiums receivable (in years)	9.8	10.0

5.    Financial Guaranty Insurance Acquisition Costs

Accounting Policy

Policy acquisition costs that are directly related and essential to successful insurance contract acquisition are deferred for contracts accounted for as insurance. Amortization of deferred policy acquisition costs includes the accretion of discount on ceding commission income and expense. Acquisition costs associated with derivative contracts are not deferred.

Direct costs related to the acquisition of new and renewal contracts that result directly from and are essential to the contract transaction are capitalized. These costs include expenses such as ceding commissions and the cost of underwriting personnel. Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined rates and included in deferred acquisition costs ("DAC"), with a corresponding offset to net premiums receivable or reinsurance balances payable. Management uses its judgment in determining the type and amount of costs to be deferred. The Company conducts an annual study to determine which operating costs qualify for deferral. Costs incurred by the insurer for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs are charged to expense as incurred. DAC are amortized in proportion to net earned premiums. When an insured obligation is retired early, the remaining related DAC is expensed at that time.

Expected losses, which include loss adjustment expenses (“LAE”), investment income, and the remaining costs of servicing the insured or reinsured business, are considered in determining the recoverability of DAC.

 Rollforward of
Deferred Ceding Commissions,
Net of DAC(1)

	Year Ended December 31,
	2013	2012
	(in millions)
Beginning of period	$(110)	$(99)
Costs deferred during the period:
Commissions on assumed and ceded business	(13)	(29)
Premium taxes	3	3
Compensation and other acquisition costs	7	7
Total	(3)	(19)
Costs amortized during the period	27	8
End of period	$(86)	$(110)
____________________

(1)	The balances are included in other liabilities on the consolidated balance sheets.

6.    Expected Loss to be Paid

Accounting Policy

The insured portfolio includes policies accounted for under three separate accounting models depending on the characteristics of the contract and the Company's control rights. The Company has paid and expects to pay future losses on policies which fall under each of the three accounting models. The following provides a summarized description of the three accounting models, with references to additional information provided throughout this report. The three models are insurance, derivative and VIE consolidation.

In order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio, management compiles and analyzes loss information for all policies on a consistent basis. The Company monitors and assigns ratings and calculates expected losses in the same manner for all its exposures regardless of form or differing accounting models.

     The discussion of expected loss to be paid within this note encompasses all policies in the insured portfolio. Net expected loss to be paid in the tables below consists of the present value of future: expected claim and LAE payments, expected recoveries of excess spread in the transaction structures, cessions to reinsurers, and expected recoveries for breaches of representations and warranties ("R&W") and other loss mitigation strategies.

Accounting Models:

The following is a summary of each of the accounting models prescribed by GAAP with a reference to the notes that describe the accounting policies and required disclosures. This note provides information regarding expected claim payments to be made under all insured contracts.

Insurance Accounting

For contracts accounted for as financial guaranty insurance, loss and LAE reserve is recorded only to the extent and for the amount that expected losses to be paid exceed unearned premium reserve. As a result, the Company has expected loss to be paid that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income. Expected loss to be paid is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods. Expected loss to be expensed is important because it presents the Company's projection of incurred losses that will be recognized in future periods (excluding accretion of discount). See Note 7, Financial Guaranty Insurance Losses.

Derivative Accounting, at Fair Value

For contracts that do not meet the financial guaranty scope exception in the derivative accounting guidance (primarily due to the fact that the insured is not required to be exposed to the insured risk throughout the life of the contract), the Company records such credit derivative contracts at fair value on the consolidated balance sheet with changes in fair value recorded in the consolidated statement of operations. Expected loss to be paid is an important measure used by management to analyze the net economic loss on credit derivatives. The fair value recorded on the balance sheet represents an exit price in a hypothetical market because the Company does not trade its credit derivative contracts. The fair value is determined using significant Level 3 inputs in an internally developed model while the expected loss to be paid (which represents the net present value of expected cash outflows) uses methodologies and assumptions consistent with financial guaranty insurance expected losses to be paid. See Note 8, Fair Value Measurement and Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives.

VIE Consolidation, at Fair Value

For financial guaranty insurance contracts issued on the debt of variable interest entities over which the Company is deemed to be the primary beneficiary due to its control rights, as defined in accounting literature, the Company consolidates the FG VIE. The Company carries the assets and liabilities of the FG VIEs at fair value under the fair value option election. Management assesses the losses on the insured debt of the consolidated FG VIEs in the same manner as other financial guaranty insurance and credit derivative contracts. Expected loss to be paid for FG VIEs pursuant to AGC's and AGM's financial guaranty insurance policies is calculated in a manner consistent with the Company's other financial guaranty insurance contracts. See Note 10, Consolidation of Variable Interest Entities.

Expected Loss to be Paid

The expected loss to be paid is equal to the present value of expected future cash outflows for claim and LAE payments, net of inflows for expected salvage and subrogation (i.e. excess spread on the underlying collateral, and estimated and contractual recoveries for breaches of representations and warranties), using current risk-free rates. When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Net expected loss to be paid is defined as expected loss to be paid, net of amounts ceded to reinsurers.

The current risk-free rate is based on the remaining period of the contract used in the premium revenue recognition calculation (i.e., the contractual or expected period, as applicable). The Company updates the discount rate each quarter and records the effect of such changes in economic loss development. Expected cash outflows and inflows are probability weighted cash flows that reflect the likelihood of all possible outcomes. The Company estimates the expected cash outflows and inflows using management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities.

Economic Loss Development

Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

Expected loss to be paid and economic loss development include the effects of loss mitigation strategies such as negotiated and estimated recoveries for breaches of representations and warranties, and purchases of insured debt obligations. Additionally, in certain cases, issuers of insured obligations elected, or the Company and an issuer mutually agreed as part of a negotiation, to deliver the underlying collateral or insured obligation to the Company.

In circumstances where the Company has acquired its own insured obligations that have expected losses, either as part of loss mitigation strategy or via delivery of underlying collateral, expected loss to be paid is reduced by the proportionate share of the insured obligation that is held in the investment portfolio. The difference between the purchase price of the obligation and the fair value excluding the value of the Company's insurance, is treated as a paid loss for both purchased bonds and delivered collateral or insured obligations. Assets that are purchased or put to the Company are recorded in the investment portfolio, at fair value, excluding the value of the Company's insurance. See Note 11, Investments and Cash and Note 8, Fair Value Measurement.

Loss Estimation Process

The Company’s loss reserve committees estimate expected loss to be paid for all contracts. Surveillance personnel present analyses related to potential losses to the Company’s loss reserve committees for consideration in estimating the expected loss to be paid. Such analyses include the consideration of various scenarios with potential probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company’s loss reserve committees review and refresh the estimate of expected loss to be paid each quarter. The Company’s estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction due to the potential for significant variability in credit performance as a result of economic, fiscal and financial market variability over the long duration of most contracts. The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management.

The following table presents a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance, credit derivatives or FG VIEs, by sector, after the benefit for net expected recoveries for contractual breaches of R&W. The Company used weighted average risk-free rates for U.S. dollar denominated obligations, which ranged from 0.0% to 4.44% as of December 31, 2013 and 0.0% to 3.28% as of December 31, 2012.

Net Expected Loss to be Paid,
Before Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2013

	Net Expected Loss to be Paid as of December 31, 2012(2)	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of December 31, 2013(2)
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$281	$19	$(39)	$261
Option ARM	339	56	(301)	94
Subprime	269	85	(15)	339
Total first lien	889	160	(355)	694
Second lien:
Closed-end second lien	66	(1)	(3)	62
HELOCs	(3)	19	(79)	(63)
Total second lien	63	18	(82)	(1)
Total U.S. RMBS	952	178	(437)	693
Other structured finance	28	—	(1)	27
U.S. public finance	(58)	89	30	61
Non-U.S. public finance	38	11	(7)	42
Total	$960	$278	$(415)	$823

Net Expected Loss to be Paid,
Before Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2012

	Net Expected Loss to be Paid as of December 31, 2011	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of December 31, 2012(2)
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$274	$43	$(36)	$281
Option ARM	754	92	(507)	339
Subprime	256	44	(31)	269
Total first lien	1,284	179	(574)	889
Second lien:
Closed-end second lien	86	(8)	(12)	66
HELOCs	76	61	(140)	(3)
Total second lien	162	53	(152)	63
Total U.S. RMBS	1,446	232	(726)	952
Other structured finance	62	(37)	3	28
U.S. public finance	(35)	15	(38)	(58)
Non-U.S. public finance	38	195	(195)	38
Total	$1,511	$405	$(956)	$960
____________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets.

(2)
Includes expected LAE to be paid for mitigating claim liabilities of $15 million as of December 31, 2013 and $19 million as of December 31, 2012. The Company paid $35 million and $30 million in LAE for the years ended December 31, 2013 and 2012, respectively.

Net Expected Recoveries from
Breaches of R&W Rollforward
Year Ended December 31, 2013

	Future Net R&W Benefit as of December 31, 2012	R&W Development and Accretion of Discount During 2013	R&W Recovered During 2013(1)	Future Net R&W Benefit as of December 31, 2013(2)
	(in millions)
Alt-A first lien	$132	$66	(120)	$78
Option ARM	481	173	(556)	98
Subprime	107	10	—	117
Closed-end second lien	115	(9)	(24)	82
HELOC	125	68	(148)	45
Total	$960	$308	$(848)	$420

Net Expected Recoveries from
Breaches of R&W Rollforward
Year Ended December 31, 2012

	Future Net R&W Benefit at December 31, 2011	R&W Development and Accretion of Discount During 2012	R&W Recovered During 2012(1)	Future Net R&W Benefit at December 31, 2012
	(in millions)
Alt-A first lien	$181	$19	(68)	$132
Option ARM	619	78	(216)	481
Subprime	101	6	—	107
Closed-end second lien	118	3	(6)	115
HELOC	151	35	(61)	125
Total	$1,170	$141	$(351)	$960
____________________

(1)	Gross amounts recovered are $884 million and $383 million for year ended December 31, 2013 and 2012, respectively.

(2)	Includes excess spread that the Company will receive as salvage as a result of a settlement agreement with a R&W provider.

Net Expected Loss to be Paid,
After Net Expected Recoveries for Breaches of R&W
Roll Forward
Year Ended December 31, 2013

	Net Expected Loss to be Paid as of December 31, 2012	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of December 31, 2013
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$149	$(47)	$81	$183
Option ARM	(142)	(117)	255	(4)
Subprime	162	75	(15)	222
Total first lien	169	(89)	321	401
Second lien:
Closed-end second lien	(49)	8	21	(20)
HELOCs	(128)	(49)	69	(108)
Total second lien	(177)	(41)	90	(128)
Total U.S. RMBS	(8)	(130)	411	273
Other structured finance	28	—	(1)	27
U.S. public finance	(58)	89	30	61
Non-U.S. public finance	38	11	(7)	42
Total	$0	$(30)	$433	$403

Net Expected Loss to be Paid,
After Net Expected Recoveries for Breaches of R&W
Roll Forward
Year Ended December 31, 2012

	Net Expected Loss to be Paid as of December 31, 2011	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of December 31, 2012
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$93	$24	$32	$149
Option ARM	135	14	(291)	(142)
Subprime	155	38	(31)	162
Total first lien	383	76	(290)	169
Second lien:
Closed-end second lien	(32)	(11)	(6)	(49)
HELOCs	(75)	26	(79)	(128)
Total second lien	(107)	15	(85)	(177)
Total U.S. RMBS	276	91	(375)	(8)
Other structured finance	62	(37)	3	28
U.S. public finance	(35)	15	(38)	(58)
Non-U.S. public finance	38	195	(195)	38
Total	$341	$264	$(605)	$0
____________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets.

The following tables present the present value of net expected loss to be paid for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Expected Loss to be Paid
By Accounting Model
As of December 31, 2013

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives	Total
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$164	$19	$—	$183
Option ARM	(3)	(1)	—	(4)
Subprime	141	81	—	222
Total first lien	302	99	—	401
Second lien:
Closed-end second lien	(36)	18	(2)	(20)
HELOCs	(33)	(75)	—	(108)
Total second lien	(69)	(57)	(2)	(128)
Total U.S. RMBS	233	42	(2)	273
Other structured finance	22	—	5	27
U.S. public finance	61	—	—	61
Non-U.S. public finance	42	—	—	42
Total	$358	$42	$3	$403

Net Expected Loss to be Paid
By Accounting Model
As of December 31, 2012

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives	Total
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$131	$18	$—	$149
Option ARM	(106)	(36)	—	(142)
Subprime	112	50	—	162
Total first lien	137	32	—	169
Second lien:
Closed-end second lien	(62)	23	(10)	(49)
HELOCs	39	(167)	—	(128)
Total second lien	(23)	(144)	(10)	(177)
Total U.S. RMBS	114	(112)	(10)	(8)
Other structured finance	23	—	5	28
U.S. public finance	(58)	—	—	(58)
Non-U.S. public finance	38	—	—	38
Total	$117	$(112)	$(5)	$0
___________________

(1)	Refer to Note 10, Consolidation of Variable Interest Entities.

The following tables present the net economic loss development for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Economic Loss Development
By Accounting Model
Year Ended December 31, 2013

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$(49)	$2	$—	$(47)
Option ARM	(79)	(37)	(1)	(117)
Subprime	43	33	(1)	75
Total first lien	(85)	(2)	(2)	(89)
Second lien:
Closed-end second lien	3	(5)	10	8
HELOCs	(22)	(27)	—	(49)
Total second lien	(19)	(32)	10	(41)
Total U.S. RMBS	(104)	(34)	8	(130)
Other structured finance	(1)	—	1	—
U.S. public finance	89	—	—	89
Non-U.S. public finance	11	—	—	11
Total	$(5)	$(34)	$9	$(30)

Net Economic Loss Development
By Accounting Model
Year Ended December 31, 2012

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$25	$(1)	$0	$24
Option ARM	13	1	0	14
Subprime	29	9	—	38
Total first lien	67	9	—	76
Second lien:
Closed-end second lien	(3)	(8)	—	(11)
HELOCs	7	19	—	26
Total second lien	4	11	—	15
Total U.S. RMBS	71	20	—	91
Other structured finance	(23)	—	(14)	(37)
U.S. public finance	(9)	—	24	15
Non-U.S. public finance	220	—	(25)	195
Total	$259	$20	$(15)	$264
___________________
(1)    Refer to Note 10, Consolidation of Variable Interest Entities.

(2)    Refer to Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates. For transactions where the Company projects it will receive recoveries from providers of R&W, it projects the amount of recoveries and either establishes a recovery for claims already paid or reduces its projected claim payments accordingly.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates ("CDR"), then projecting how the conditional default rates will develop over time. Loans that are defaulted pursuant to the conditional default rate after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A conditional default rate is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or “collateral pool balance”). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector based on its experience to date. Further detail regarding the assumptions and variables the Company used to project collateral losses in its U.S. RMBS portfolio may be found below in the sections “U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM and Subprime” and “U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien”

The Company is in the process of enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates a credit from the RMBS issuer for such recoveries where the R&W were provided by an entity the Company believes to be financially viable and where the Company already has access or believes it will attain access to the underlying mortgage loan files. Where the Company has an agreement with an R&W provider (e.g., the Bank of America Agreement, the Deutsche Bank Agreement or the UBS Agreement) or where it is in advanced discussions on a potential agreement, that credit is based on the agreement or potential agreement. Where the Company does not have an agreement with the R&W provider but the Company believes the R&W provider to be economically viable, the Company estimates what portion of its past and projected future claims it believes will be reimbursed by that provider. Further detail regarding how the Company calculates these credits may be found under “Breaches of Representations and Warranties” below.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for (a) the collateral losses it projects as described above, (b) assumed voluntary prepayments and (c) servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. As noted above, the Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The ultimate performance of the Company’s RMBS transactions remains highly uncertain, may differ from the Company's projections and may be subject to considerable volatility due to the influence of many factors, including the level and timing of loan defaults, changes in housing prices, results from the Company’s loss mitigation activities and other variables. The Company will continue to monitor the performance of its RMBS exposures and will adjust its RMBS loss projection assumptions and scenarios based on actual performance and management’s view of future performance.

Year-End 2013 Compared to Year-End 2012 U.S. RMBS Loss Projections

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each quarter the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the quarter of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and, for first liens, loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as whether those changes are normal fluctuations or part of a trend. Based on such observations the Company chose to use the same general methodology (with the refinements described below) to project RMBS losses as of December 31, 2013 as it used as of December 31, 2012. The Company's use of the same general approach to project RMBS losses as of December 31, 2013 as it used as of December 31, 2012 was consistent with its view at December 31, 2013 that the housing and mortgage market recovery was occurring at a slower pace than it anticipated at December 31, 2012.

The Company refined its first lien RMBS loss projection methodology as of December 31, 2013 to model explicitly the behavior of borrowers with loans that had been modified. The Company has observed that mortgage loan servicers were modifying more mortgage loans (reducing or forbearing from collecting interest or principal or both due on mortgage loans) to reduce the borrowers’ monthly payments and so improve their payment performance than was the case before the mortgage crisis. Borrowers who are current based on their new, reduced monthly payments are generally reported as current, but are more likely to default than borrowers who are current and whose loans have not been modified. The Company believes modified loans are most likely to default again during the first year after modification. The Company set its liquidation rate assumptions as of December 31, 2012 based on observed roll rates and with modification activity in mind. As of December 31, 2013 the

Company made a number of refinements to its first lien RMBS loss projection assumptions to treat loan modifications explicitly. Specifically, in the base case approach, it:

•	established a liquidation rate assumption for loans reported as current but that had been reported as modified in the previous 12 months,

•	assumed that currently delinquent loans that did not roll to liquidation would behave like modified loans, and so applied the modified loan liquidation rate to them,

•
increased from two to three years the period over which it calculates the initial CDR based on assumed liquidations of non-performing loans and modified loans, to account for the longer period modified loans will take to default,

•
increased the period it assumes the transactions will experience the initial loss severity assumption before it improves and the period during which the transaction will experience low voluntary prepayment rates,

•	established an assumption for servicers not to advance loan payments on all delinquent loans

The methodology and revised assumptions the Company uses to project first lien RMBS losses and the scenarios it employs are described in more detail below under " - U.S. First Lien RMBS Loss Projections: Alt A First Lien, Option ARM and Subprime". The refinement in assumptions described above resulted in a reduction of the initial CDRs but the application of the initial CDRs for a longer period, which generally resulted in a higher amount of loans being liquidated at the initial CDR under the refined assumptions than under the initial CDR under the previous assumptions. The Company estimated the impact of all of the refinements to its assumptions described above to be an increase of expected losses of approximately $2 million (before adjustments for settlements or loss mitigation purchases) by running on the first lien RMBS portfolio as of December 31, 2013 base case assumptions similar to what it used as of December 31, 2012 and comparing those results to those results from the refined assumptions.

During 2013 the Company observed improvements in the performance of its second lien RMBS transactions that, when viewed in the context of their performance prior to 2013, suggested those transactions were beginning to respond to the improvements in the residential property market and economy being widely reported by market observers. Based on such observations, in projecting losses for second lien RMBS the Company chose to decrease by two months in its base scenario and by three months in its optimistic scenario the period it assumed it would take the mortgage market to recover as compared to December 31, 2012. Also during 2013 the Company observed material improvements in the delinquency measures of certain second lien RMBS for which the servicing had been transferred, and made certain adjustments on just those transactions to reflect its view that much of this improvement was due to loan modifications and reinstatements made by the new servicer and that such recently modified and reinstated loans may have a higher likelihood of defaulting again. The methodology and assumptions the Company uses to project second lien RMBS losses and the scenarios it employs are described in more detail below under " - U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien".

The Company observed some improvement in delinquency trends in most of its RMBS transactions during 2013, with some of that improvement in second liens driven by servicing transfers it effectuated. Such improvement is naturally transmitted to its projections for each individual RMBS transaction, since the projections are based on the delinquency performance of the loans in that individual transaction.

Year-End 2012 Compared to Year-End 2011 U.S. RMBS Loss Projections

Based on the Company’s observation during 2012 of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and, for first liens, loss severity) as well as the residential property market and economy in general, the Company chose to use essentially the same assumptions and scenarios to project RMBS loss as of December 31, 2012 as it used as of December 31, 2011, except that as compared to December 31, 2011:

•	in its most optimistic scenario, it reduced by three months the period it assumed it would take the mortgage market to recover; and

•	in its most pessimistic scenario, it increased by three months the period it assumed it would take the mortgage market to recover.

The Company's use of essentially the same assumptions and scenarios to project RMBS losses as of December 31, 2012 as at December 31, 2011 was consistent with its view at December 31, 2012 that the housing and mortgage market recovery was occurring at a slower pace than it anticipated at December 31, 2011. The Company's changes during 2012 to the period it would take the mortgage market to recover in its most optimistic scenario and its most pessimistic scenario allowed it to consider a wider range of possibilities for the speed of the recovery. Since the Company's projections for each RMBS transaction are based on the delinquency performance of the loans in that individual RMBS transaction, improvement or deterioration in that aspect of a transaction's performance impacts the projections for that transaction. The methodology and assumptions the Company uses to project RMBS losses and the scenarios it employs are described in more detail below under " - U.S. First Lien RMBS Loss Projections: Alt A First Lien, Option ARM and Subprime" and "- U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien."

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM and Subprime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that have been modified in the previous 12 months or are delinquent or in foreclosure or that have been foreclosed and so the RMBS issuer owns the underlying real estate). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The liquidation rate is a standard industry measure that is used to estimate the number of loans in a given non-performing category that will default within a specified time period. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. As described above under “ - Year-End 2013 Compared to Year-End 2012 U.S. RMBS Loss Projections”, the Company refined its methodology as of December 31, 2013 to establishing liquidation rates to explicitly consider loans modifications and revised the period over which it projects these liquidations to occur from two to three years. Based on its review of that data, the Company made the changes described in the following table as of December 31, 2013 and maintained the same liquidation assumptions at December 31, 2012 and December 31, 2011. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	December 31, 2013	December 31, 2012
Current Loans Modified in Previous 12 Months
Alt-A	35%	N/A
Option ARM	35	N/A
Subprime	35	N/A
30 - 59 Days Delinquent
Alt-A	50	35
Option ARM	50	50
Subprime	45	30
60 - 89 Days Delinquent
Alt-A	60	55
Option ARM	65	65
Subprime	50	45
90 + Days Delinquent
Alt-A	75	65
Option ARM	70	75
Subprime	60	60
Bankruptcy
Alt-A	60	55
Option ARM	60	70
Subprime	55	50
Foreclosure
Alt-A	85	85
Option ARM	80	85
Subprime	70	80
Real Estate Owned
All	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans, it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months (up from 24 months as of December 31, 2012), would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans. The refinement in assumptions described above under “ - Year-End 2013 Compared to Year-End 2012 U.S. RMBS Loss Projections” resulted in a reduction of the initial CDRs but the application of the initial CDRs for a longer period generally resulted in a higher amount of loans being liquidated at the initial CDR under the December 31, 2013 assumptions than under the initial CDR under the December 31, 2012 assumptions.

In the base case, after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historic high levels, and the Company is assuming in the base case that these high levels generally will continue for another 18 months (up from a twelve months as of December 31, 2012), except that in the case of subprime loans, the Company assumes the unprecedented 90% loss severity rate will continue for another nine months (up from six months as of December 31, 2012) then drop to 80% for nine more months (up from six months as of December 31, 2012), in each case before following the ramp described below. The Company determines its initial loss severity based on actual recent experience. The Company’s initial loss severity assumptions for December 31, 2013 were the same as it used for December 31, 2012 and December 31, 2011. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years (up from two years as of December 31, 2012).

The following table shows the range of key assumptions used in the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS(1)

	As of December 31, 2013	As of December 31, 2012
Alt-A First Lien
Plateau CDR	5.1% - 18.4%	6.8% - 23.2%
Intermediate CDR	1.0% - 3.7%	1.4% - 4.6%
Period until intermediate CDR	48 months	36 months
Final CDR	0.3% - 0.9%	0.3% - 1.2%
Initial loss severity	65%	65%
Initial conditional prepayment rate ("CPR")	0.0% - 18.4%	0.0% - 14.3%
Final CPR	15%	15%
Option ARM
Plateau CDR	4.9% - 16.8%	7.0% - 26.1%
Intermediate CDR	1.0% - 3.4%	1.4% - 5.2%
Period until intermediate CDR	48 months	36 months
Final CDR	0.2% - 0.8%	0.4% - 1.3%
Initial loss severity	65%	65%
Initial CPR	1.2% - 10.4%	0.4% - 3.8%
Final CPR	15%	15%
Subprime
Plateau CDR	7.2% - 16.2%	7.3% - 21.2%
Intermediate CDR	1.4% - 3.2%	1.5% - 4.2%
Period until intermediate CDR	48 months	36 months
Final CDR	0.4% - 0.8%	0.5% - 1.3%
Initial loss severity	90%	90%
Initial CPR	0.0% - 8.0%	0.0% - 9.2%
Final CPR	15%	15%
____________________
(1)                                Represents variables for most heavily weighted scenario (the “base case”).

 The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary CPR follows a similar pattern to that of the conditional default rate. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant. These assumptions are the same as those the Company used for December 31, 2012 and December 31, 2011 except that, as of December 31, 2013 the period of initial CDRs were assumed to last 12 months longer than they were assumed to last as of December 31, 2012 and 2011, so the initial CPR is also held constant 12 months longer as of December 31, 2013 than it was as of December 31, 2012 or 2011.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the initial conditional default rate. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios (including its base case) as of December 31, 2013, using the same number of scenarios and weightings as it used as of December 31, 2012 and 2011. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of December 31, 2013 as it used as of December 31, 2012 and 2011, increasing and decreasing the periods of stress from those used in the base case, except that all of the stress periods were longer as of December 31, 2013 than they were as of December 31, 2012 and 2011. In a somewhat more stressful environment than that of the base case, where the conditional default rate plateau was extended six months (to be 42 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over 4.5 rather than 2.5 years (and subprime loss severities were assumed to recover only to 60%), expected loss to be paid would increase from current projections by approximately $14 million for Alt-A first liens, $7 million for Option ARM and $69 million for subprime transactions. In an even more stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the conditional default rate was assumed to occur over 15 months and other assumptions were the same as the other stress scenario, expected loss to be paid would increase from current projections by approximately $38 million for Alt-A first liens, $15 million for Option ARM and $101 million for subprime transactions. The Company also considered two scenarios where the recovery was faster than in its base case. In a scenario with a somewhat less stressful environment than the base case, where conditional default rate recovery was somewhat less gradual and the initial subprime loss severity rate was assumed to be 80% for 18 months and was assumed to recover to 40% over 2.5 years, expected loss to be paid would increase from current projections by approximately $2 million for Alt-A first lien and would decrease by $9 million for Option ARM and $21 million for subprime transactions. In an even less stressful scenario where the conditional default rate plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, (including an initial ramp-down of the conditional default rate over nine months rather than 12 months, expected loss to be paid would decrease from current projections by approximately $11 million for Alt-A first lien, $20 million for Option ARM and $64 million for subprime transactions.

U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien

The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as CPR of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity. These variables are interrelated, difficult to predict and subject to considerable volatility. If actual experience differs from the Company’s assumptions, the losses incurred could be materially different from the estimate. The Company continues to update its evaluation of these exposures as new information becomes available.

The following table shows the range of key assumptions for the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 second lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS(1)

HELOC key assumptions	As of December 31, 2013	As of December 31, 2012
Plateau CDR	2.3% - 7.7%	3.8% - 15.9%
Final CDR trended down to	0.4% - 3.2%	0.4% - 3.2%
Period until final CDR	34 months	36 months
Initial CPR	2.7% - 17.9%	2.9% - 14.6%
Final CPR	10%	10%
Loss severity	98%	98%

Closed-end second lien key assumptions	As of December 31, 2013	As of December 31, 2012
Plateau CDR	7.5% - 15.1%	10.6% - 20.7%
Final CDR trended down to	3.5% - 8.6%	3.5% - 8.6%
Period until final CDR	34 months	36 months
Initial CPR	3.1% - 9.4%	2.3% - 5.0%
Final CPR	10%	10%
Loss severity	98%	98%
____________________

(1)	Represents variables for most heavily weighted scenario (the “base case”).

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates (the percent of loans in a given delinquency status that are assumed to ultimately default) from selected representative transactions and then applying an average of the preceding twelve months’ liquidation rates to the amount of loans in the delinquency categories. The amount of loans projected to default in the first through fifth months is expressed as a CDR. The first four months’ CDR is calculated by applying the liquidation rates to the current period past due balances (i.e., the 150-179 day balance is liquidated in the first projected month, the 120-149 day balance is liquidated in the second projected month, the 90-119 day balance is liquidated in the third projected month and the 60-89 day balance is liquidated in the fourth projected month). For the fifth month the CDR is calculated using the average 30-59 day past due balances for the prior three months, adjusted as necessary to reflect one time service events. The fifth month CDR is then used as the basis for the plateau period that follows the embedded five months of losses. During 2013 the Company observed material improvements in the delinquency measures of certain second lien RMBS for which the servicing had been transferred, and determined that much of this improvement was due to loan modifications and reinstatements made by the new servicer. To reflect the possibility that such recently modified and reinstated loans may have a higher likelihood of defaulting again, for such transactions the Company treated as severely delinquent a portion of the loans that are current or less than 150 days delinquent and that it identified as having been recently modified or reinstated. Even with that adjustment, the improvement in delinquency measures for those transactions resulted in a lower initial CDR for those transactions than the initial CDR calculated as of December 31, 2012.

As of December 31, 2013, for the base case scenario, the CDR (the “plateau CDR”) was held constant for one month. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting. In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising five months of delinquent data, a one month plateau period and 28 months of decrease to the steady state CDR. This is two months shorter than used for December 31, 2012 and 2011. When a second lien loan defaults, there is generally a very low recovery. Based on current expectations of future performance, the Company assumes that it will only recover 2% of the collateral, the same as December 31, 2012 and December 31, 2011.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, the current CPR (based on experience of the most recent three quarters) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant. The final CPR is assumed to be 10% for both HELOC and closed-end second lien transactions. This level is much higher than current rates for most transactions, but lower than the historical average, which reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. This pattern is consistent with how the Company modeled the CPR at December 31, 2012 and December 31, 2011. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices, the loss severity, and HELOC draw rates (the amount of new advances provided on existing HELOCs expressed as a percentage of current outstanding advances). These variables have been relatively stable over the past several quarters and in the relevant ranges have less impact on the projection results than the variables discussed above.

In estimating expected losses, the Company modeled and probability weighted three possible CDR curves applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist is the primary driver behind the likely amount of losses the collateral will suffer (before considering the effects of repurchases of ineligible loans). The Company continues to evaluate the assumptions affecting its modeling results.

As of December 31, 2013, the Company’s base case assumed a one month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults and weighted them the same as of December 31, 2012. and 2011. Increasing the CDR plateau to four months and increasing the ramp-down by five months to 33-months (for a total stress period of 42 months) would increase the expected loss by approximately $20 million for HELOC transactions and $1 million for closed-end second lien transactions. On the other hand, keeping the CDR plateau at one month but decreasing the length of the CDR ramp-down to 18 months (for a total stress period of 24 months) would decrease the expected loss by approximately $18 million for HELOC transactions and $1 million for closed-end second lien transactions.

Breaches of Representations and Warranties

Generally, when mortgage loans are transferred into a securitization, the loan originator(s) and/or sponsor(s) provide R&W that the loans meet certain characteristics, and a breach of such R&W often requires that the loan be repurchased from the securitization. In many of the transactions the Company insures, it is in a position to enforce these R&W provisions. Soon after the Company observed the deterioration in the performance of its insured RMBS following the deterioration of the residential mortgage and property markets, the Company began using internal resources as well as third party forensic underwriting firms and legal firms to pursue breaches of R&W on a loan-by-loan basis. Where a provider of R&W refused to honor its repurchase obligations, the Company sometimes chose to initiate litigation. See “Recovery Litigation” below. The Company's success in pursuing these strategies permitted the Company to enter into agreements with R&W providers under which those providers made payments to the Company, agreed to make payments to the Company in the future, and / or repurchased loans from the transactions, all in return for releases of related liability by the Company. Such agreements provide the Company with many of the benefits of pursuing the R&W claims on a loan by loan basis or through litigation, but without the related expense and uncertainty. The Company continues to pursue these strategies against R&W providers with which it does not yet have agreements.

Using these strategies, through December 31, 2013 the Company has caused entities providing R&Ws to pay or agree to pay approximately $2,886 million (gross of reinsurance) in respect of their R&W liabilities for transactions in which the Company has provided insurance.

(in millions)
Agreement amounts already received	$2,185
Agreement amounts projected to be received in the future	305
Repurchase amounts paid into the relevant RMBS prior to settlement (1)	396
Total R&W payments, gross of reinsurance	$2,886
____________________

(1)
These amounts were paid into the relevant RMBS transactions (rather than to the Company as in most settlements) and distributed in accordance with the priority of payments set out in the relevant transaction documents. Because the Company may insure only a portion of the capital structure of a transaction, such payments will not necessarily directly benefit the Company dollar-for-dollar, especially in first lien transactions.

Based on this success, the Company has included in its net expected loss estimates as of December 31, 2013 an estimated net benefit related to breaches of R&W of $420 million, which includes $290 million from agreements with R&W providers and $130 million in transactions where the Company does not yet have such an agreement, all net of reinsurance.

Representations and Warranties Agreements (1)

	Agreement Date	Current Net Par Covered	Receipts to December 31, 2013 (net of reinsurance)	Estimated Future Receipts (net of reinsurance)	Eligible Assets Held in Trust (gross of reinsurance)
	(in millions)
Bank of America - First Lien	April 2011	$673	$437	$124	$492	(2)
Bank of America - Second Lien	April 2011	965	744	N/A	N/A
Deutsche Bank	May 2012	461	89	61	78	(3)
UBS	May 2013	570	394	58	174	(4)
Others	Various	873	322	47	—
Total		$3,542	$1,986	$290	$744
____________________

(1)
This table relates only to past and projected future recoveries under R&W and related agreements. Excluded is the $130 million of future net recoveries the Company projects receiving from R&W counterparties in transactions with $649 million of net par outstanding as of December 31, 2013 not covered by current agreements.

(2)
Of the $492 million in trust, $236 million collateralizes Bank of America's reimbursement obligations in respect of AGM-insured transactions, and $256 million is available to either AGM or AGC, as required.

(3)
Of the $78 million in trust, $63 million collateralizes Deutsche Bank's reimbursement obligations in respect of AGM-insured transactions, and $15 million is available to either AGM or AGC, as required.

(4)	The entire $174 million in trust collateralizes UBS' reimbursement obligations in respect of AGM-insured transactions.

The Company's agreements with the counterparties specifically named in the table above required an initial payment to the Company to reimburse it for past claims as well as an obligation to reimburse it for a portion of future claims. The named counterparties placed eligible assets in trust to collateralize their future reimbursement obligations, and the amount of collateral they are required to post may be increased or decreased from time to time as determined by rating agency requirements. Reimbursement payments under these agreements are made either monthly or quarterly and have been made timely. With respect to the reimbursement for future claims:

•
Bank of America. Under Assured Guaranty's agreement with Bank of America Corporation and certain of its subsidiaries (“Bank of America”), Bank of America agreed to reimburse Assured Guaranty for 80% of claims on the first lien transactions covered by the agreement that Assured Guaranty pays in the future, until the aggregate lifetime collateral losses (not insurance losses or claims) on those transactions reach $6.6 billion. As of December 31, 2013, aggregate lifetime collateral losses on those transactions was $3.8 billion ($3.5 billion for AGM and $0.3 billion for AGC), and Assured Guaranty was projecting in its base case that such collateral losses would eventually reach $5.1 billion ($4.7 billion for AGM and $0.4 billion for AGC).

•
Deutsche Bank. Under Assured Guaranty's agreement with Deutsche Bank AG and certain of its affiliates (collectively, “Deutsche Bank”), Deutsche Bank agreed to reimburse Assured Guaranty for certain claims it pays in the future on eight first and second lien transactions, including 80% of claims it pays on those transactions until the aggregate lifetime claims (before reimbursement) reach $319 million. As of December 31, 2013, Assured Guaranty was projecting in its base case that such aggregate lifetime claims would remain below $319 million. In the event aggregate lifetime claims paid exceed $389 million, Deutsche Bank must reimburse Assured Guaranty for 85% of such claims paid (in excess of $389 million) until such claims paid reach $600 million.

•
UBS. On May 6, 2013, Assured Guaranty entered into an agreement with UBS Real Estate Securities Inc. and affiliates ("UBS") and a third party resolving Assured Guaranty’s claims and liabilities related to specified RMBS transactions that were issued, underwritten or sponsored by UBS and insured by AGM or AGC under financial guaranty insurance policies. Under the agreement, UBS agreed to reimburse AGM for 85% of future losses on three first lien RMBS transactions.

•
Flagstar. On June 21, 2013, AGM entered into a settlement agreement with Flagstar Bank in connection with its litigation for breach of contract against Flagstar on the Flagstar Home Equity Loan Trust, Series 2005-1 and Series

2006-2 second lien transactions. The agreement followed judgments by the court in February and April 2013 in favor of AGM, which Flagstar had planned to appeal. As part of the settlement, AGM received a cash payment of $105 million and Flagstar withdrew its appeal. Flagstar also will reimburse AGM in full for all future claims on AGM’s financial guaranty insurance policies for such transactions. This settlement resolved all RMBS claims that AGM had asserted against Flagstar and each party agreed to release the other from any and all other future RMBS-related claims between them.

The Company calculated an expected recovery of $130 million from breaches of R&W in transactions not covered by agreements with $649 million of net par outstanding as of December 31, 2013. The Company did not incorporate any gain contingencies from potential litigation in its estimated repurchases. The amount the Company will ultimately recover related to such contractual R&W is uncertain and subject to a number of factors including the counterparty’s ability to pay, the number and loss amount of loans determined to have breached R&W and, potentially, negotiated settlements or litigation recoveries. As such, the Company’s estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates. In arriving at the expected recovery from breaches of R&W not already covered by agreements, the Company considered the creditworthiness of the provider of the R&W, the number of breaches found on defaulted loans, the success rate in resolving these breaches across those transactions where material repurchases have been made and the potential amount of time until the recovery is realized. The calculation of expected recovery from breaches of such contractual R&W involved a variety of scenarios which ranged from the Company recovering substantially all of the losses it incurred due to violations of R&W to the Company realizing limited recoveries. These scenarios were probability weighted in order to determine the recovery incorporated into the Company’s estimate of expected losses. This approach was used for both loans that had already defaulted and those assumed to default in the future. The Company adjusts the calculation of its expected recovery from breaches of R&W based on changing facts and circumstances with respect to each counterparty and transaction.

The Company uses the same RMBS projection scenarios and weightings to project its future R&W benefit as it uses to project RMBS losses on its portfolio. To the extent the Company increases its loss projections, the R&W benefit (whether pursuant to an R&W agreement or not) generally will also increase, subject to the agreement limits and thresholds described above. Similarly, to the extent the Company decreases its loss projections, the R&W benefit (whether pursuant to an R&W agreement or not) generally will also decrease, subject to the agreement limits and thresholds described above.

The Company accounts for the loss sharing obligations under the R&W agreements on financial guaranty insurance contracts as subrogation, offsetting the losses it projects by an R&W benefit from the relevant party for the applicable portion of the projected loss amount. Proceeds projected to be reimbursed to the Company on transactions where the Company has already paid claims are viewed as a recovery on paid losses. For transactions where the Company has not already paid claims, projected recoveries reduce projected loss estimates. In either case, projected recoveries have no effect on the amount of the Company's exposure. See Notes 7, Fair Value Measurement and 9, Consolidation of Variable Interest Entities.

U.S. RMBS Risks with R&W Benefit

	Number of Risks(1) as of		Debt Service as of
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
	(dollars in millions)
Alt-A first lien	8	10	$612	$1,091
Option ARM	6	7	273	666
Subprime	5	5	985	975
Closed-end second lien	1	2	65	145
HELOC(2)	4	6	318	521
Total	24	30	$2,253	$3,398
____________________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments. This table shows the full future Debt Service (not just the amount of Debt Service expected to be reimbursed) for risks with projected future R&W benefit, whether pursuant to an agreement or not.

The following table provides a breakdown of the development and accretion amount in the roll forward of estimated recoveries associated with alleged breaches of R&W.

Components of R&W Development

	Year Ended December 31,
	2013	2012
	(in millions)
Inclusion (removal) of deals with breaches of R&W during period	$6	$2
Change in recovery assumptions as the result of additional file review and recovery success	(5)	(10)
Estimated increase (decrease) in defaults that will result in additional (lower) breaches	49	63
Results of settlements	247	79
Accretion of discount on balance	11	7
Total	$308	$141

The Company assumes that recoveries on second lien transactions that were not subject to the settlement agreements will occur in two to four years from the balance sheet date depending on the scenarios and that recoveries on transactions backed by Alt-A first lien, Option ARM and Subprime loans will occur as claims are paid over the life of the transactions.

Selected U.S. Public Finance Transactions

The Company insures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $2.5 billion net par. The Company rates $2.1 billion net par of that amount BIG. Although recent announcements and actions by the current Governor and his administration indicate officials of the Commonwealth are focused on measures that are intended to help Puerto Rico operate within its financial resources and maintain its access to the capital markets, Puerto Rico faces significant challenges, including high debt levels, a declining population and an economy that has been in recession since 2006. Puerto Rico has been operating with a structural budget deficit in recent years, and its two largest pension funds are significantly underfunded. In January 2014, AGM downgraded most of its insured Puerto Rico credits to below investment grade, reflecting the economic and financial challenges facing the Commonwealth and due to concerns that the rating agencies would downgrade Puerto Rico and limit its access to credit. Subsequently, in February 2014, S&P, Moody's and Fitch Ratings downgraded much of the debt of Puerto Rico and its related authorities and public corporations to below investment grade, citing various factors including limited liquidity and market access risk. The Commonwealth has not defaulted on any of its debt. Neither Puerto Rico nor its related authorities and public corporations are eligible debtors under Chapter 9 of the U.S. Bankruptcy Code. Information regarding the Company's exposure general obligations of Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations, please refer "Puerto Rico Exposure" in Note 3, Outstanding Exposure.

Many U.S. municipalities and related entities continue to be under increased pressure, and a few have filed for protection under the U.S. Bankruptcy Code, entered into state processes designed to help municipalities in fiscal distress or otherwise indicated they may consider not meeting their obligations to make timely payments on their debts. Given some of these developments, and the circumstances surrounding each instance, the ultimate outcome cannot be certain and may lead to an increase in defaults on some of the Company's insured public finance obligations. The Company will continue to analyze developments in each of these matters closely. The municipalities whose obligations the Company has insured that have filed for protection under Chapter 9 of the U.S Bankruptcy Code are: Detroit, Michigan; Jefferson County, Alabama; and Stockton, California. The City Council of Harrisburg, Pennsylvania had also filed a purported bankruptcy petition, which was later dismissed by the bankruptcy court; a receiver for the City of Harrisburg was appointed by the Commonwealth Court of Pennsylvania on December 2, 2011.

The Company has net par exposure to the City of Detroit, Michigan of $1.5 billion as of December 31, 2013. On July 18, 2013, the City of Detroit filed for bankruptcy under Chapter 9 of the U.S. Bankruptcy Code. Most of the Company's net par exposure relates to $701 million of sewer revenue bonds and $729 million of water revenue bonds, both of which the Company rates BBB. Both the sewer and water systems provide services to areas that extend beyond the city limits, and the bonds are secured by a lien on "special revenues". The Company also has net par exposure of $49 million to the City's general obligation bonds (which are secured by a pledge of the unlimited tax, full faith, credit and resources of the City), and the specific ad valorem taxes approved by the voters solely to pay debt service on the general obligation bonds) which the Company rates below investment grade. On November 8, 2013, AGM filed a complaint in the U.S. Bankruptcy Court for the Eastern District of Michigan against the City seeking a declaratory judgment with respect to the City’s unlawful treatment of its Unlimited Tax General Obligation Bonds. Detail about the lawsuit is set forth under "Recovery Litigation -- Public Finance Transactions" below. On December 3, 2013, the Bankruptcy Court ruled that the City is eligible for protection under Chapter 9. On February 21, 2014, the City filed a proposed plan of adjustment and disclosure statement with the Bankruptcy Court.

During 2013 the Company has resolved, or is in the process of resolving, several of the credits that filed or attempted to file for protection under Chapter 9 of the U.S. Bankruptcy Code:

•
Stockton. On June 28, 2012, the City of Stockton, California filed for bankruptcy protection under Chapter 9 of the U.S. Bankruptcy Code. The Company's net exposure to the City's general fund is $63 million, consisting of pension obligation bonds. As of December 31, 2013, the Company owned all of such bonds and held them in its investment portfolio. As of December 31, 2013, the Company had paid $7 million in net claims. On October 3, 2013, the Company reached a tentative settlement with the City regarding the treatment of the bonds insured by the Company in the City's proposed plan of adjustment. Under the terms of the settlement, the Company received title to an office building, the ground lease of which secures the lease revenue bonds, and will also be entitled to certain fixed payments and certain variable payments contingent on the City's revenue growth. The settlement is subject to a number of conditions, including a sales tax increase (which was approved by voters on November 5, 2013), confirmation of a plan of adjustment that implements the terms of the settlement and definitive documentation. Pursuant to an order of the Bankruptcy Court, the City held a vote of its creditors on its proposed plan of adjustment; all but one of the classes polled voted to accept the plan. The court proceeding to determine whether to confirm the plan of adjustment is expected to begin in May 2014. The Company expects the plan to be confirmed and implemented during 2014.

•
Jefferson County. On November 9, 2011, Jefferson County filed for bankruptcy protection under Chapter 9 of the U.S. Bankruptcy Code. After several years of negotiations and litigation with various parties, Jefferson County's revised plan of adjustment was approved by the bankruptcy court and in December 2013 became effective. In order for Jefferson County to refund and retire the sewer warrants that it had previously issued, and to make other payments under the plan of adjustment, Jefferson County issued approximately $1,785 million of new sewer warrants on December 3, 2013. In that issuance, AGM insured approximately $600 million in initial aggregate principal amount of the senior lien sewer warrants, which AGM internally rates investment grade. The sewer system emerged from bankruptcy with a significantly lower debt burden and a rate structure that is approved through the life of the new sewer warrants.

•
Mashantucket Pequot Foxwoods Casino. During 2013 and as part of a negotiated restructuring, the Company paid off the insured bonds secured by the excess free cash flow of the Foxwoods Casino run by the Mashantucket Pequot Tribe. The Company made cumulative claims payments of $99 million (net of reinsurance) on the insured bonds. In return for participating in the restructuring, the Company received new notes with a principal amount of $145 million with the same seniority as the bonds the Company had insured. The new notes are held as an investment and accounted for as such.

•
Harrisburg. In December 2011, the Commonwealth Court of Pennsylvania appointed a receiver for the City . The Company had insured bonds for a resource recovery facility sponsored by the City. In December 2013 the defaulted recourse recovery facility bonds were paid in full with funds from the sale of the resource recovery facility, the sale of parking system revenue bonds issued by the Pennsylvania Economic Development Financing Authority (“PEDFA”) and claim payments made by the Company. AGM insured $116 million net par of the parking facility revenue bonds issued by PEDFA and is entitled to receive reimbursements for claims it paid from residual cash flow on the parking system after the payment of debt service on the PEDFA bonds.

The Company projects that its total future expected net loss across its troubled U.S. public finance credits as of December 31, 2013 will be $61 million. As of December 31, 2012 the Company was projecting a net expected recovery of $58 million across it troubled U.S. public finance credits. The net increase of $119 million in expected loss was primarily attributable to deterioration in the credit of Puerto Rico and its related authorities and public corporations, the bankruptcy filing by the City of Detroit, and a final resolution in Harrisburg that was somewhat worse for the Company than it projected as of December 31, 2012, offset in part primarily by the final resolution of the Company's Jefferson County exposure.

Certain Selected European Country Transactions

The Company insures and reinsures credits with sub-sovereign exposure to various Spanish and Portuguese issuers where a Spanish or Portuguese sovereign default may cause the regions also to default. The Company's gross exposure to these Spanish and Portuguese credits is €431 million and €83 million, respectively and exposure net of reinsurance for Spanish and Portuguese credits is €272 million and €67 million, respectively. The Company rates most of these issuers in the BB category due to the financial condition of Spain and Portugal and their dependence on the sovereign. The Company's Hungary exposure is to infrastructure bonds dependent on payments from Hungarian governmental entities and covered mortgage bonds issued by Hungarian banks. The Company's gross exposure to these Hungarian credits is $640 million and its exposure net of reinsurance is $530 million, all of which is rated BIG. The Company estimated net expected losses of $42 million related to these Spanish,

Portuguese and Hungarian credits, up from $36 million as of December 31, 2012 largely due to minor movements in exchange rates, interest rates and timing of potential defaults, and the general deterioration of the Company's view of its Hungarian exposure during the year. Information regarding the Company's exposure to other Selected European Countries may be found under "Direct Economic Exposure to the Selected European Countries" in Note 3, Outstanding Exposure.

Manufactured Housing

The Company insures a total of $187 million net par of securities backed by manufactured housing loans, a total of $113 million rated BIG. The Company has expected loss to be paid of $19 million as of December 31, 2013 compared to $21 million as of December 31, 2012 due primarily to the higher risk free rates used to discount losses and additional amortization on certain transactions.

Infrastructure Finance

The Company has insured exposure of approximately $2.9 billion to infrastructure transactions with refinancing risk as to which the Company may need to make claim payments that it did not anticipate paying when the policies were issued. Although the Company may not experience ultimate loss on a particular transaction, the aggregate amount of the claim payments may be substantial and reimbursement may not occur for an extended time, if at all. These transactions generally involve long-term infrastructure projects that were financed by bonds that mature prior to the expiration of the project concession. The Company expected the cash flows from these projects to be sufficient to repay all of the debt over the life of the project concession, but also expected the debt to be refinanced in the market at or prior to its maturity. Due to market conditions, the Company may have to pay a claim when the debt matures, and then recover its payment from cash flows produced by the project in the future. The Company generally projects that in most scenarios it will be fully reimbursed for such payments. However, the recovery of the payments is uncertain and may take a long time, ranging from 10 to 35 years, depending on the transaction and the performance of the underlying collateral. The Company’s exposure to infrastructure transactions with refinancing risk was reduced during 2013 by the termination of its insurance on A$413 million of infrastructure securities having maturities commencing in 2014. The Company estimates total claims for the remaining two largest transactions with significant refinancing risk, assuming no refinancing and based on certain performance assumptions, could be $1.6 billion on a gross basis; such claims would be payable from 2017 through 2024.

Recovery Litigation

RMBS Transactions

As of the date of this filing, AGM has lawsuits pending against a number of providers of representations and warranties in U.S. RMBS transactions insured by them, seeking damages. In all the lawsuits, AGM has alleged breaches of R&W in respect of the underlying loans in the transactions, and failure to cure or repurchase defective loans identified by AGM to such persons.

•
Deutsche Bank: AGM has sued Deutsche Bank AG affiliates DB Structured Products, Inc. and ACE Securities Corp. in the Supreme Court of the State of New York on the ACE Securities Corp. Home Equity Loan Trust, Series 2006-GP1 second lien transaction.

•
Credit Suisse: AGM and AGC have sued DLJ Mortgage Capital, Inc. (“DLJ”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”) on first lien U.S. RMBS transactions insured by them. The ones insured by AGM are: CSAB Mortgage-Backed Pass Through Certificates, Series 2006-2; CSAB Mortgage-Backed Pass Through Certificates, Series 2006-3; CSAB Mortgage-Backed Pass Through Certificates, Series 2006-4; and CMSC Mortgage-Backed Pass Through Certificates, Series 2007-3. The ones insured by AGC are: CSAB Mortgage-Backed Pass Through Certificates, Series 2007-1 and TBW Mortgage-Backed Pass Through Certificates, Series 2007-2. Although DLJ and Credit Suisse successfully dismissed certain causes of action and claims for relief asserted in the complaint, the primary causes of action against DLJ for breach of R&W and breach of its repurchase obligations remained. On February 27, 2014 the Appellate Division, First Department unanimously reversed certain aspects of the partial dismissal by the Supreme Court of the State of New York of certain claims for relief by holding as a matter of law that AGM’s and AGC’s remedies for breach of R&W are not limited to the repurchase remedy. On October 21, 2013, AGM and AGC filed an amended complaint against DLJ and Credit Suisse (and added Credit Suisse First Boston Mortgage Securities Corp. as a defendant), asserting claims of fraud and material misrepresentation in the inducement of an insurance contract, in addition to their existing breach of contract claims. The defendants have filed a motion to dismiss certain aspects of the fraud claim against Credit Suisse First Boston Mortgage Securities Corp., and AGM's and AGC's claims for compensatory damages in the form of all claims paid and to be paid by AGM and AGC. The motion to dismiss is currently pending.

On March 26, 2013, AGM filed a lawsuit against RBS Securities Inc., RBS Financial Products Inc. and Financial Asset Securities Corp. (collectively, “RBS”) in the United States District Court for the Southern District of New York on the Soundview Home Loan Trust 2007-WMC1 transaction. The complaint alleges that RBS made fraudulent misrepresentations to AGM regarding the quality of the underlying mortgage loans in the transaction and that RBS's misrepresentations induced AGM into issuing a financial guaranty insurance policy in respect of the Class II-A-1 certificates issued in the transaction.On July 19, 2013, AGM amended its complaint to add a claim under Section 3105 of the New York Insurance Law. RBS has filed motions to dismiss AGM's complaint. On March 17, 2014, the court denied RBS’ motion to dismiss AGM’s fraudulent misrepresentation claims but granted RBS’ motion to dismiss AGM’s insurance law claim.

In May 2012, AGM sued GMAC Mortgage, LLC (formerly GMAC Mortgage Corporation; Residential Asset Mortgage Products, Inc.; Ally Bank (formerly GMAC Bank); Residential Funding Company, LLC (formerly Residential Funding Corporation); Residential Capital, LLC (formerly Residential Capital Corporation, "ResCap"); Ally Financial (formerly GMAC, LLC); and Residential Funding Mortgage Securities II, Inc. on the GMAC RFC Home Equity Loan-Backed Notes, Series 2006-HSA3 and GMAC Home Equity Loan-Backed Notes, Series 2004-HE3 second lien transactions. On May 14, 2012, ResCap and several of its affiliates filed for Chapter 11 protection with the U.S. Bankruptcy Court. The debtors' Joint Chapter 11 Plan became effective in December 2013 and AGM received a settlement amount. Accordingly, AGM dismissed its lawsuit at year-end 2013.

Public Finance Transactions

On December 23, 2013, AGM filed an amended complaint in the U.S. Bankruptcy Court for the Eastern District of Michigan against the City seeking a declaratory judgment with respect to the City’s unlawful treatment of its Unlimited Tax General Obligation Bonds (the “Unlimited Tax Bonds”). The complaint seeks a declaratory judgment and court order establishing, among other things, that, under Michigan law, the proceeds of ad valorem taxes levied and collected by the City for the sole purpose of repaying the Unlimited Tax Bonds are “restricted funds” which must be segregated and not co-mingled with other funds of the City, that the City is prohibited from using the restricted funds for any purposes other than repaying holders of the Unlimited Tax Bonds, and that holders of the Unlimited Tax Bonds and AGM, as subrogee of the holders, have a statutory lien on the restricted funds which constitutes a lien on special revenues within the meaning of Chapter 9 of the U.S. Bankruptcy Code. A hearing was held on this matter on February 19, 2014.

In June 2010, AGM had sued JPMorgan Chase Bank, N.A. and JPMorgan Securities, Inc. (together, “JPMorgan”), the underwriter of debt issued by Jefferson County, in the Supreme Court of the State of New York alleging that JPMorgan induced AGM to issue its insurance policies in respect of such debt through material and fraudulent misrepresentations and omissions, including concealing that it had secured its position as underwriter and swap provider through bribes to Jefferson County commissioners and others. AGM dismissed the litigation after Jefferson County's Chapter 9 plan of adjustment became effective in December 2013.

In September 2010, AGM, together with TD Bank, National Association and Manufacturers and Traders Trust Company, as trustees, filed a complaint in the Court of Common Pleas of Dauphin County, Pennsylvania against The Harrisburg Authority, The City of Harrisburg, Pennsylvania, and the Treasurer of the City in connection with certain Resource Recovery Facility bonds and notes issued by The Harrisburg Authority, alleging, among other claims, breach of contract by both The Harrisburg Authority and The City of Harrisburg, and seeking remedies including an order of mandamus compelling the City to satisfy its obligations on the defaulted bonds and notes and the appointment of a receiver for The Harrisburg Authority. In connection with the consummation of Harrisburg's fiscal recovery plan in December 2013, AGM dismissed such litigation.

7.    Financial Guaranty Insurance Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, substantially all of which are financial guaranty insurance contracts. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses. As discussed in Note 8, Fair Value Measurement, contracts that meet the definition of a derivative, as well as consolidated FG VIE assets and liabilities, are recorded separately at fair value. Any expected losses related to consolidated FG VIEs are eliminated upon consolidation. Any expected losses on credit derivatives are not recorded as loss and LAE reserve on the consolidated balance sheet.

Under financial guaranty insurance accounting, the sum of unearned premium reserve (deferred premium revenue, less claim payments that have not yet been expensed or "contra-paid"), and loss and LAE reserve represents the Company's stand‑ready obligation. At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for an insurance contract is only recorded when the expected loss to be paid plus contra-paid (“total losses”) exceed the deferred premium revenue, on a contract by contract basis.

When a claim payment is made on a contract, it first reduces any recorded loss and LAE reserve. To the extent there is no loss and LAE reserve on a contract, which occurs when total losses are less than deferred premium revenue, or to the extent loss and LAE reserve is not sufficient to cover a claim payment, then such claim payment is recorded as “contra-paid,” which reduces the unearned premium reserve. The contra-paid is recognized in the line item “loss and LAE” in the consolidated statement of operations when and for the amount that total losses exceed the remaining deferred premium revenue on the insurance contract. Loss and LAE in the consolidated statement of operations is presented net of cessions to reinsurers.

Salvage and Subrogation Recoverable

When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in one of the following:

•	a reduction in the corresponding loss and LAE reserve with a benefit to the income statement,

•	no entry recorded, if “total loss” is not in excess of deferred premium revenue, or

•	the recording of a salvage asset with a benefit to the income statement if the transaction is in a net recovery position at the reporting date.

The Company recognizes the expected recovery of claim payments (including recoveries from settlement with R&W providers) made by an acquired subsidiary, prior to the date of acquisition consistent with its policy for recognizing recoveries on all financial guaranty insurance contracts. To the extent that the estimated amount of recoveries increases or decreases, due to changes in facts and circumstances, including the examination of additional loan files and our experience in recovering loans put back to the originator, the Company would recognize a benefit or expense consistent with how changes in the expected recovery of all other claim payments are recorded. The ceded component of salvage and subrogation recoverable is recorded in the line item reinsurance balances payable.

Expected Loss to be Expensed

Expected loss to be expensed represents past or expected future net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts' Loss Information

The following table provides balance sheet information on loss and LAE reserves and salvage and subrogation recoverable, net of reinsurance.

Loss and LAE Reserve
and Salvage and Subrogation Recoverable
Net of Reinsurance
Insurance Contracts

	As of December 31, 2013			As of December 31, 2012
	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$63	$—	$63	$52	$—	$52
Option ARM	17	41	(24)	29	213	(184)
Subprime	137	1	136	78	—	78
Total first lien	217	42	175	159	213	(54)
Second lien:
Closed-end second lien	—	45	(45)	—	71	(71)
HELOC	—	113	(113)	—	169	(169)
Total second lien	—	158	(158)	—	240	(240)
Total U.S. RMBS	217	200	17	159	453	(294)
Other structured finance	20	—	20	10	—	10
U.S. public finance	35	—	35	16	86	(70)
Non-U.S. public finance	24	—	24	23	—	23
Subtotal	296	200	96	208	539	(331)
Effect of consolidating FG VIEs	(89)	(85)	(4)	(53)	(217)	164
Total (1)	$207	$115	$92	$155	$322	$(167)
____________________
(1)                                 See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

The following table reconciles the reported gross and ceded reserve and salvage and subrogation amounts to the financial guaranty net reserves (salvage) in the financial guaranty BIG transaction loss summary tables.

Components of Net Reserves (Salvage)
Insurance Contracts

	As of December 31, 2013	As of December 31, 2012
	(in millions)
Loss and LAE reserve	$273	$230
Reinsurance recoverable on unpaid losses	(66)	(75)
Loss and LAE reserve, net	207	155
Salvage and subrogation recoverable	(140)	(383)
Salvage and subrogation payable(1)	25	61
Salvage and subrogation recoverable, net	(115)	(322)
Financial guaranty net reserves (salvage)	$92	$(167)
____________________

(1)	Recorded as a component of reinsurance balances payable.

Balance Sheet Classification of
Net Expected Recoveries for Breaches of R&W
Insurance Contracts

	As of December 31, 2013			As of December 31, 2012
	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet (1)	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet (1)
	(in millions)
Salvage and subrogation recoverable, net	$102	$(49)	$53	$393	$(170)	$223
Loss and LAE reserve, net	272	—	272	455	(11)	444
____________________

(1)	The remaining benefit for R&W is not recorded on the balance sheet until the expected loss, net of R&W, exceeds unearned premium reserve.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (1) the contra-paid which represent the payments that have been made but have not yet been expensed, (2) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (having the effect of reducing net expected loss to be paid by the amount of the previously paid claim and the expected recovery), but will have no future income effect (because the previously paid claims and the corresponding recovery of those claims will offset in income in future periods), and (3) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2013
(in millions)
Net expected loss to be paid	$400
Less: net expected loss to be paid for FG VIEs	42
Total	358
Contra-paid, net	33
Salvage and subrogation recoverable, net of reinsurance	115
Loss and LAE reserve, net of reinsurance	(207)
Net expected loss to be expensed (1)	$299
____________________
(1)    Excludes $93 million as of December 31, 2013 related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as refundings, accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to consolidated FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Insurance Contracts

As of December 31, 2013
(in millions)
2014 (January 1 - March 31)	$10
2014 (April 1 - June 30)	9
2014 (July 1- September 30)	9
2014 (October 1 - December 31)	8
Subtotal 2014	36
2015	34
2016	27
2017	25
2018	22
2019-2023	77
2024-2028	40
2029-2033	23
After 2033	15
Net expected loss to be expensed(1)	299
Discount	119
Total future value	$418
____________________

(1)	Consolidation of FG VIEs resulted in reductions of $93 million in net expected loss to be expensed which is on a present value basis.

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE Reported
on the Consolidated Statements of Operations

	Year Ended December 31,
	2013	2012
	(in millions)
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	$(2)	$47
Option ARM	(54)	112
Subprime	75	40
Total first lien	19	199
Second lien:
Closed-end second lien	19	35
HELOC	(14)	29
Total second lien	5	64
Total U.S. RMBS	24	263
Other structured finance	1	(21)
Structured finance	25	242
Public Finance:
U.S. public finance	78	25
Non-U.S. public finance	8	182
Public finance	86	207
Loss and LAE insurance contracts before FG VIE consolidation	111	449
Effect of consolidating FG VIEs	(19)	(70)
Loss and LAE	$92	$379

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Previously, the Company had included securities purchased for loss mitigation purposes in its descriptions of its invested assets and its financial guaranty insured portfolio. Beginning with the third quarter 2013, the Company excludes such loss mitigation securities from its disclosure about its financial guaranty insured portfolio (unless otherwise indicated); it has taken this approach as of both December 31, 2013 and December 31, 2012.

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2013

	BIG Categories (1)
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs
	Gross	Ceded	Gross	Ceded	Gross	Ceded			Total
	(dollars in millions)
Number of risks(2)	91	(84)	23	(23)	33	(33)	147	—	147
Remaining weighted-average contract period (in years)	9.0	8.8	5.6	5.0	8.0	9.1	8.3	—	8.3
Outstanding exposure:
Principal	$10,298	$(4,203)	$1,693	$(197)	$1,644	$(241)	$8,994	$—	$8,994
Interest	4,762	(1,914)	541	(53)	714	(107)	3,943	—	3,943
Total(3)	$15,060	$(6,117)	$2,234	$(250)	$2,358	$(348)	$12,937	$—	$12,937
Expected cash outflows (inflows)	$1,557	$(711)	$909	$(51)	$1,013	$(86)	$2,631	$(573)	$2,058
Potential recoveries(4)	(1,609)	685	(653)	35	(576)	42	(2,076)	495	(1,581)
Subtotal	(52)	(26)	256	(16)	437	(44)	555	(78)	477
Discount	17	0	(64)	3	(106)	(5)	(155)	36	(119)
Present value of expected cash flows	$(35)	$(26)	$192	$(13)	$331	$(49)	$400	$(42)	$358
Deferred premium revenue	$446	$(128)	$153	$(10)	$270	$(34)	$697	$(172)	$525
Reserves (salvage)(5)	$(98)	$0	$76	$(6)	$159	$(35)	$96	$(4)	$92

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2012

	BIG Categories (1)
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs
	Gross	Ceded	Gross	Ceded	Gross	Ceded			Total
	(dollars in millions)
Number of risks(2)	81	(75)	21	(21)	40	(40)	142	—	142
Remaining weighted-average contract period (in years)	8.6	9.4	7.2	(13.5)	5.9	7.0	7.1	—	7.1
Outstanding exposure:
Principal	$6,909	$(2,342)	$1,356	$(145)	$3,517	$(713)	$8,582	$—	$8,582
Interest	2,702	(901)	557	(120)	974	(216)	2,996	—	2,996
Total(3)	$9,611	$(3,243)	$1,913	$(265)	$4,491	$(929)	$11,578	$—	$11,578
Expected cash outflows (inflows)	$1,861	$(912)	$733	$(64)	$1,502	$(239)	$2,881	$(617)	$2,264
Potential recoveries(4)	(2,287)	912	(475)	22	(1,117)	180	(2,765)	713	(2,052)
Subtotal	(426)	0	258	(42)	385	(59)	116	96	212
Discount	10	5	(78)	15	(71)	8	(111)	16	(95)
Present value of expected cash flows	$(416)	$5	$180	$(27)	$314	$(51)	$5	$112	$117
Deferred premium revenue	$248	$(45)	$211	$(17)	$573	$(113)	$857	$(244)	$613
Reserves (salvage)(5)	$(463)	$22	$49	$(15)	$97	$(21)	$(331)	$164	$(167)
____________________

(1)
In the third quarter 2013, the Company adjusted its approach to assigning internal ratings. See "Refinement of Approach to Internal Credit Ratings and Surveillance Categories" in Note 3, Outstanding Exposure. This approach is reflected in the "Financial Guaranty Insurance BIG Transaction Loss Summary" tables as of both December 31, 2013 and December 31, 2012.

(2)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(3)	Includes BIG amounts related to FG VIEs.

(4)	Includes estimated future recoveries for breaches of R&W as well as excess spread, and draws on HELOCs.

(5)	See table “Components of net reserves (salvage).”

Ratings Impact on Financial Guaranty Business

A downgrade of one of the Company’s insurance subsidiaries may result in increased claims under financial guaranties issued by the Company, if the insured obligors were unable to pay.

For example, AGM has issued financial guaranty insurance policies in respect of the obligations of municipal obligors under interest rate swaps. Under the swaps, AGM insures periodic payments owed by the municipal obligors to the bank counterparties. Under certain of the swaps, AGM also insures termination payments that may be owed by the municipal obligors to the bank counterparties. If (i) AGM has been downgraded below the rating trigger set forth in a swap under which it has insured the termination payment, which rating trigger varies on a transaction by transaction basis; (ii) the municipal obligor has the right to cure by, but has failed in, posting collateral, replacing AGM or otherwise curing the downgrade of AGM;

(iii) the transaction documents include as a condition that an event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded past a specified level, and such condition has been met; (iv) the bank counterparty has elected to terminate the swap; (v) a termination payment is payable by the municipal obligor; and (vi) the municipal obligor has failed to make the termination payment payable by it, then AGM would be required to pay the termination payment due by the municipal obligor, in an amount not to exceed the policy limit set forth in the financial guaranty insurance policy. At AGM's current financial strength ratings, if the conditions giving rise to the obligation of AGM to make a termination payment under the swap termination policies were all satisfied, then AGM could pay claims in an amount not exceeding approximately $84 million in respect of such termination payments. Taking into consideration whether the rating of the municipal obligor is below any applicable specified trigger, if the financial strength ratings of AGM were further downgraded below "A" by S&P or below "A2" by Moody's, and the conditions giving rise to the obligation of AGM to make a payment under the swap policies were all satisfied, then AGM could pay claims in an additional amount not exceeding approximately $261 million in respect of such termination payments.

As another example, with respect to variable rate demand obligations ("VRDOs") for which a bank has agreed to provide a liquidity facility, a downgrade of AGM may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% — 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGM or AGC under its financial guaranty policy. As of December 31, 2013, AGM had insured approximately $5.1 billion net par of VRDOs, of which approximately $0.3 billion of net par constituted VRDOs issued by municipal obligors rated BBB- or lower pursuant to the Company’s internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

In addition, AGM may be required to pay claims in respect of AGMH’s former financial products business if Dexia SA and its affiliates do not comply with their obligations following a downgrade of the financial strength rating of AGM. Most of the guaranteed investment contracts ("GICs") insured by AGM allow for the withdrawal of GIC funds in the event of a downgrade of AGM, unless the relevant GIC issuer posts collateral or otherwise enhances its credit. Most GICs insured by AGM allow for the termination of the GIC contract and a withdrawal of GIC funds at the option of the GIC holder in the event of a downgrade of AGM below a specified threshold, generally below A- by S&P or A3 by Moody’s, with no right of the GIC issuer to avoid such withdrawal by posting collateral or otherwise enhancing its credit. Each GIC contract stipulates the thresholds below which the GIC issuer must post eligible collateral, along with the types of securities eligible for posting and the collateralization percentage applicable to each security type. These collateralization percentages range from 100% of the GIC balance for cash posted as collateral to, typically, 108% for asset-backed securities. If the entire aggregate accreted GIC balance of approximately $2.7 billion as of December 31, 2013 were terminated, the assets of the GIC issuers (which had an aggregate accreted principal of approximately $4.0 billion and an aggregate market value of approximately $3.8 billion) would be sufficient to fund the withdrawal of the GIC funds.

8.    Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2013 no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1, 2 and 3.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which include available relevant market information, benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation, listed in the approximate order of priority include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy and are based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Prices determined based on models where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy. At December 31, 2013, the Company used models to price 24 fixed-maturity securities, which was 8.5% or $523 million of the Company's fixed-maturity securities and short-term investments at fair value. Certain level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price depreciation/appreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities.  Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Invested Assets

Other invested assets includes investments carried and measured at fair value on a recurring basis of $80 million and non-recurring basis of $6 million. Assets carried on a recurring basis primarily comprise certain short-term investments and fixed-maturity securities classified as trading and are Level 2 in the fair value hierarchy.

Other Assets

Committed Capital Securities

The fair value of committed capital securities ("CCS"), which is recorded in “other assets” on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGM Committed Preferred Trust Securities (the “AGM CPS Securities”) agreements, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 17, Notes Payable and Credit Facilities). The AGM CPS are carried at fair value with changes in fair value recorded on the consolidated statement of operations. The estimated current cost of the Company’s CCS is based on several factors, including broker-dealer quotes for the outstanding securities, the U.S. dollar forward swap curve, London Interbank Offered Rate ("LIBOR") curve projections and the term the securities are estimated to remain outstanding.

Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of insured CDS contracts, and also include interest rate swaps that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The Company does not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate (except for certain rare circumstances); however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. Such terminations generally are completed for an amount that approximates the present value of future premiums, not at fair value.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties to terminate certain CDS contracts. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary modeling that uses both observable and unobservable market data inputs to derive an estimate of the fair value of the Company's contracts in principal markets (see "Assumptions and Inputs"). There is no established market where financial guaranty insured credit derivatives are actively traded, therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with the previous several years, market conditions at December 31, 2013 were such that market prices of the Company’s CDS contracts were not available.

Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material.

Assumptions and Inputs

Listed below are various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts.

·                  Gross spread.

·                  The allocation of gross spread among:

•	the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”);

•	premiums paid to the Company for the Company’s credit protection provided (“net spread”); and

•	the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the Company (“hedge cost”).

·      The weighted average life which is based on future expected premium cash flows and Debt Service schedules.

·	The rates used to discount future expected premium cash flows which ranged from 0.21% to 3.80% at December 31, 2013 and 0.25% to 2.81% at December 31, 2012.

The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g. dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral-specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the Company’s CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, CDS spreads are either interpolated or extrapolated based on similar transactions or market indices.

·                  Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

·                  Deals priced or closed during a specific quarter within a specific asset class and specific rating.

·                  Credit spreads interpolated based upon market indices.

·                  Credit spreads provided by the counterparty of the CDS.

·                  Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type (1)

	December 31, 2013	December 31, 2012
Based on actual collateral specific spreads	0.1%	0.2%
Based on market indices	99.9%	99.8%
Total	100%	100%
 ____________________
(1)    Based on par.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on an alternative transaction for which the Company has received a spread quote from one of the first three sources within the Company’s spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions’ current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross-referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its deals. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGM. For credit spreads on the Company’s name the Company obtains the quoted price of CDS contracts traded on AGM from market data sources published by third parties. The cost to acquire CDS protection referencing AGM affects the amount of spread on CDS deals that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGM increases, the amount of premium the Company retains on a deal generally decreases. As the cost to acquire CDS protection referencing AGM decreases, the amount of premium the Company retains on a deal generally increases. In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the

Company’s own credit spreads, approximately 83%, and 82%, based on number of deals, of the Company's CDS contracts are fair valued using this minimum premium as of December 31, 2013 and December 31, 2012, respectively. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGM hedged by its counterparties, with independent third parties each reporting period. The current level of AGM’s own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGM. This reduces the amount of contractual cash flows AGM can capture as premium for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts.

Example

Following is an example of how changes in gross spreads, the Company’s own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16%	440	88%
The Company premium received per annum (in bps)	40	22%	10	2%

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGM, when the CDS spread on AGM was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the Company received premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGM, when the CDS spread on AGM was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the Company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge AGM's name, the amount of profit the bank would expect to receive, and the premium the Company would expect to receive decline significantly.

In this example, the contractual cash flows (the Company premium received per annum above) exceed the amount a market participant would require the Company to pay in today's market to accept its obligations under the CDS contract, thus resulting in an asset. This credit derivative asset is equal to the difference in premium rates discounted at the corresponding LIBOR over the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The Company's credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company's CDS modeling techniques are:
·                  The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

·                  The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction.

·                  The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the Company's CDS modeling techniques are:

·                  There is no exit market or actual exit transactions. Therefore the Company’s exit market is a hypothetical one based on the Company’s entry market.

·                  There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

·                  At December 31, 2013 and 2012, the markets for the inputs to the model were highly illiquid, which impacts their reliability.

·                  Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

These contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company's estimate of the value of non-standard terms and conditions of its credit derivative contracts and amount of protection purchased on AGM's name.

Fair Value Option on FG VIEs' Assets and Liabilities

The Company elected the fair value option for all the FG VIEs assets and liabilities. See Note 10, Consolidation of Variable Interest Entities.

The FG VIEs that are consolidated by the Company issued securities collateralized by HELOCs, first lien and second lien RMBS, subprime automobile loans, and other loans and receivables. The lowest level input that is significant to the fair value measurement of these assets and liabilities was a Level 3 input (i.e. unobservable), therefore management classified them as Level 3 in the fair value hierarchy. Prices were generally determined with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach and the third-party’s proprietary pricing models. The models to price the FG VIEs’ liabilities used, where appropriate, inputs such as estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; house price depreciation/appreciation rates based on macroeconomic forecasts and, for those liabilities insured by the Company, the benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the FG VIE tranches insured by the Company, taking into account the timing of the potential default and the Company’s own credit rating. The third-party also utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithm’s designed to aggregate market color, received by the third-party, on comparable bonds.

The fair value of the Company’s FG VIE assets is sensitive to changes related to estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could materially change the market value of the FG VIE’s assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIE asset is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically leads to a decrease in the fair value of FG VIE assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIE assets. These factors also directly impact the fair value of the Company’s FG VIE liabilities.

The fair value of the Company’s FG VIE liabilities is also sensitive to changes relating to estimated prepayment speeds; market values of the underlying assets; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. In addition, the Company’s FG VIE liabilities with recourse are also sensitive to changes in the Company’s implied credit worthiness. Significant changes to any of these inputs could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIE that is insured by the Company. In general, extending the timing of expected loss payments by the Company into the future typically leads to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIE liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically leads to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIE liabilities with recourse.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

The fair value of the Company’s financial guaranty contracts accounted for as insurance was based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. This amount was based on the pricing assumptions management has observed for portfolio transfers that have occurred in the financial guaranty market and included adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Other Invested Assets

Other invested assets primarily consist of a surplus note issued by AGC to AGM (see note 15, Related Party Transactions) and assets acquired in refinancing transactions. The fair value of the surplus note was determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period.

The fair value of the assets acquired in refinancing transactions, was determined by calculating the present value of the expected cash flows. The Company uses a market approach to determine discounted future cash flows using market driven discount rates and a variety of assumptions, including LIBOR curve projections and prepayment and default assumptions. The fair value measurement was classified as Level 3 in the fair value hierarchy because there is a reliance on significant unobservable inputs to the valuation model, including the discount rates, prepayment and default assumptions, loss severity and recovery on delinquent loans.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Notes Payable

The fair value of the notes payable was determined by calculating the present value of the expected cash flows. The Company uses a market approach to determine discounted future cash flows using market driven discount rates and a variety of assumptions, if applicable, including LIBOR curve projections, prepayment and default assumptions, and AGM CDS spreads. The fair value measurement was classified as Level 3 in the fair value hierarchy.

Loan Receivable from Affiliate

On July 16, 2013, as a part of transactions associated with capitalization of MAC, the Company's loan receivable from affiliate was fully repaid. The loan receivable consisted of an $82.5 million loan from Assured Guaranty (Bermuda) Ltd. ("AGBM") to Assured Guaranty US Holdings Inc. ("AGUS"). Prior to the transaction, the fair value of the Company's loan receivable from affiliate was determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period. Please refer to Note 11, Investment in MAC Holdings, for more information on the loan receivable.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company's financial statements are included in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2013

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$3,690	$—	$3,682	$8
U.S. government and agencies	69	—	69	—
Corporate securities	629	—	493	136
Mortgage-backed securities:
RMBS	438	—	200	238
Commercial mortgage-backed security ("CMBS")	210	—	210	—
Asset-backed securities	300	—	159	141
Foreign government securities	186	—	186	—
Total fixed-maturity securities	5,522	—	4,999	523
Short-term investments	667	411	256	—
Other invested assets (1)	86	—	78	8
Credit derivative assets	98	—	—	98
FG VIEs’ assets, at fair value	1,691	—	—	1,691
Other assets(2)	21	—	—	21
Total assets carried at fair value	$8,085	$411	$5,333	$2,341
Liabilities:
Credit derivative liabilities	$326	$—	$—	$326
FG VIEs’ liabilities with recourse, at fair value	1,275	—	—	1,275
FG VIEs’ liabilities without recourse, at fair value	686	—	—	686
Total liabilities carried at fair value	$2,287	$—	$—	$2,287

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2012

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$3,503	$—	$3,491	$12
U.S. government and agencies	93	—	93	—
Corporate securities	230	—	230	—
Mortgage-backed securities:
RMBS	359	—	175	184
CMBS	103	—	103	—
Asset-backed securities	341	—	92	249
Foreign government securities	202	—	202	—
Total fixed-maturity securities	4,831	—	4,386	445
Short-term investments	473	308	165	—
Other invested assets (1)	97	—	89	8
Credit derivative assets	131	—	—	131
FG VIEs’ assets, at fair value	1,870	—	—	1,870
Other assets(2)	14	—	—	14
Total assets carried at fair value	$7,416	$308	$4,640	$2,468
Liabilities:
Credit derivative liabilities	$414	$—	$—	$414
FG VIEs’ liabilities with recourse, at fair value	1,605	—	—	1,605
FG VIEs’ liabilities without recourse, at fair value	678	—	—	678
Total liabilities carried at fair value	$2,697	$—	$—	$2,697
____________________

(1)
Includes mortgage loans that are recorded at fair value on a non-recurring basis. At December 31, 2013 and December 31, 2012, such investments were carried at their fair value of $6 million and $7 million, respectively.

(2)	Includes fair value of CCS.

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company's Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2013 and 2012.

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2013

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		Other Invested Assets		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2012	$12		$—		$184		$249		$1		$1,870		$14		$(283)		$(1,605)		$(678)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	1	(2)	4	(2)	11	(2)	62	(2)	(1)	(7)	554	(3)	7	(4)	98	(6)	(100)	(3)	(153)	(3)
Other comprehensive income (loss)	(1)		4		21		(51)		2		—		—		—		—		—
Purchases	—		130	(8)	66		22		2	(8)	—		—		—		—		—
Settlements	(4)		(2)		(44)		(141)		(2)		(587)		—		(43)		307		118
FG VIE consolidations	—		—		—		—		—		48		—		—		(12)		(37)
FG VIE deconsolidations	—		—		—		—		—		(194)		—		—		135		64
Fair value as of December 31, 2013	$8		$136		$238		$141		$2		$1,691		$21		$(228)		$(1,275)		$(686)
Change in unrealized gains/(losses) related to financial instruments held as of December 31, 2013	$(1)		$4		$20		$(28)		$2		$428		$7		$54		$(100)		$(214)

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2012

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		Other Invested Assets	FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2011	$10		$105		$211		$2	$2,057		$22		$(316)		$(1,926)		$(704)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	—	(2)	13	(2)	27	(2)	0	273	(3)	(8)	(4)	52	(6)	(233)	(3)	(110)	(3)
Other comprehensive income (loss)	1		11		20		(1)	—		—		—		—		—
Purchases	1		95		18		—	—		—		—		—		—
Settlements	—		(40)		(27)		—	(468)		—		(19)		482		136
FG VIE consolidations	—		—		—		—	8		—		—		(10)		—
FG VIE eliminations	—		—		—		—	—		—		—		82		—
Fair value as of December 31, 2012	$12		$184		$249		$1	$1,870		$14		$(283)		$(1,605)		$(678)
Change in unrealized gains/(losses) related to financial instruments held as of December 31, 2012	$1		$3		$23		$(1)	$459		$(8)		$38		$(549)		$198
____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Included in fair value gains (losses) on FG VIEs.

(4)	Recorded in fair value gains (losses) on CCS.

(5)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(6)	Reported in net change in fair value of credit derivatives.

(7)    Reported in other income.

(8)    Non-cash transaction.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2013

Financial Instrument Description	Fair Value at December 31, 2013(in millions)	Valuation Technique	Significant Unobservable Inputs	Range
Assets:
Fixed-maturity securities:
Obligations of state and political subdivisions	$8	Discounted	Rate of inflation	1.0%	-	3.0%
		cash flow	Cash flow receipts	0.5%	-	19.3%
			Discount rates	4.6%
			Collateral recovery period	1 month	-	10 years

Corporate	136	Discounted	Yield	8.3%
		cash flow

RMBS	238	Discounted	CPR	1.0%	-	9.1%
		cash flow	CDR	5.0%	-	25.8%
			Severity	48.1%	-	101.8%
			Yield	2.5%	-	7.8%
Asset-backed securities:
Investor owned utility	141	Discounted cash flow	Liquidation value (in millions)	$195	-	$245
			Years to liquidation	0 years	-	3 years
			Discount factor	15.3%
			Collateral recovery period	12 months	-	6 years

Other invested assets	8	Discounted cash flow	Discount for lack of liquidity	10.0%	-	20.0%
			Recovery on delinquent loans	20.0%	-	60.0%
			Default rates	1.0%	-	10.0%
			Loss severity	40.0%	-	90.0%
			Prepayment speeds	6.0%	-	15.0%

FG VIEs’ assets, at fair value	1,691	Discounted	CPR	0.3%	-	9.7%
		cash flow	CDR	3.0%	-	25.8%
			Loss severity	37.5%	-	101.5%
			Yield	3.5%	-	9.2%

Financial Instrument Description	Fair Value as of December 31, 2013 (in millions)	Valuation Technique	Significant Unobservable Inputs	Range
Other assets	21	Discounted cash flow	Quotes from third party pricing	$47		$52
			Term (years)	5 years

Liabilities:
Credit derivative liabilities, net	(228)	Discounted	Hedge cost (in bps)	55.0		525.0
		cash flow	Bank profit (in bps)	1.0		1,418.5
			Internal floor (in bps)	7.0		100.0
			Internal credit rating	AAA		BIG

FG VIEs’ liabilities, at fair value	(1,961)	Discounted	CPR	0.3%	-	9.7%
		cash flow	CDR	3.0%	-	25.8%
			Loss severity	37.5%	-	101.5%
			Yield	3.5%	-	9.2%

 Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2012

Financial Instrument Description	Fair Value at December 31, 2012 (in millions)	Valuation Technique	Significant Unobservable Inputs	Range
Assets:
Fixed-maturity securities:
Obligations of state and political subdivisions	$12	Discounted	Rate of inflation	1.0%	-	3.0%
		cash flow	Cash flow receipts	4.9%	-	29.7%
			Yield	4.6%
			Collateral recovery period	1 month	-	11 years

RMBS	184	Discounted	CPR	1.0%	-	6.9%
		cash flow	CDR	6.2%	-	23.0%
			Severity	51.6%	-	102.8%
			Yield	3.5%	-	12.5%
Asset-backed securities:
Whole business securitization	63	Discounted cash flow	Annual gross revenue projections (in millions)	$54	-	$96
			Value of primary financial guaranty policy	43.8%
			Liquidity discount	5.0%	-	20.0%

Investor owned utility	186	Discounted cash flow	Liquidation value (in millions)	$212	-	$242
			Years to liquidation	0 years	-	3 years
			Discount factor	15.3%

Other invested assets	8	Discounted cash flow	Discount for lack of liquidity	10.0%	-	20.0%
			Recovery on delinquent loans	20.0%	-	60.0%
			Default rates	1.0%	-	12.0%
			Loss severity	40.0%	-	90.0%
			Prepayment speeds	6.0%	-	15.0%

FG VIEs’ assets, at fair value	1,870	Discounted	CPR	0.5%	-	9.3%
		cash flow	CDR	3.6%	-	28.6%
			Loss severity	50.6%	-	103.8%
			Yield	4.5%	-	20.0%

Financial Instrument Description	Fair Value at December 31, 2012 (in millions)	Valuation Technique	Significant Unobservable Inputs	Range
Other assets	14	Discounted cash flow	Quotes from third party pricing	$45	-	$51
			Term (years)	3 years

Liabilities:
Credit derivative liabilities, net	(283)	Discounted	Hedge cost (in bps)	64.2	-	536.2
		cash flow	Bank profit (in bps)	1.0	-	1,312.9
			Internal floor (in bps)	7.0	-	60.0
			Internal credit rating	AAA	-	BIG

FG VIEs’ liabilities, at fair value	(2,283)	Discounted	CPR	0.5%	-	9.3%
		cash flow	CDR	3.6%	-	28.6%
			Loss severity	50.6%	-	103.8%
			Yield	4.5%	-	20.0%

The carrying amount and estimated fair value of the Company's financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of December 31, 2013		As of December 31, 2012
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed-maturity securities	$5,522	$5,522	$4,831	$4,831
Short-term investments	667	667	473	473
Other invested assets	405	442	441	548
Loan receivable from affiliate	—	—	83	82
Credit derivative assets	98	98	131	131
FG VIEs’ assets, at fair value	1,691	1,691	1,870	1,870
Other assets	82	82	72	72
Liabilities:
Financial guaranty insurance contracts(1)	2,312	2,481	2,091	2,949
Notes payable	39	38	66	72
Credit derivative liabilities	326	326	414	414
FG VIEs’ liabilities with recourse, at fair value	1,275	1,275	1,605	1,605
FG VIEs’ liabilities without recourse, at fair value	686	686	678	678
Other liabilities	16	16	25	25
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

9.    Financial Guaranty Contracts Accounted for as Credit Derivatives

Accounting Policy

Credit derivatives are recorded at fair value. Changes in fair value are recorded in “net change in fair value of credit derivatives” on the consolidated statement of operations. Realized gains and other settlements on credit derivatives include credit derivative premiums received and receivable for credit protection the Company has sold under its insured CDS contracts, premiums paid and payable for credit protection the Company has purchased, contractual claims paid and payable and received and receivable related to insured credit events under these contracts, ceding commissions expense or income and realized gains or losses related to their early termination. Net unrealized gains and losses on credit derivatives represent the adjustments for changes in fair value in excess of realized gains and other settlements. Fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company's consolidated balance sheets. See Note 8, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS). Until the Company ceased selling credit protection through credit derivative contracts in the beginning of 2009, following the issuance of regulatory guidelines that limited the terms under which the credit protection could be sold, management considered these agreements to be a normal part of its financial guaranty business. The potential capital or margin requirements that may apply under the Dodd-Frank Act contributed to the decision of the Company not to sell new credit protection through CDS in the foreseeable future.

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, while the Company’s exposure under credit derivatives, like the Company’s exposure under financial guaranty insurance contracts, has been generally for as long as the reference obligation remains outstanding, unlike financial guaranty contracts, a credit derivative may be terminated for a breach of the ISDA documentation or other specific events. A loss payment is made only upon the occurrence of one or more defined credit events with respect to the referenced securities or loans. A credit event may be a non-payment event such as a failure to pay, bankruptcy or restructuring, as negotiated by the parties to the credit derivative transactions. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. The Company may be required to make a termination payment to its swap counterparty upon such termination. The Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 2.3 years at December 31, 2013 and 2.5 years at December 31, 2012. The components of the Company's credit derivative net par outstanding are presented below.

Credit Derivatives Net Par Outstanding

	As of December 31, 2013				As of December 31, 2012
Asset Type	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating
	(dollars in millions)
Pooled corporate obligations:
Collateralized loan obligations/collateralized bond obligations	$11,250	29.4%	30.2%	AAA	$15,614	29.1%	30.4%	AAA
Synthetic investment grade pooled corporate	9,186	21.1	19.5	AAA	9,089	21.1	19.2	AAA
Synthetic high yield pooled corporate	2,684	47.2	41.1	AAA	3,616	35.0	30.4	AAA
Trust preferred securities collateralized debt obligations ("TruPS CDOs")	16	56.0	85.1	AAA	41	55.1	78.8	AAA
Market value CDOs of corporate obligations	1,184	17.0	27.5	AAA	1,492	17.0	29.9	AAA
Total pooled corporate obligations	24,320	27.6	27.3	AAA	29,852	26.8	27.0	AAA
U.S. RMBS:
Subprime first lien	64	—	—	AAA	72	—	—	AA
Closed-end second lien and HELOCs	73	—	—	A	101	—	—	BBB
Total U.S. RMBS	137	—	—	AA	173	—	—	A
Other	2,871	—	—	A-	3,269	—	—	A-
Total	$27,328			AAA	$33,294			AAA
____________________

(1)	Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

Except for TruPS CDOs, the Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of collateralized loan obligation (“CLO”) or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The $2.9 billion of exposure in Other CDS contracts as of December 31, 2013 comprises numerous deals typically structured with significant underlying credit enhancement and spread across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables. Of the total net par outstanding in the Other sector, $0.3 billion is rated BIG.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of December 31, 2013		As of December 31, 2012
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$23,200	84.9%	$27,826	83.6%
AA	1,858	6.8	1,839	5.5
A	899	3.2	1,781	5.3
BBB	1,081	4.0	1,319	4.0
BIG	290	1.1	529	1.6
Credit derivative net par outstanding	$27,328	100.0%	$33,294	100.0%

Net Change in Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	Year Ended December 31,
	2013	2012
	(in millions)
Net credit derivative premiums received and receivable	$55	$49
Net ceding commissions (paid and payable) received and receivable	1	1
Realized gains on credit derivatives	56	50
Net credit derivative losses (paid and payable) recovered and recoverable	(15)	(39)
Realized gains (losses) and other settlements on credit derivatives	41	11
Net change in unrealized gains (losses) on credit derivatives(1)	57	41
Net change in fair value of credit derivatives	$98	$52
  ____________________

(1)
Except for net estimated credit impairments (i.e., net expected loss to be paid as discussed in Note 6), the unrealized gains and losses on credit derivatives are expected to reduce to zero as the exposure approaches its maturity date. With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

The table below sets out the net par amount of credit derivative contracts that the Company and its counterparties agreed to terminate on a consensual basis.

Net Par and Accelerations of Credit Derivative Revenues
from Termination of CDS Contracts

	Year Ended December 31,
	2013	2012
	(in millions)
Net par of terminated CDS contracts	$2,003	$535
Accelerations of credit derivative revenues	13	0.5

Net Change in Unrealized Gains (Losses)
on Credit Derivatives
By Sector

	Year Ended December 31,
Asset Type	2013	2012
	(in millions)
Pooled corporate obligations	$3	$39
U.S. RMBS	1	29
Other (1)	53	(27)
Total	$57	$41
  ____________________

(1)	“Other” includes all other U.S. and international asset classes, such as commercial receivables, international infrastructure, international RMBS securities, and pooled infrastructure securities.

In 2013, unrealized fair value gains were generated primarily in the Other sector. The unrealized gain in the Other sector was driven primarily by the price improvement on a XXX life securitization transaction and the run-off of par outstanding. These unrealized gains were partially offset by unrealized losses resulting from the slightly decreased cost to buy protection in AGM’s name as the market cost of AGM’s credit decreased during the period. Several transactions were pricing above their floor levels (or minimum rate at which the company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGM decreased, which management refers to as the CDS spread on AGM, the implied spreads that the Company would expect to receive on these transactions increased.
In 2012, unrealized fair value gains were generated primarily in the High Yield and Investment Grade Synthetic Pooled Corporate sectors, as well as the subprime first lien sector. The gains in all three sectors were a result of a significant run-off of par outstanding as the transactions in these sectors approach maturity, as well as the expiration of several large transactions. The unrealized gains were partially offset by unrealized losses in the Other sector. The unrealized losses in Other were a result of the decreased cost to buy protection in AGM’s name as the market cost of AGM’s credit protection decreased during the period. Several transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGM decreased, the implied spreads that the Company would expect to receive on these transactions increased.
The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGM. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date. Generally, a widening of the CDS prices traded on AGM has an effect of offsetting unrealized losses that result from widening general market credit spreads, while a narrowing of the CDS prices traded on AGM has an effect of offsetting unrealized gains that result from narrowing general market credit spreads.
Five-Year CDS Spread on AGM
Quoted price of CDS contract (in basis points)

	As of December 31,
	2013	2012	2011
Quoted price of CDS contract	525	536	778

One-Year CDS Spread on AGM
Quoted price of CDS contract (in basis points)

	As of December 31,
	2013	2012	2011
Quoted price of CDS contract	220	257	538

Fair Value of Credit Derivatives
and Effect of AGM
Credit Spreads

	As of December 31, 2013	As of December 31, 2012
	(in millions)
Fair value of credit derivatives before effect of AGM credit spread	$(438)	$(627)
Plus: Effect of AGM credit spread	210	344
Net fair value of credit derivatives	$(228)	$(283)

The fair value of CDS contracts at December 31, 2013, before considering the implications of AGM’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets and ratings downgrades. The asset classes that remain most affected are pooled corporate securities and a XXX life securitization transaction. Comparing December 31, 2013 with December 31, 2012, there was a narrowing of spreads primarily related to pooled corporate obligations and a XXX life securitization transaction. This narrowing of spreads combined with the run-off of par outstanding and termination of securities, resulted in a gain of approximately $189 million, before taking into account AGM’s credit spreads.

Management believes that the trading level of AGM’s credit spreads over the past several years has been due to the correlation between AGM’s risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGM as the result of its financial guaranty volume, as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGM’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, and CLO markets as well as continuing market concerns over the most recent vintages of RMBS.

 The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in Note 6) for contracts accounted for as derivatives.

Net Fair Value and Expected Losses of Credit Derivatives by Sector

	Fair Value of Credit Derivative Asset (Liability), net		Present Value of Expected Claim (Payments) Recoveries (1)
Asset Type	As of December 31, 2013	As of December 31, 2012	As of December 31, 2013	As of December 31, 2012
	(in millions)
Pooled corporate obligations	$(2)	$(5)	$—	$—
U.S. RMBS	(9)	(10)	2	10
Other	(217)	(268)	(4)	(4)
Total	$(228)	$(283)	$(2)	$6
____________________

(1)
Represents the expected claim payments (recoveries) in excess of the present value of future installment fees to be received of $1 million as of December 31, 2013 and $1 million as of December 31, 2012. There is no R&W benefit on credit derivatives as of December 31, 2013 and 2012.

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company's credit derivative positions assuming immediate parallel shifts in credit spreads on AGM and on the risks that it assumes.

Effect of Changes in Credit Spread
As of December 31, 2013

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(415)	$(187)
50% widening in spreads	(322)	(94)
25% widening in spreads	(275)	(47)
10% widening in spreads	(247)	(19)
Base Scenario	(228)	—
10% narrowing in spreads	(218)	10
25% narrowing in spreads	(203)	25
50% narrowing in spreads	(178)	50
 ____________________

(1)	Includes the effects of spreads on both the underlying asset classes and the Company’s own credit spread.

10.    Consolidation of Variable Interest Entities

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. AGM does not sponsor any VIEs when underwriting third party financial guaranty insurance or credit derivative transactions, nor has it acted as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate cash flows that are in excess of the interest payments on the debt issued by the special purpose entity. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGM is not primarily liable for the debt obligations issued by the VIEs they insure and would only be required to make payments on these debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due. AGM’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay Debt Service on VIE liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIE debt, except for net premiums received and net claims paid by AGM under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 6, Expected Loss to be Paid.

Accounting Policy

For all years presented, the Company has evaluated whether it was the primary beneficiary of its VIEs. If the Company concludes that it is the primary beneficiary it is required to consolidate the entire VIE in the Company's financial statements and eliminate the effects of the financial guaranty insurance contracts issued by AGM and AGC on the consolidated FG VIEs debt obligations.

The primary beneficiary of a VIE is the enterprise that has both 1) the power to direct the activities of a VIE that most significantly impact the entity's economic performance; and 2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. The Company reassesses whether the Company is the primary beneficiary of a VIE on a quarterly basis.

As part of the terms of its financial guaranty contracts, the Company obtains certain protective rights with respect to the VIE that are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company's control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. The Company obtains protective rights under its insurance contracts that give the Company additional controls over a VIE if there is either deterioration of deal performance or in the financial health of the deal servicer. The Company is deemed to be the control party under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the protective rights that could make the Company the control party have not been triggered, then the VIE is not consolidated. As of December 31, 2013 and December 31, 2012 the Company had issued financial guaranty contracts for approximately 440 and 600 VIEs, respectively, that it did not consolidate.

The FG VIEs' liabilities that are insured by the Company are considered to be with recourse, because the Company guarantees the payment of principal and interest regardless of the performance of the related FG VIEs' assets. FG VIEs' liabilities that are not insured by the Company are considered to be without recourse, because the payment of principal and interest of these liabilities is wholly dependent on the performance of the FG VIEs' assets.

The Company has limited contractual rights to obtain the financial records of its consolidated FG VIEs. The FG VIEs do not prepare separate GAAP financial statements; therefore, the Company compiles GAAP financial information for them based on trustee reports prepared by and received from third parties. Such trustee reports are not available to the Company until approximately 30 days after the end of any given period. The time required to perform adequate reconciliations and analyses of the information in these trustee reports results in a one quarter lag in reporting the FG VIEs' activities. The Company records the fair value of FG VIE assets and liabilities based on modeled prices. The Company updates the model assumptions each reporting period for the most recent available information, which incorporates the impact of material events that may have occurred since the quarter lag date. Interest income and interest expense are derived from the trustee reports and included in “fair value gains (losses) on FG VIEs” in the consolidated statement of operations. The Company has elected the fair value option for assets and liabilities classified as FG VIEs' assets and liabilities because the carrying amount transition method was not practical.

The cash flows generated by the FG VIE assets, including R&W recoveries, are classified as cash flows from investing activities. Paydowns of FG liabilities are supported by the cash flows generated by FG VIE assets, and for liabilities with recourse, possibly claim payments made by AGM under its financial guaranty insurance contracts. Paydowns of FG liabilities both with and without recourse are classified as cash flows used in financing activities by the Company. Interest income, interest expense and other expenses of the FG VIE assets and liabilities are classified as operating cash flows. Claim payments made by AGM under the financial guaranty contracts issued to the FG VIEs are eliminated upon consolidation and therefore such claim payments are treated as paydowns of FG VIE liabilities as a financing activity as opposed to an operating activity of AGM.

Consolidated FG VIEs

Number of FG VIE's Consolidated

	Year Ended December 31,
	2013	2012
Beginning of the year	25	26
Consolidated(1)	11	1
Deconsolidated(1)	(3)	—
Matured	(1)	(2)
End of the year	32	25
____________________

(1)	Net loss on consolidation and deconsolidation was $7 million in 2013 and $5 million in 2012 and recorded in “fair value gains (losses) on FG VIEs” in the consolidated statement of operations.

The total unpaid principal balance for the FG VIEs' assets that were over 90 days or more past due was approximately $549 million at December 31, 2013 and $654 million at December 31, 2012. The aggregate unpaid principal of the FG VIEs' assets was approximately $1,490 million greater than the aggregate fair value at December 31, 2013, excluding the effect of

R&W settlements. The aggregate unpaid principal of the FG VIEs' assets was approximately $1,987 million greater than the aggregate fair value at December 31, 2012, excluding the effect of R&W settlements. The change in the instrument-specific credit risk of the FG VIEs' assets for 2013 were gains of $254 million. The change in the instrument-specific credit risk of the FG VIEs’ assets for 2012 were gains of $320 million.

The unpaid principal for FG VIE liabilities with recourse was $1,634 million and $2,087 million as of December 31, 2013 and December 31, 2012, respectively. FG VIE liabilities with recourse will mature at various dates ranging from 2025 to 2047. The aggregate unpaid principal balance was approximately $1,211 million greater than the aggregate fair value of the FG VIEs’ liabilities as of December 31, 2013.

The table below shows the carrying value of the consolidated FG VIEs' assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize their respective debt obligations:

Consolidated FG VIEs
By Type of Collateral

	As of December 31, 2013			As of December 31, 2012
	Number of FG VIEs	Assets	Liabilities	Number of FG VIEs	Assets	Liabilities
	(dollars in millions)
With recourse:
First lien	23	$576	$730	12	$565	$767
Second lien	9	394	545	11	553	799
Other	—	—	—	2	39	39
Total with recourse	32	970	1,275	25	1,157	1,605
Without recourse	—	721	686	—	713	678
Total	32	$1,691	$1,961	25	$1,870	$2,283

The consolidation of FG VIEs has a significant effect on net income and shareholder’s equity due to (1) changes in fair value gains (losses) on FG VIE assets and liabilities, (2) the elimination of premiums and losses related to the AGM FG VIE liabilities with recourse and (3) the elimination of investment balances related to the Company’s purchase of AGM insured FG VIE debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs on Net Income,
Cash Flows From Operating Activities and Shareholder's Equity

	Year Ended December 31,
	2013	2012
	(in millions)
Net earned premiums	$(58)	$(150)
Net investment income	(11)	(11)
Net realized investment gains (losses)	1	4
Fair value gains (losses) on FG VIEs	343	97
Loss and LAE	19	70
Total pretax effect on net income	294	10
Less: tax provision (benefit)	103	3
Total effect on net income (loss)	$191	$7

Effect of consolidating VIEs on cash flows from operating activities	$(146)	$135

	As of December 31, 2013	As of December 31, 2012
	(in millions)
Effect on shareholder’s equity (decrease) increase	$(148)	$(321)

Fair value gains (losses) on FG VIEs represent the net change in fair value on the consolidated FG VIEs' assets and liabilities. In 2013, the Company recorded a pre-tax net fair value gain of consolidated FG VIEs of $343 million. The gain was primarily driven by R&W benefits received on several VIE assets as a result of settlements with various counterparties throughout the year. These R&W settlements resulted in a gain of approximately $265 million. The remainder of the gain was driven by price appreciation on the Company's FG VIE assets during the year resulting from improvements in the underlying collateral, as well as large principal paydowns made on the Company's FG VIEs.

In 2012, the Company recorded a pre-tax fair value gain on FG VIEs of $97 million. The majority of this gain, approximately $59 million, is a result of a R&W benefit received on several VIE assets as a result of a settlement with Deutsche Bank that closed in 2012. While prices continued to appreciate during the period on the Company's FG VIE assets and liabilities, gains in the second half of the year were primarily driven by large principal paydowns made on the Company's FG VIEs.

Non-Consolidated VIEs

To date, the Company's analyses have indicated that it does not have a controlling financial interest in any other VIEs and, as a result, they are not consolidated in the consolidated financial statements. The Company's exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 3, Outstanding Exposure.

11.    Investments and Cash

Accounting Policy

The vast majority of the Company's investment portfolio is composed of fixed-maturity and short-term investments, classified as available-for-sale at the time of purchase (approximately 94% based on fair value at December 31, 2013), and therefore carried at fair value. Changes in fair value for other-than-temporarily-impaired ("OTTI") securities are bifurcated between credit losses and non-credit changes in fair value. Credit losses on OTTI securities are recorded in the statement of operations and the non-credit component of OTTI securities are recorded in other comprehensive income ("OCI"). For securities where the Company has the intent to sell or it is more-likely-than-not that it will be required to sell the security before recovery, declines in fair value are recorded in the consolidated statements of operations.

Credit losses reduce the amortized cost of impaired securities. The amortized cost basis is adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in net investment income.

Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other-than-temporary impairments on debt securities and the declines in fair value of securities for which the Company has the intent to sell the security or inability to hold until recovery of amortized cost.

For mortgage‑backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income.

The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses ("loss mitigation bonds"). These securities were purchased at a discount and are accounted for excluding the effects of the Company’s insurance.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds.

Other invested assets primarily includes:

•
assets acquired in refinancing transactions which are primarily comprised of franchise loans that are evaluated for impairment by assessing the probability of collecting expected cash flows with any impairment recorded in realized gain (loss) on investments and any subsequent increases in expected cash flows recorded as an increase in yield over the remaining life,

•	trading securities, which are carried at fair value with unrealized gains and losses recorded in net income,

•	a surplus note issued by AGC to AGM (see Note 16, Related Party Transactions). The surplus note is being held to maturity.

Cash consists of cash on hand and demand deposits. As a result of the lag in reporting, FG VIEs and short-term investments do not reflect cash outflow to the holders of the debt issued by the FG VIEs for claim payments made by the Company to the consolidated FG VIEs until the subsequent reporting period.

Assessment for Other-Than-Temporary Impairments

The amount of other-than-temporary-impairment recognized in earnings depends on whether (1) an entity intends to sell the security or (2) it is more-likely-than-not that the entity will be required to sell the security before recovery of its amortized cost basis. If the Company intends to sell the security, or it is more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost basis, the entire difference between the investment's amortized cost basis and its fair value at the balance sheet date is recorded as a realized loss.

If an entity does not intend to sell the security and it is not more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost basis, the other-than-temporary-impairment is separated into (1) the amount representing the credit loss and (2) the amount related to all other factors.

The Company has a formal review process to determine other-than-temporary-impairment for securities in its investment portfolio where there is no intent to sell and it is not more-likely-than-not that it will be required to sell the security before recovery. Factors considered when assessing impairment include:

•	a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•	a decline in the market value of a security for a continuous period of 12 months;

•	recent credit downgrades of the applicable security or the issuer by rating agencies;

•	the financial condition of the applicable issuer;

•	whether loss of investment principal is anticipated;

•	the impact of foreign exchange rates;

•	whether scheduled interest payments are past due; and

•	whether the Company has the intent to sell the security prior to its recovery in fair value.

The Company assesses the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the net present value is less than the amortized cost of the investment, an other-than-temporary impairment is recorded. The net present value is calculated by discounting the Company's best estimate of projected future cash flows at the effective interest rate implicit in the debt security prior to impairment. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage‑backed and asset backed securities, cash flow estimates also include prepayment and other assumptions regarding the underlying collateral including default rates, recoveries and changes in value. The assumptions used in these projections requires the use of significant management judgment.

The Company's assessment of a decline in value included management's current assessment of the factors noted above. The Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

Investment Portfolio

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Income earned on the investment portfolio managed by third parties declined due to lower reinvestment rates. Accrued investment income on fixed-maturity securities, short-term investments and assets acquired in refinancing transactions was $60 million and $52 million as of December 31, 2013 and 2012, respectively.

Net Investment Income

	Year Ended December 31,
	2013	2012
	(in millions)
Income from fixed-maturity securities managed by third parties	$169	$167
Income from internally managed securities:
Fixed maturities	59	47
Other invested assets	22	22
Other	0	1
Gross investment income	250	237
Investment expenses	(4)	(4)
Net investment income	$246	$233

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2013	2012
	(in millions)
Gross realized gains on available-for-sale securities	$50	$18
Gross realized gains on other assets in investment portfolio	7	5
Gross realized losses on available-for-sale securities	(5)	(22)
Gross realized losses on other assets in investment portfolio	(8)	(1)
Other-than-temporary impairment	(21)	(5)
Net realized investment gains (losses)	$23	$(5)

The following table presents the roll-forward of the credit losses of fixed-maturity securities for which the Company has recognized an other-than-temporary-impairment and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Roll Forward of Credit Losses in the Investment Portfolio

	Year Ended December 31,
	2013	2012
	(in millions)
Balance, beginning of period	$36	$31
Additions for credit losses on securities for which an other-than-temporary-impairment was not previously recognized	8	2
Reductions for securities sold during the period	(21)	—
Additions for credit losses on securities for which an other-than-temporary-impairment was previously recognized	11	3
Balance, end of period	$34	$36

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2013

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Gain (Loss) on Securities with OTTI	Weighted Average Credit Quality(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	59%	$3,557	$153	$(20)	$3,690	$0	AA
U.S. government and agencies	1	66	4	(1)	69	—	AA+
Corporate securities	10	624	13	(8)	629	—	A-
Mortgage-backed securities(4):
RMBS	8	463	12	(37)	438	(28)	BBB-
CMBS	3	209	3	(2)	210	—	AAA
Asset-backed securities	5	298	3	(1)	300	(2)	A
Foreign government securities	3	177	9	0	186	—	AA+
Total fixed-maturity securities	89	5,394	197	(69)	5,522	(30)	AA-
Short-term investments	11	667	0	0	667	—	AAA
Total investment portfolio	100%	$6,061	$197	$(69)	$6,189	$(30)	AA-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2012

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with OTTI	Weighted Average Credit Quality(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	65%	$3,197	$306	$0	$3,503	$6	AA
U.S. government and agencies	2	86	8	0	94	—	AA+
Corporate securities	4	215	15	0	230	—	AA-
Mortgage-backed securities(4):
RMBS	8	398	13	(53)	358	(37)	BBB-
CMBS	2	97	6	—	103	—	AAA
Asset-backed securities	6	288	54	—	342	41	BIG
Foreign government securities	3	192	9	0	201	1	AAA
Total fixed-maturity securities	90	4,473	411	(53)	4,831	11	AA-
Short-term investments	10	473	0	—	473	—	AAA
Total investment portfolio	100%	$4,946	$411	$(53)	$5,304	$11	AA-
____________________

(1)	Based on amortized cost.

(2)	Accumulated OCI ("AOCI"). See also Note 20, Other Comprehensive Income.

(3)
Ratings in the tables above represent the lower of the Moody's and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company's portfolio consists primarily of high-quality, liquid instruments.

(4)	Government‑agency obligations were approximately 26% of mortgage backed securities as of December 31, 2013 and 38% as of December 31, 2012 based on fair value.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories. Securities rated lower than A-/A3 by S&P or Moody’s are not eligible to be purchased for the Company’s portfolio unless acquired for loss mitigation or risk management strategies.

The following tables present the fair value of the Company’s available-for-sale portfolio of obligations of state and political subdivisions as of December 31, 2013 and December 31, 2012 by state.

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2013 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
New York	$12	$33	$393	$438	$430	AA
Texas	44	177	167	388	373	AA
California	26	52	239	317	306	AA-
Florida	33	34	190	257	244	AA-
Illinois	—	50	113	163	158	A+
Washington	18	19	117	154	151	AA
Massachusetts	42	5	100	147	144	AA
Arizona	—	8	132	140	137	AA
Michigan	—	28	80	108	102	A+
Pennsylvania	47	23	28	98	96	A+
All others	149	136	726	1,011	976	AA-
Total	$371	$565	$2,285	$3,221	$3,117	AA-

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2012 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Texas	$47	$191	$200	$438	$401	AA
New York	13	21	396	430	399	AA
Florida	34	36	173	243	216	AA-
California	20	27	196	243	215	AA-
Illinois	—	63	130	193	173	A+
Washington	11	39	89	139	126	AA
Arizona	—	8	113	121	110	AA
Michigan	—	29	84	113	102	AA-
Massachusetts	20	4	82	106	95	AA
Pennsylvania	29	32	32	93	86	A+
All others	134	132	768	1,034	949	AA-
Total	$308	$582	$2,263	$3,153	$2,872	AA-
____________________

(1)
Excludes $469 million and $350 million as of December 31, 2013 and 2012, respectively, of pre-refunded bonds. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

The revenue bond portfolio is comprised primarily of essential service revenue bonds issued by transportation authorities and other utilities, water and sewer authorities, universities and healthcare providers.

Revenue Bonds
Sources of Funds

	As of December 31, 2013		As of December 31, 2012
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in millions)
Tax backed	$509	$496	$437	$400
Transportation	486	464	472	421
Municipal utilities	386	372	390	355
Water and sewer	292	289	298	274
Healthcare	231	220	253	229
Higher education	242	239	247	225
All others	139	135	166	156
Total	$2,285	$2,215	$2,263	$2,060

The majority of the investment portfolio is managed by four outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. Each of the portfolio managers perform independent analysis on every municipal security they purchase for the Company’s portfolio. The Company meets with each of its portfolio managers quarterly and reviews all investments with a change in credit rating as well as any investments on the manager’s watch list of securities with the potential for downgrade.

The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2013

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
Obligations of state and political subdivisions	$705	$(20)	$1	$0	$706	$(20)
U.S. government and agencies	11	(1)	—	—	11	(1)
Corporate securities	231	(8)	2	0	233	(8)
Mortgage-backed securities:
RMBS	81	(4)	155	(33)	236	(37)
CMBS	91	(2)	—	—	91	(2)
Asset-backed securities	151	(1)	—	—	151	(1)
Foreign government securities	12	0	1	0	13	0
Total	$1,282	$(36)	$159	$(33)	$1,441	$(69)
Number of securities		280		20		300
Number of securities with OTTI		7		10		17

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2012

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
Obligations of state and political subdivisions	$17	$0	$—	$—	$17	$0
U.S. government and agencies	12	0	—	—	12	0
Corporate securities	5	0	—	—	5	0
Mortgage-backed securities:
RMBS	76	(17)	97	(36)	173	(53)
Foreign government securities	6	0	—	—	6	0
Total	$116	$(17)	$97	$(36)	$213	$(53)
Number of securities		16		10		26
Number of securities with OTTI		5		4		9
Of the securities in an unrealized loss position for 12 months or more as of December 31, 2013, eight securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities as of December 31, 2013 was $29 million. The Company has determined that the unrealized losses recorded as of December 31, 2013 are yield related and not the result of other-than-temporary-impairment.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2013 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of December 31, 2013

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$58	$60
Due after one year through five years	886	923
Due after five years through 10 years	1,523	1,576
Due after 10 years	2,255	2,315
Mortgage-backed securities:
RMBS	463	438
CMBS	209	210
Total	$5,394	$5,522

Under agreements with its cedants and in accordance with statutory requirements, the Company maintains fixed-maturity securities in trust accounts for the benefit of reinsured companies, which amounted to $21 million as of December 31, 2013 and 2012, respectively, based on fair value. In addition, to fulfill state licensing requirements, the Company has placed on deposit eligible securities of $11 million and $15 million as of December 31, 2013 and December 31, 2012, respectively, based on fair value.

No material investments of the Company were non-income producing for years ended December 31, 2013, and 2012.

Internally Managed Portfolio

The investment portfolio tables shown above include both assets managed externally and internally. In the table below, more detailed information is provided for the component of the total investment portfolio that is internally managed (excluding short-term investments). The internally managed portfolio, as defined below, represents approximately 10% of the investment portfolio, on a fair value basis as of December 31, 2013. The internally managed portfolio consists primarily of the Company's investments in securities for (i) loss mitigation purposes, (ii) other risk management purposes and (iii) where the Company believes a particular security presents an attractive investment opportunity.

One of the Company's strategies for mitigating losses has been to purchase securities it has insured that have expected losses, at discounted prices (assets purchased for loss mitigation purposes). In addition, the Company holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of our financial guaranties (other risk management assets).

     The Company also purchases obligations and assets that it believes constitute good investment opportunities (the "trading portfolio"). During 2013, the Company purchased $630 million par amount outstanding of such obligations and sold an amount of par equal to $619 million. During 2012, the Company had purchased $782 million par amount outstanding of such obligations and sold $728 million. As of December 31, 2013 and 2012, the Company held $76 million and $65 million par amount outstanding of such obligations, respectively.

Additional detail about the types and amounts of securities acquired by the Company for loss mitigation, other risk management and in the trading portfolio is set forth in the table below.

Internally Managed Portfolio
Carrying Value

	As of December 31,
	2013	2012
	(in millions)
Assets purchased for loss mitigation purposes:
Fixed-maturity securities:
RMBS	$233	$179
Asset-backed securities	—	64
Other invested assets	47	72
Other risk management assets:
Fixed-maturity securities:
Obligations of state and political subdivisions	8	12
Corporate Securities	136	—
RMBS	36	5
Asset-backed securities	141	186
Other	12	3
Trading portfolio (other invested assets)	47	68
Total	$660	$589

12.     Investment in MAC Holdings
On July 16, 2013, subsidiaries of Assured Guaranty Ltd. completed a series of transactions that increased the capitalization of its subsidiary, MAC, to $800 million on a statutory basis. The Company does not currently anticipate that MAC will distribute any dividends.
AGM and its then subsidiaries Assured Guaranty Municipal Insurance Company ("AGMIC") and AGBM terminated the reinsurance pooling agreement pursuant to which AGMIC and AGBM had assumed a quota share percentage of the financial guaranty insurance policies issued by AGM, and AGM reassumed such ceded business. Subsequently, AGMIC was merged into AGM, with AGM as the surviving company.

AGBM, which had made a loan of $82.5 million to AGUS, an indirect parent holding company of AGM, received all of the outstanding shares of MAC held by AGUS and cash, in full satisfaction of the principal of and interest on such loan. After AGBM distributed substantially all of its assets, including the MAC shares, to AGM as a dividend, AGM sold AGBM to its affiliate Assured Guaranty Re Ltd. (“AG Re”). Subsequently, AGBM and AG Re merged, with AG Re as the surviving company. The sale of AGBM to, and subsequent merger with, AG Re were each effective as of July 17, 2013.
A new company, MAC Holdings, was formed to own 100% of the outstanding stock of MAC. AGM and its affiliate AGC subscribed for approximately 61% and 39% of the outstanding MAC Holdings common stock, respectively, for which AGM paid $425 million and AGM's affiliate AGC paid $275 million, as consideration. The consideration consisted of all of MAC's outstanding common stock (in the case of AGM), cash and marketable securities.
MAC Holdings then contributed cash and marketable securities having a fair market value sufficient to increase MAC's policyholders' surplus to approximately $400 million, and purchased a surplus note issued by MAC in the principal amount of $300 million. In addition, AGM purchased a surplus note issued by MAC in the principal amount of $100 million
Following the increase in MAC's capitalization, AGM ceded par exposure of approximately $87 billion and unearned premiums of approximately $468 million to MAC, and AGC ceded par exposure of approximately $24 billion and unearned premiums of approximately $249 million to MAC.
In addition, on July 15, 2013, AGM and its wholly-owned subsidiary, AGE (together, the "AGM Group") were notified that the New York State Department of Financial Services ("NYSDFS") does not object to the AGM Group reassuming contingency reserves that they had ceded to AG Re and electing to cease ceding future contingency reserves to AG Re under the following circumstances:

•
The AGM Group may reassume 33% of a contingency reserve base of approximately $250 million (the “NY Contingency Reserve Base”) in 2013, after July 16, 2013, the date on which the transactions for the capitalization of MAC were completed (the “Closing Date”).

•	The AGM Group may reassume 50% of the NY Contingency Reserve Base in 2014, no earlier than the one year anniversary of the Closing Date, with the prior approval of the NYSDFS.

•	The AGM Group may reassume the remaining 17% of the NY Contingency Reserve Base in 2015, no earlier than the two year anniversary of the Closing Date, with the prior approval of the NYSDFS.
The reassumption of the contingency reserves by the AGM Group has the effect of increasing contingency reserves by the amount reassumed and decreasing its policyholders' surplus by the same amount; there would be no impact on the statutory or rating agency capital of the AGM Group. The reassumption of contingency reserves by the AGM Group permits the release of amounts from the AG Re trust accounts securing AG Re's reinsurance of the AGM Group.
In accordance with the above approvals, in the third quarter of 2013, AGM reassumed 33% of its contingency reserve base as discussed above. This reassumption permitted the release of assets from the AG Re trust accounts securing AG Re's reinsurance of AGM by approximately $53 million, after adjusting for increases in the amounts required to be held in such accounts due to changes in asset values.
As noted above, AGUS repaid the $82.5 million loan from AGBM with the outstanding shares of MAC that AGUS held and with cash. At the time of the capitalization transactions, MAC had the following assets and liabilities:

July 1, 2013
(in millions)
Assets
Investments	$72.5
Cash	0.0
Intangible assets	16.0
Other assets	2.3
Total assets	$90.8

Liabilities
Other liabilities	$2.4
Total liabilities	$2.4

13.    Insurance Company Regulatory Requirements

The Company's ability to pay dividends depends upon their financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of their state of domicile and other states. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP.

The Company's U.S. domiciled insurance companies prepare statutory financial statements in accordance with accounting practices prescribed or permitted by the National Association of Insurance Commissioners (“NAIC”) and their respective insurance departments. Prescribed statutory accounting practices are set forth in the NAIC Accounting Practices and Procedures Manual. The Company has no permitted accounting practices on a statutory basis.

GAAP differs in certain significant respects from U.S. insurance companies' statutory accounting practices prescribed or permitted by insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

•	upfront premiums are earned when related principal and interest have expired rather than earned over the expected period of coverage;

•	acquisition costs are charged to expense as incurred rather than over the period that related premiums are earned;

•	a contingency reserve is computed based on statutory requirements;

•	certain assets designated as “non-admitted assets” are charged directly to statutory surplus but are reflected as assets under GAAP;

•	investments in subsidiaries are carried on the balance sheet on the equity basis, to the extent admissible, rather than consolidated with the parent;

•
the amount of deferred tax assets that may be admitted is subject to an adjusted surplus threshold and is generally limited to the lesser of those assets the Company expects to realize within three years of the balance sheet date or fifteen percent of the Company's adjusted surplus. This realization period and surplus percentage is subject to change based on the amount of adjusted surplus;

•	insured CDS are accounted for as insurance contracts rather than as derivative contracts recorded at fair value;

•	bonds are generally carried at amortized cost rather than fair value;

•	VIEs and refinancing vehicles are not consolidated;

•	surplus notes are recognized as surplus rather than as a liability and each payment of principal and interest is recorded only upon approval of the insurance regulator;

•	push-down acquisition accounting is not applicable under statutory accounting practices;

•
present value of expected losses are discounted at 5%, recorded when the loss is deemed probable and recorded without consideration of the deferred premium revenue as opposed to discounted at the risk free rate at the end of each reporting period and only to the extent they exceed deferred premium revenue;

•	present value of installment premiums and commissions are not recorded on the balance sheets.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(in millions)
AGM stand-alone	1,733	1,780	340	203
Assured Guaranty Municipal Insurance Company	—	791	—	58
MAC	514	77	26	1
AGM consolidated(1)	1,746	1,785	405	256
____________________

(1)	Represents the consolidated amounts of AGM and all of its U.S. and foreign subsidiaries.

Dividend Restrictions and Capital Requirements

AGM is a New York domiciled insurance company. Under New York insurance law, AGM may only pay dividends out of "earned surplus", which is the portion of a company's surplus that represents the net earnings, gains or profits (after deduction of all losses) that have not been distributed to shareholders as dividends or transferred to stated capital or capital surplus, or applied to other purposes permitted by law, but does not include unrealized appreciation of assets. AGM may pay dividends without the prior approval of the NYSDFS that, together with all dividends declared or distributed by it during the preceding 12 months, does not exceed the lesser of 10% of its policyholders' surplus (as of the last annual or quarterly statement filed with the New York Superintendent of Financial Services ("New York Superintendent")) or 100% of its adjusted net investment income during that period. As of December 31, 2013, approximately $10 million was available for distribution of dividends in the first quarter of 2014, after giving effect to dividends paid in the prior 12 months. The maximum amount available during 2014 for AGM to pay dividends to AGMH without regulatory approval, after giving effect to dividends paid in the prior 12 months, will be approximately $173 million.

Dividends and Surplus Notes
By Insurance Company

	Year Ended December 31,
	2013	2012
	(in millions)
Dividends paid by AGM to AGMH	$163	$30
Repayment of surplus note by AGM to AGMH	50	50
Issuance of surplus notes by MAC to AGM and MAC Holdings	(400)	—

14.    Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

Non-interest‑bearing tax and loss bonds are purchased to prepay the tax benefit that results from deducting contingency reserves as provided under Internal Revenue Code Section 832(e). The Company records the purchase of tax and loss bonds in deferred taxes.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Provision for Income Taxes

In conjunction with AGL's purchase of AGMH on July 1, 2009, AGM and its insurance company subsidiaries have joined the consolidated federal tax group of AGUS, an indirect parent holding company of AGM. A new tax sharing agreement was entered into effective July 1, 2009, subsequently amended to include MAC, whereby each company in the AGUS consolidated tax group pays or receives its proportionate share of the consolidated federal tax burden for the group as if each company filed on a separate return basis with current period credit for net losses. In conjunction with the acquisition of MAC (formerly Municipal and Infrastructure Assurance Corporation) on May 31, 2012, MAC has joined the consolidated federal tax group. Please refer to Note 11, Investment in MAC Holdings, for series of transactions impacting MAC and MAC Holdings in July 2013.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below:

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2013	2012
	(in millions)
Expected tax provision (benefit) at statutory rate	$359	$204
Tax-exempt interest	(41)	(42)
Other	4	2
Total provision (benefit) for income taxes	$322	$164
Effective tax rate	31.4%	28.2%

Components of Net Deferred Tax Assets

	As of December 31,
	2013	2012
	(in millions)
Deferred tax assets:
Unrealized losses on credit derivative financial instruments, net	$75	$98
Unearned premium reserves, net	87	143
Loss and LAE reserve	108	19
Tax and loss bonds	21	6
Deferred ceding commission income	34	38
Foreign tax credit	27	30
FG VIEs	18	145
Investment in foreign subsidiary	—	30
Investment basis difference	58	72
Other	16	3
Total deferred income tax assets	444	584
Deferred tax liabilities:
Contingency reserves	25	6
Unrealized appreciation on investments	45	125
Market discount	24	33
Other	19	11
Total deferred income tax liabilities	113	175
Net deferred income tax asset	$331	$409

As of December 31, 2013, the Company had foreign tax credits carried forward of $27 million, including $22 million from its acquisition of AGMH, which expire in 2019 through 2021. Internal Revenue Code limits the amounts of foreign tax credits the Company may utilize each year. Management believes sufficient future taxable income exists to realize the full benefit of these foreign tax credits.

Valuation Allowance

The Company came to the conclusion that it is more likely than not that its net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative GAAP income of the Company, cumulative operating income Assured Guaranty US Holdings Inc. together with its U.S. subsidiaries has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Audits

AGUS has open tax years with the U.S. Internal Revenue Service (“IRS”) for 2009 forward and is currently under audit for the 2009 - 2011 tax years. The IRS concluded its field work with respect to tax years 2006 through 2008 without adjustment.  On February 20, 2013 the IRS notified AGUS that the Joint Committee on Taxation completed its review of the 2006 through 2008 tax years and has accepted the results of the IRS examination without exception. AGMH and subsidiaries have separate open tax years with the IRS of January 1, 2009 through the July 1, 2009 when they joined the AGUS consolidated group. The IRS concluded its field work with respect to tax years 2008 for AGMH and subsidiaries while members of the Dexia Holdings Inc. consolidated tax group without adjustment. The Company is indemnified by Dexia for any potential liability associated with any audit of any periods prior to the acquisition of AGMH. The Company's U.K. subsidiary is not currently under examination and has open tax years of 2011 forward.

Uncertain Tax Positions

The following table provides a reconciliation of the beginning and ending balances of the total liability for unrecognized tax benefits. The Company does not believe it is reasonably possible that this amount will change significantly in the next twelve months.

	2013	2012
	(in millions)
Balance as of January 1,	$5	$5
True-up from tax return filings	—	—
Increase in unrecognized tax benefits as a result of position taken during the current period	—	—
Decrease due to closing of IRS audit	—	—
Balance as of December 31,	$5	$5

The Company's policy is to recognize interest and penalties related to uncertain tax positions in income tax expense and has accrued $0.3 million for 2013 and $0.2 million for 2012. As of December 31, 2013 and December 31, 2012, the Company has accrued $1.7 million and $1.4 million of interest, respectively.

The total amount of unrecognized tax benefits at December 31, 2013, that would affect the effective tax rate, if recognized, is $5 million.

Tax Treatment of CDS

The Company treats the guaranty it provides on CDS as an insurance contract for tax purposes and as such a taxable loss does not occur until the Company expects to make a loss payment to the buyer of credit protection based upon the occurrence of one or more specified credit events with respect to the contractually referenced obligation or entity. The Company holds its CDS to maturity, at which time any unrealized fair value loss in excess of credit-related losses would revert to zero. The tax treatment of CDS is an unsettled area of the law. The uncertainty relates to the IRS determination of the income or potential loss associated with CDS as either subject to capital gain (loss) or ordinary income (loss) treatment. In treating CDS as insurance contracts the Company treats both the receipt of premium and payment of losses as ordinary income and believes it is more likely than not that any CDS credit related losses will be treated as ordinary by the IRS. To the extent the IRS takes the view that the losses are capital losses in the future and the Company incurred actual losses associated with the CDS, the Company would need sufficient taxable income of the same character within the carryback and carryforward period available under the tax law.

15.    Reinsurance and Other Monoline Exposures
AGM assumes exposure on insured obligations (“Assumed Business”) and cedes portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions.
Accounting Policy
For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract (except for those eliminated as FG VIEs). For any assumed or ceded financial guaranty insurance premiums, the accounting model described in Note 4 is followed, for assumed and ceded financial guaranty insurance losses, the accounting model in Note 7 is followed. For any ceded credit derivative contracts, the accounting model in Note 9 is followed.
Ceded and Assumed Business
The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. Under these relationships, the Company cedes a portion of its insured risk in exchange for a premium paid to the reinsurer. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result.  The Company's ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.
The Company has assumed business primarily from its affiliate, AGC.  Under this relationship, the Company assumes a portion of the ceding company’s insured risk in exchange for a premium.  The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company’s agreement with AGC is generally subject to termination at the option of the ceding company if the Company fails to meet certain financial and regulatory criteria or to maintain a specified minimum financial strength rating.  Upon termination under these conditions, the Company may be required to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves calculated on a statutory basis of accounting, attributable to the reinsurance assumed, after which the Company would be released from liability with respect to the Assumed Business.  Upon the occurrence of the conditions set forth above, whether or not an agreement is terminated, the Company may be obligated to increase the level of ceding commission paid.
Over the past several years, the Company has entered into several commutations in order to reassume previously ceded books of business from its reinsurers. These commutations of Ceded Business resulted in gains of $2 million and $82 million for the years ended December 31, 2013 and 2012, respectively, which were recorded in other income.

Net Effect of Commutations of Ceded
Reinsurance Contracts

	Year Ended December 31,
	2013	2012
	(in millions)
Increase in net unearned premium reserve	$11	$109
Increase in net par outstanding	151	19,173

The Company is also party to reinsurance agreements as a reinsurer to its affiliated financial guaranty insurance companies. In 2013, MAC assumed a book of U.S. public finance business from AGM and AGC. See Note 12, Investment in MAC Holdings for a description of the affiliated reinsurance transactions.

The following table presents the components of premiums and losses reported in the consolidated statement of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2013	2012
	(in millions)
Premiums Written:
Direct	$123	$194
Assumed(1)	248	—
Ceded	(47)	(1)
Net	$324	$193
Premiums Earned:
Direct	$690	$809
Assumed(1)	13	1
Ceded	(195)	(220)
Net	$508	$590
Loss and LAE:
Direct	$163	$565
Ceded	(71)	(186)
Net	$92	$379
____________________

(1)	See Note 12, Investment in MAC Holdings.

Reinsurer Exposure
In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed-maturity securities that are wrapped by monolines and whose value may decline based on the rating of the monoline. As of December 31, 2013, based on fair value, the Company had $411 million of fixed-maturity securities in its investment portfolio wrapped by National Public Finance Guarantee Corporation, $369 million by Ambac Assurance Corporation ("Ambac"), $80 million by AGC, and $27 million by other guarantors.

Exposure by Reinsurer

	Ratings as of March 28, 2014		Par Outstanding as of December 31, 2013
Reinsurer	Moody’s Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding(1)	Second-to-Pay Insured Par Outstanding	Assumed Par Outstanding
	(dollars in millions)
Affiliated Companies	(2)	(2)	$61,333	$489	$23,642
Non-Affiliated Companies:
Tokio Marine & Nichido Fire Insurance Co., Ltd. ("Tokio")	Aa3 (3)	AA- (3)	7,305	—	—
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	WR (4)	WR	6,705	—	30
Radian Asset Assurance Inc. ("Radian")	Ba1	B+	4,647	36	—
Syncora Guarantee Inc.	WR	WR	4,201	658	—
Mitsui Sumitomo Insurance Co. Ltd.	A1	A+ (3)	2,154	—	—
ACA Financial Guaranty Corp.	NR (6)	WR	801	5	—
Swiss Reinsurance Co.	Aa3	AA-	346	—	—
CIFG Assurance North America Inc. ("CIFG")	WR	WR	—	108	—
MBIA Inc.	(5)	(5)	—	7,447	—
Ambac (5)	WR	WR	—	3,127	—
Financial Guaranty Insurance Co.	WR	WR	—	1,063	—
Other	Various	Various	624	—	1
Non-Affiliated Companies			26,783	12,444	31
Total			$88,116	$12,933	$23,673
____________________

(1)	Includes $2,883 million in ceded par outstanding related to insured credit derivatives.

(2)
As of the date of this document, the affiliates of AGM are AG Re and its subsidiaries, rated Baa1 (negative) by Moody's and AA (stable) by S&P, and AGC and its subsidiaries, rated A3 (stable) by Moody's and AA (stable) by S&P. In addition, MAC is rated AA+ (stable outlook) from Kroll Bond Rating Agency and of AA (stable outlook) from S&P. Assumed par outstanding includes $23,611 million assumed by MAC from AGC.

(3)	The Company has structural collateral agreements satisfying the triple-A credit requirement of S&P and/or Moody’s.

(4)	Represents “Withdrawn Rating.”

(5)	MBIA Inc. includes various subsidiaries which are rated AA- and B by S&P and Baa1, B1 and B3 by Moody’s. Ambac includes policies in their general and segregated account.

(6)	Represents “Not Rated.”

Ceded Par Outstanding by Reinsurer and Credit Rating
As of December 31, 2013

Reinsurer	AAA	AA	A	BBB	BIG	Total
	(in millions)
Affiliated Companies	$1,267	$18,259	$29,607	$10,580	$1,620	$61,333
Tokio	1,127	1,148	2,291	1,793	946	7,305
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	385	2,732	2,146	1,003	439	6,705
Radian	235	336	2,312	1,193	571	4,647
Syncora Guarantee Inc.	—	223	764	2,334	880	4,201
Mitsui Sumitomo Insurance Co. Ltd.	146	702	868	232	206	2,154
ACA Financial Guaranty Corp.	—	465	324	12	—	801
Swiss Reinsurance Co.	—	2	241	27	76	346
Other	—	—	622	2	—	624
Total	$3,160	$23,867	$39,175	$17,176	$4,738	$88,116

In accordance with U.S. statutory accounting requirements and U.S. insurance laws and regulations, in order for the Company to receive credit for liabilities ceded to reinsurers domiciled outside of the U.S., such reinsurers must secure their liabilities to the Company. All of the unauthorized reinsurers in the table above post collateral for the benefit of the Company in an amount at least equal to the sum of their ceded unearned premium reserve, loss reserves and contingency reserves all calculated on a statutory basis of accounting. In addition, certain authorized reinsurers in the table above post collateral on terms negotiated with the Company. Collateral may be in the form of letters of credit or trust accounts. The total collateral posted by all non-affiliated reinsurers as of December 31, 2013 is approximately $632 million.
Second-to-Pay
Insured Par Outstanding by Rating
As of December 31, 2013(1)

	Structured Finance					Structured Finance
	AAA	AA	A	BBB	BIG	AAA	AA	BBB	BIG	Total
	(in millions)
Affiliated Companies	$—	$77	$8	$—	$—	$—	$404	$—	$—	$489
Radian	—	—	13	15	8	—	—	—	—	36
Syncora Guarantee Inc.	—	5	131	322	196	4	—	—	—	658
ACA Financial Guaranty Corp	—	3	—	2	—	—	—	—	—	5
CIFG	—	9	21	1	77	—	—	—	—	108
MBIA Inc.	168	1,724	2,975	996	—	—	1,368	—	216	7,447
Ambac	29	930	1,778	208	—	2	42	1	137	3,127
Financial Guaranty Insurance Co.	—	14	567	25	207	214	—	—	36	1,063
Total	$197	$2,762	$5,493	$1,569	$488	$220	$1,814	$1	$389	$12,933
____________________

(1)	Assured Guaranty's internal rating.

Amounts Due (To) From Reinsurers
As of December 31, 2013

	Assumed Premium, net of Commissions	Ceded Premium, net of Commissions	Ceded Expected Loss and LAE
	(in millions)
Affiliated Companies	$3	$(73)	$40
Tokio	—	(19)	16
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	—	(8)	2
Radian	—	(17)	13
Syncora Guarantee Inc.	—	(40)	—
Mitsui Sumitomo Insurance Co. Ltd.	—	(3)	0
Swiss Reinsurance Co.	—	(3)	—
CIFG	—	—	2
Other	—	(29)	—
Total	$3	$(192)	$73

Excess of Loss Reinsurance Facility

AGC, AGM and MAC entered into an aggregate excess of loss reinsurance facility with a number of reinsurers, effective as of January 1, 2014. The facility covers losses occurring either from January 1, 2014 through December 31, 2021, or January 1, 2015 through December 31, 2022, at the option of AGC, AGM and MAC. It terminates on January 1, 2016, unless AGC, AGM and MAC choose to extend it. The facility covers certain U.S. public finance credits insured or reinsured by AGC, AGM and MAC as of September 30, 2013, excluding credits that were rated non-investment grade as of December 31, 2013 by Moody’s or S&P or internally by AGC, AGM or MAC and is subject to certain per credit limits. Among the credits excluded are those associated with the Commonwealth of Puerto Rico and its related authorities and public corporations. The facility attaches when AGC’s, AGM’s and MAC’s net losses (net of AGC’s and AGM's reinsurance (including from affiliates) and net of recoveries) exceed $1.5 billion in the aggregate. The facility covers a portion of the next $500 million of losses, with the reinsurers assuming pro rata in the aggregate $450 million of the $500 million of losses and AGC, AGM and MAC jointly retaining the remaining $50 million of losses. The reinsurers are required to be rated at least AA- or to post collateral sufficient to provide AGM, AGC and MAC with the same reinsurance credit as reinsurers rated AA-. AGM, AGC and MAC are obligated to pay the reinsurers their share of recoveries relating to losses during the coverage period in the covered portfolio. The Company has paid approximately $17 million of premiums during 2014 for the term January 1, 2014 through December 31, 2014 and deposited approximately $17 million of securities into trust accounts for the benefit of the reinsurers to be used to pay the premium for January 1, 2015 through December 31, 2015. This facility replaces the $435 million aggregate excess of loss reinsurance facility that AGC and AGM had entered into on January 22, 2012.
Re-Assumption Agreement with Radian Asset Assurance Inc.
On January 24, 2012, the Company entered into an agreement under which it reassumed $12.9 billion of par it had previously ceded to Radian. The Company received a payment of $86 million from Radian for the re-assumption, which consisted 96% of public finance exposure and 4% of structured finance credits. Additionally, the Company projected it would receive from and after January 1, 2012 an incremental $1.9 million, on a present value basis of future installment premiums. The reassumed portfolio was composed entirely of selected credits that met the Company's underwriting standards.
Tokio Marine & Nichido Fire Insurance Co., Ltd. Agreement

    Effective as of March 1, 2012, AGM and Tokio entered into a Commutation, Reassumption and Release Agreement for a portfolio consisting of approximately $6.2 billion in par of U.S. public finance exposures outstanding as of February 29, 2012. Tokio paid AGM the statutory unearned premium outstanding as of February 29, 2012 plus a commutation premium.

16.    Related Party Transactions
Guarantees or Contingencies for Related Parties
AGM has executed a net worth maintenance agreement on behalf of AGMIC pursuant to which the Company agrees to maintain AGMIC's policyholders' surplus of $66 million as determined under the laws of New York. AGM has entered into a net worth maintenance agreement with AGBM pursuant to which AGM agrees to cause AGBM to maintain the minimum shareholders' equity required under the laws of Bermuda for AGBM to maintain its insurance license. However, under both of these net worth maintenance agreements, any contributions by AGM for such purpose shall not: (a) exceed 35% of AGM's policyholders' surplus on an accumulated basis as determined under the laws of the State of New York, (b) not have the effect of jeopardizing AGM's insurer financial strength rating from Moody's or S&P, and (c) be in compliance with Section 1505 of the New York Insurance Law.

AGM currently provides support to AGE through an amended and restated quota share and stop loss reinsurance agreement (the "Reinsurance Agreement") and an amended and restated net worth maintenance agreement (the "Net Worth Agreement"). For transactions closed prior to 2011, AGE typically guaranteed all of the guaranteed obligations directly and AGM reinsured approximately 92% of AGE's retention after cessions to other reinsurers under the quota share cover of the Reinsurance Agreement. In 2011, AGE implemented a co-guarantee structure pursuant to which AGE directly guarantees a portion of the guaranteed obligations in an amount equal to what would have been AGE's pro rata retention percentage under the quota share cover. AGM directly guarantees the balance of the guaranteed obligations and also provides a second-to-pay guarantee for AGE's portion of the guaranteed obligations. AGM's ability to provide such direct guaranties outside of the U.K. is uncertain.

Under the stop loss cover of the Reinsurance Agreement, AGM is required to make payments to AGE when AGE's annual net incurred losses and expenses exceeds AGE's annual net earned premium plus any amounts deducted from AGE's equalization reserve during the year. The stop loss cover has an annual limit of liability equal to 20% of AGE's guaranteed net principal amount outstanding at the prior year-end, plus AGE's guaranteed net principal outstanding at the prior year-end of AGE's two largest transactions.

The quota share and stop loss covers each exclude transactions guaranteed by AGE on or after July 1, 2009 that are not municipal, utility, project finance or infrastructure risks or similar types of risks.

Under the Net Worth Agreement, AGM is obligated to cause AGE to maintain capital resources equal to 110% of the greatest of the amounts as may be required by the Prudential Regulation Authority ("PRA") as a condition for maintaining its authorization to carry on a financial guarantee business in the U.K., provided that contributions (a) do not exceed 35% of AGM's policyholders' surplus as determined by the laws of the State of New York, and (b) are in compliance with a provision of the New York Insurance Law requiring notice to or approval by the NYSDFS for transactions between affiliates that exceed certain thresholds. AGM has never been required to make any contributions to AGE's capital under the current Net Worth Agreement or its prior net worth maintenance agreement.

AGE and AGM have pending a second amended and restated quota share and stop loss reinsurance agreement (the “Second A&R Reinsurance Agreement”) and a second amended and restated net worth maintenance agreement (the "Second A&R Net Worth Agreement"). These agreements have been approved by the PRA, and Moody’s and S&P have confirmed that their implementation will not adversely impact AGE’s or AGM’s ratings. The agreements are under review by the NYSDFS, and implementation awaits NYSDFS non-disapproval.

The quota share cover of the Second A&R Reinsurance Agreement is unchanged from that in the Reinsurance Agreement. The stop loss cover is replaced entirely by an excess of loss cover. Under the excess of loss cover, AGM will pay AGE quarterly the amount by which AGE’s incurred losses calculated in accordance with UK GAAP as reported by AGE in its financial returns filed with the PRA and AGE’s paid losses and loss adjustment expenses, in both cases net of all other performing reinsurance, exceed AGE’s capital resources under U.K. law minus of the greatest of the amounts as may be required by the PRA as a condition for maintaining its authorization to carry on a financial guarantee business in the U.K. In addition, the Second A&R Reinsurance Agreement adds the following events permitting AGE to terminate to the existing termination event of a downgrade of AGM’s ratings by Moody’s below Aa3 or by S&P below AA-: AGM’s insolvency, failure to maintain the minimum capital required under AGM’s domiciliary jurisdiction, filing a petition in bankruptcy, going into liquidation or rehabilitation or having a receiver appointed. The agreement provides that no amounts are owing under the excess of loss cover or the stop loss cover under the Reinsurance Agreement with respect to any quarter ending prior to the effective date of the Second A&R Reinsurance Agreement.

AGM’s obligation to pay under the Second A&R Net Worth Agreement is unchanged from that in the Net Worth Maintenance Agreement, except for the addition of a provision clarifying that any amounts due under this agreement shall take into account all amounts paid or reasonably expected to be paid under the Second A&R Reinsurance Agreement. In addition, termination provisions substantially similar to those in the Second A&R Reinsurance Agreement have been added.
Management, Service Contracts or Cost Sharing Arrangements
Under a Service Agreement between AGC and AGM dated January 1, 2010, AGC provides insurance and certain support services, including actuarial, claims handling, surveillance, legal, corporate secretarial, information technology, human resources, accounting, tax, financial reporting and investment planning services to AGM. Also under the Service Agreement, AGM makes available office space and equipment to certain of its affiliates. Costs and expenses under the Service Agreement are allocated directly, where possible, and where not possible, allocated between companies according to: employee headcount multiplied by the percentage of employee time allocated to each company.
See Note 19, Employee Benefit Plans for expenses related to Long-Term Compensation Plans of AGL which are allocated to AGM. For the years ended December 31, 2013 and 2012, the Company was allocated expenses of $72 million and $64 million, respectively, under these affiliate expense sharing agreements. The increase in the expenses that AGC allocated to affiliates was a result of an updated time study. The primary driver was an increase in expenses allocated to AGM which guaranteed the majority of new business in 2013.
The following table summarizes the amounts due (to) from affiliate companies under the expense sharing agreements.
Amounts Due (To) From Affiliated Companies

	As of December 31,
	2013	2012
	(in millions)
Affiliated companies
Assured Guaranty Corp.	$(50)	$(36)
Assured Guaranty Finance Overseas Ltd.	(2)	(1)
Assured Guaranty Ltd.	(3)	(1)
Other	(1)	(3)
Total	$(56)	$(41)

Assured Guaranty Re Ltd.
The Company cedes business to AG Re under certain reinsurance agreements. The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2013	2012
	(in millions)
Assets:
Ceded unearned premium reserve (1)	$611	$644
Reinsurance recoverable on unpaid losses	30	19
Reinsurance recoverable on paid losses(2)	7	1
Profit commission receivable (2)	2	3
Net credit derivative assets	28	45
Liabilities:
Ceded premium payable, net of ceding commission	73	63
Ceded salvage and subrogation recoverable	5	17
Ceded funds held	59	36
Other liabilities (3)	108	118
Other information:
Exposure
Ceded par outstanding
AG Re	61,333	64,874
____________________

(1)	Includes $6 million and $11 million of ceded contra-paid on losses at December 31, 2013 and December 31, 2012, respectively.

(2)	Included in other assets on the consolidated balance sheets.

(3)	Represents deferred ceding commissions.
The table below summarizes ceded activity to AG Re reflected in the consolidated statement of operations.

	Year Ended December 31,
	2013	2012
	(in millions)
Revenues:
Net earned premiums	$(98)	$(92)
Profit commission income	2	3
Realized gains and other settlements on credit derivatives	(7)	(1)
Net unrealized gains (losses) on credit derivatives	(14)	3
Expenses:
Loss and loss adjustment expenses (recoveries)	(41)	(58)
Commissions incurred (earned)	(27)	(7)

Assured Guaranty Corp.
The Company assumes business from AGC under certain reinsurance agreements. The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2013	2012
	(in millions)
Assets:
Premium receivable, net of assumed commission payable	$3	$—
Liabilities:
Unearned premium reserve	236	—

The table below summarizes assumed activity from AGC reflected in the consolidated statement of operations.

	Year Ended December 31,
	2013	2012
	(in millions)
Revenues:
Net earned premiums	$13	$—
Other Invested Assets
Surplus Note from AGC

On December 18, 2009, AGC issued a surplus note with a principal amount of $300.0 million to AGM. This note carries a simple interest rate of 5.0% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31 of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders' surplus in excess of statutory minimum requirements after such payment and to prior written approval by the Maryland Insurance Administration. AGM recognized $15 million and $15 million of interest income in each of the years ended December 31, 2013 and 2012. AGM also received $15 million and $15 million of interest from AGC in each of the years ended December 31, 2013 and 2012. There was no principal paydown on the surplus note by AGC.

Loan Receivable from Affiliate
Loan to Assured Guaranty US Holdings Inc.

In May 2012, AGBM entered into a five-year loan agreement with AGUS which authorizes borrowings up to $172.5 million. On May 31, 2012, AGUS borrowed $82.5 million under such agreement. Interest is accruing on the unpaid principal amount of the loan at a rate of six-month LIBOR plus 3% per annum. The entire outstanding principal balance of the loan, together with all accrued and unpaid interest, would have been due and payable on the fifth anniversary of the date the loan is made. In July 2013, this loan was repaid. See Note 12, Investment in MAC Holdings, for more information. AGM recognized $2 million and $2 million of interest income in each of the years ended December 31, 2013 and 2012.
Capital Contributions from AGMH
In the third quarter of 2008, AGM issued a non-interest bearing surplus note with no term to AGMH in exchange for $300 million which, due to the terms of the agreement, is recorded as capital. Principal on the surplus note may be paid at any time at the option of the Company, subject to prior approval of the New York Superintendent and in compliance with the conditions to such payments as contained in the New York Insurance Laws. The Company repaid $50 million in principal on these surplus notes in 2013 and $50 million in 2012. As of December 31, 2013, an aggregate principal of $75 million remains outstanding on the surplus note. In March 2014, AGM obtained approval from the New York Department of Financial Services to repay an additional $25 million of principal of the surplus note.
In connection with capitalization of MAC (see Note 12, Investment in MAC Holdings), in July 2013 AGMH made a non cash contribution of $9 million to AGM.
17.    Commitments and Contingencies

Leases

Effective June 2004, AGM entered into a 21-year sublease agreement with Deutsche Bank AG for office space at 31 West 52nd Street, New York, New York. The Company moved to this space in June 2005. The lease contains scheduled rent increases every five years after the 19-month rent-free period, as well as lease incentives for initial construction costs of up to $6 million, as defined in the sublease. The lease contains provisions for rent increases related to increases in the building's operating expenses. The lease also contains a renewal option for an additional ten-year period, and an option to rent additional office space at various points in the future, in each case at then-current market rents. Rent expense was $5.1 million in 2013 and $5.0 million in 2012.

Future Minimum Rental Payments

Year	(in millions)
2014	$7
2015	7
2016	7
2017	8
2018	8
Thereafter	59
Total	$96

Legal Proceedings

Litigation

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly, and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

In addition, in the ordinary course of its business, the Company asserts claims in legal proceedings against third parties to recover losses paid in prior periods. For example, as described in the "Recovery Litigation" section of Note 6, Expected Loss to be Paid, as of the date of this filing, AGM has filed complaints against certain sponsors and underwriters of RMBS securities that AGM had insured, alleging, among other claims, that such persons had breached R&W in the transaction documents, failed to cure or repurchase defective loans and/or violated state securities laws. The amounts, if any, the Company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

Proceedings Relating to the Company's Financial Guaranty Business

AGM and AGMH receive subpoenas duces tecum and interrogatories from regulators from time to time.

Beginning in July 2008, AGM and various other financial guarantors were named in complaints filed in the Superior Court for the State of California, City and County of San Francisco by a number of plaintiffs. Subsequently, plaintiffs' counsel filed amended complaints against AGM and AGC and added additional plaintiffs. These complaints alleged that the financial guaranty insurer defendants (i) participated in a conspiracy in violation of California's antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance, (ii) participated in risky financial transactions in other lines of business that damaged each insurer's financial condition (thereby undermining the value of each of their guaranties), and (iii) failed to adequately disclose the impact of those transactions on their financial condition. In addition to their antitrust claims, various plaintiffs asserted claims for breach of the covenant of good faith and fair dealing, fraud, unjust enrichment, negligence, and negligent misrepresentation. At hearings held in July and October 2011 relating to AGM, AGC and the other defendants' demurrer, the court overruled the demurrer on the following claims: breach of contract, violation of California's antitrust statute and of its unfair business practices law, and fraud. The remaining claims were dismissed. On December 2, 2011, AGM, AGC and the other bond insurer defendants filed an anti-SLAPP ("Strategic Lawsuit Against Public Participation") motion to strike the complaints under California's Code of Civil Procedure. On July 9, 2013, the court entered its order denying in part and granting in part the bond insurers' motion to strike. As a result of the order, the causes of action that remain against AGM and AGC are: claims of breach of contract and fraud, brought by the City of San Jose, the City of Stockton, East Bay Municipal Utility District and Sacramento Suburban Water

District, relating to the failure to disclose the impact of risky financial transactions on their financial condition; and a claim of breach of the unfair business practices law brought by The Jewish Community Center of San Francisco. On September 9, 2013, plaintiffs filed an appeal of the anti-SLAPP ruling on the California antitrust statute. On September 30, 2013, AGC, AGM and the other bond insurer defendants filed a notice of cross-appeal. The complaints generally seek unspecified monetary damages, interest, attorneys' fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss, if any, that may arise from these lawsuits.

On November 19, 2012, Lehman Brothers Holdings Inc. (“LBHI”) and Lehman Brothers Special Financing Inc. (“LBSF") commenced an adversary complaint and claim objection in the United States Bankruptcy Court for the Southern District of New York against Credit Protection Trust 283 (“CPT 283”), FSA Administrative Services, LLC, as trustee for CPT 283, and AGM, in connection with CPT 283's termination of a CDS between LBSF and CPT 283. CPT 283 terminated the CDS as a consequence of LBSF failing to make a scheduled payment owed to CPT 283, which termination occurred after LBHI filed for bankruptcy but before LBSF filed for bankruptcy. The CDS provided that CPT 283 was entitled to receive from LBSF a termination payment in that circumstance of approximately $43.8 million (representing the economic equivalent of the future fixed payments CPT 283 would have been entitled to receive from LBSF had the CDS not been terminated), and CPT 283 filed proofs of claim against LBSF and LBHI (as LBSF's credit support provider) for such amount. LBHI and LBSF seek to disallow and expunge (as impermissible and unenforceable penalties) CPT 283's proofs of claim against LBHI and LBSF and recover approximately $67.3 million, which LBHI and LBSF allege was the mark-to-market value of the CDS to LBSF (less unpaid amounts) on the day CPT 283 terminated the CDS, plus interest, attorney's fees, costs and other expenses. On the same day, LBHI and LBSF also commenced an adversary complaint and claim objection against Credit Protection Trust 207 (“CPT 207”), FSA Administrative Services, LLC, as trustee for CPT 207, and AGM, in connection with CPT 207's termination of a CDS between LBSF and CPT 207. Similarly, the CDS provided that CPT 207 was entitled to receive from LBSF a termination payment in that circumstance of $492,555. LBHI and LBSF seek to disallow and expunge CPT 207's proofs of claim against LBHI and LBSF and recover approximately $1.5 million. AGM believes the terminations of the CDS and the calculation of the termination payment amounts were consistent with the terms of the ISDA master agreements between the parties. The Company cannot reasonably estimate the possible loss, if any, that may arise from this lawsuit.

On September 25, 2013, Wells Fargo Bank, N.A., as trust administrator, filed an interpleader complaint in the U.S. District Court for the Southern District of New York against AGM, among others, relating to the right of AGM to be reimbursed from certain cashflows for principal claims paid on insured certificates issued in the MASTR Adjustable Rate Mortgages Trust 2007-3 securitization. The Company estimates that an adverse outcome to the interpleader proceeding could increase losses on the transaction by approximately $10 - $20 million, net of expected settlement payments and reinsurance in force.

Previously, AGM, together with other financial institutions and other parties, including bond insurers, had been named as defendants in a civil action brought in the circuit court of Jefferson County, Alabama relating to the County's problems meeting its sewer debt obligations: Charles E. Wilson vs. JPMorgan Chase & Co et al (filed in the Circuit Court of Jefferson County, Alabama), Case No. 01-CV-2008-901907.00. The action was brought in August 2008 on behalf of rate payers, tax payers and citizens residing in Jefferson County, and alleged conspiracy and fraud in connection with the issuance of the County's debt. The complaint sought equitable relief, unspecified monetary damages, interest, attorneys' fees and other costs. In January 2011, the circuit court issued an order denying a motion by the bond insurers and other defendants to dismiss the action. The defendants, including the bond insurers, petitioned the Alabama Supreme Court for a writ of mandamus to the circuit court vacating such order and directing the dismissal with prejudice of plaintiffs' claims for lack of standing. While awaiting a ruling from the Alabama Supreme Court, Jefferson County filed for bankruptcy and the Alabama Supreme Court entered a stay pending the resolution of the bankruptcy. In November 2013, the United States Bankruptcy Court approved a bankruptcy plan that included dismissal of the pending claims in state court. On January 13, 2014, the circuit court entered an order dismissing the claims against AGM and the other defendants and on January 17, 2014, the Supreme Court of Alabama entered an order dismissing the petition for writ of mandamus.

Proceedings Related to AGMH's Former Financial Products Business

The following is a description of legal proceedings involving AGMH’s former Financial Products Business. Although Assured Guaranty did not acquire AGMH’s former Financial Products Business, which included AGMH’s former GIC business, medium term notes business and portions of the leveraged lease businesses, certain legal proceedings relating to those businesses are against entities that Assured Guaranty did acquire. While Dexia SA and Dexia Crédit Local S.A. (“DCL”), jointly and severally, have agreed to indemnify Assured Guaranty against liability arising out of the proceedings described below in the “—Proceedings Related to AGMH’s Former Financial Products Business” section, such indemnification might not be sufficient to fully hold Assured Guaranty harmless against any injunctive relief or civil or criminal sanction that is imposed against AGMH or its subsidiaries.

Governmental Investigations into Former Financial Products Business

AGMH and/or AGM have received subpoenas duces tecum and interrogatories or civil investigative demands from the Attorneys General of the States of Connecticut, Florida, Illinois, Massachusetts, Missouri, New York, Texas and West Virginia relating to their investigations of alleged bid rigging of municipal GICs. AGMH is responding to such requests. AGMH may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries in the future. In addition,

•
AGMH received a subpoena from the Antitrust Division of the Department of Justice in November 2006 issued in connection with an ongoing criminal investigation of bid rigging of awards of municipal GICs and other municipal derivatives; and

•
AGM received a subpoena from the Securities and Exchange Commission ("SEC") in November 2006 related to an ongoing industry-wide investigation concerning the bidding of municipal GICs and other municipal derivatives.

Pursuant to the subpoenas, AGMH has furnished to the Department of Justice and SEC records and other information with respect to AGMH’s municipal GIC business. The ultimate loss that may arise from these investigations remains uncertain.

In addition AGMH had received a “Wells Notice” from the staff of the Philadelphia Regional Office of the SEC in February 2008 relating to the investigation concerning the bidding of municipal GICs and other municipal derivatives. The Wells Notice indicated that the SEC staff was considering recommending that the SEC authorize the staff to bring a civil injunctive action and/or institute administrative proceedings against AGMH, alleging violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder and Section 17(a) of the Securities Act. On January 8, 2014, the SEC issued a letter stating that it had concluded the investigation as to AGMH and, based on the information it had as of such date, it did not intend to recommend an enforcement action by the SEC against AGMH.

In July 2010, a former employee of AGM who had been involved in AGMH's former Financial Products Business was indicted along with two other persons with whom he had worked at Financial Guaranty Insurance Company. Such former employee and the other two persons were convicted on fraud conspiracy counts.  After appeal, their convictions were reversed by a three-judge panel of the U.S. Court of Appeals for the Second Circuit in November 2013. In January 2014, the Department of Justice petitioned the U.S. Court of Appeals for the Second Circuit for a panel rehearing and a rehearing en banc of the appeal.

Lawsuits Relating to Former Financial Products Business

During 2008, nine putative class action lawsuits were filed in federal court alleging federal antitrust violations in the municipal derivatives industry, seeking damages and alleging, among other things, a conspiracy to fix the pricing of, and manipulate bids for, municipal derivatives, including GICs. These cases have been coordinated and consolidated for pretrial proceedings in the U.S. District Court for the Southern District of New York as MDL 1950, In re Municipal Derivatives Antitrust Litigation, Case No. 1:08-cv-2516 (“MDL 1950”).

Five of these cases named both AGMH and AGM: (a) Hinds County, Mississippi v. Wachovia Bank, N.A.; (b) Fairfax County, Virginia v. Wachovia Bank, N.A.; (c) Central Bucks School District, Pennsylvania v. Wachovia Bank, N.A.; (d) Mayor and City Council of Baltimore, Maryland v. Wachovia Bank, N.A.; and (e) Washington County, Tennessee v. Wachovia Bank, N.A. In April 2009, the MDL 1950 court granted the defendants’ motion to dismiss on the federal claims, but granted leave for the plaintiffs to file an amended complaint. The Corrected Third Consolidated Amended Class Action Complaint, filed on October 9, 2013, lists neither AGM nor AGMH as a named defendant or a co-conspirator. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys’ fees and other costs. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from these lawsuits.

Four of the cases named AGMH (but not AGM) and also alleged that the defendants violated California state antitrust law and common law by engaging in illegal bid-rigging and market allocation, thereby depriving the cities or municipalities of competition in the awarding of GICs and ultimately resulting in the cities paying higher fees for these products: (f) City of Oakland, California v. AIG Financial Products Corp.; (g) County of Alameda, California v. AIG Financial Products Corp.; (h) City of Fresno, California v. AIG Financial Products Corp.; and (i) Fresno County Financing Authority v. AIG Financial Products Corp. When the four plaintiffs filed a consolidated complaint in September 2009, the plaintiffs did not name AGMH as a defendant. However, the complaint does describe some of AGMH’s and AGM’s activities. The consolidated complaint generally seeks unspecified monetary damages, interest, attorneys’ fees and other costs. In April 2010, the MDL 1950 court granted in part and denied in part the named defendants’ motions to dismiss this consolidated complaint.

In 2008, AGMH and AGM also were named in five non-class action lawsuits originally filed in the California Superior Courts alleging violations of California law related to the municipal derivatives industry: (a) City of Los Angeles, California v. Bank of America, N.A.; (b) City of Stockton, California v. Bank of America, N.A.; (c) County of San Diego, California v. Bank of America, N.A.; (d) County of San Mateo, California v. Bank of America, N.A.; and (e) County of Contra Costa, California v. Bank of America, N.A. Amended complaints in these actions were filed in September 2009, adding a federal antitrust claim and naming AGM (but not AGMH) and AGUS, among other defendants. These cases have been transferred to the Southern District of New York and consolidated with MDL 1950 for pretrial proceedings.

In late 2009, AGM and AGUS, among other defendants, were named in six additional non-class action cases filed in federal court, which also have been coordinated and consolidated for pretrial proceedings with MDL 1950: (f) City of Riverside, California v. Bank of America, N.A.; (g) Sacramento Municipal Utility District v. Bank of America, N.A.; (h) Los Angeles World Airports v. Bank of America, N.A.; (i) Redevelopment Agency of the City of Stockton v. Bank of America, N.A.; (j) Sacramento Suburban Water District v. Bank of America, N.A.; and (k) County of Tulare, California v. Bank of America, N.A.

The MDL 1950 court denied AGM and AGUS’s motions to dismiss these eleven complaints in April 2010. Amended complaints were filed in May 2010. On October 29, 2010, AGM and AGUS were voluntarily dismissed with prejudice from the Sacramento Municipal Utility District case only. The complaints in these lawsuits generally seek or sought unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from the remaining lawsuits.

In May 2010, AGM and AGUS, among other defendants, were named in five additional non-class action cases filed in federal court in California: (a) City of Richmond, California v. Bank of America, N.A. (filed on May 18, 2010, N.D. California); (b) City of Redwood City, California v. Bank of America, N.A. (filed on May 18, 2010, N.D. California); (c) Redevelopment Agency of the City and County of San Francisco, California v. Bank of America, N.A. (filed on May 21, 2010, N.D. California); (d) East Bay Municipal Utility District, California v. Bank of America, N.A. (filed on May 18, 2010, N.D. California); and (e) City of San Jose and the San Jose Redevelopment Agency, California v. Bank of America, N.A (filed on May 18, 2010, N.D. California). These cases have also been transferred to the Southern District of New York and consolidated with MDL 1950 for pretrial proceedings. In September 2010, AGM and AGUS, among other defendants, were named in a sixth additional non-class action filed in federal court in New York, but which alleges violation of New York’s Donnelly Act in addition to federal antitrust law: Active Retirement Community, Inc. d/b/a Jefferson’s Ferry v. Bank of America, N.A. (filed on September 21, 2010, E.D. New York), which has also been transferred to the Southern District of New York and consolidated with MDL 1950 for pretrial proceedings. In December 2010, AGM and AGUS, among other defendants, were named in a seventh additional non-class action filed in federal court in the Central District of California, Los Angeles Unified School District v. Bank of America, N.A., and in an eighth additional non-class action filed in federal court in the Southern District of New York, Kendal on Hudson, Inc. v. Bank of America, N.A. These cases also have been consolidated with MDL 1950 for pretrial proceedings. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from these lawsuits.

In January 2011, AGM and AGUS, among other defendants, were named in an additional non-class action case filed in federal court in New York, which alleges violation of New York’s Donnelly Act in addition to federal antitrust law: Peconic Landing at Southold, Inc. v. Bank of America, N.A. This case has been consolidated with MDL 1950 for pretrial proceedings. The complaint in this lawsuit generally seeks unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from this lawsuit.

In September 2009, the Attorney General of the State of West Virginia filed a lawsuit (Circuit Ct. Mason County, W. Va.) against Bank of America, N.A. alleging West Virginia state antitrust violations in the municipal derivatives industry, seeking damages and alleging, among other things, a conspiracy to fix the pricing of, and manipulate bids for, municipal derivatives, including GICs. An amended complaint in this action was filed in June 2010, adding a federal antitrust claim and naming AGM (but not AGMH) and AGUS, among other defendants. This case has been removed to federal court as well as transferred to the S.D.N.Y. and consolidated with MDL 1950 for pretrial proceedings. AGM and AGUS answered West Virginia's Second Amended Complaint on November 11, 2013. The complaint in this lawsuit generally seeks civil penalties, unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from this lawsuit.

18.    Notes Payable and Credit Facilities

Notes Payable

Notes Payable represents debt issued by VIEs consolidated by AGM to one of the Financial Products Companies that were transferred to Dexia Holdings prior to the acquisition of AGMH. The funds borrowed were used to finance the purchase of the underlying obligations of AGM-insured obligations which had breached triggers allowing AGM to exercise its right to accelerate payment of a claim in order to mitigate loss. The assets purchased are classified as assets acquired in refinancing transactions and recorded in “other invested assets.” The terms of the notes payable match the terms of the assets acquired in refinancing transactions.

The principal and carrying values of the Company's notes payable are presented in the table below.

Principal and Carrying Amounts of Notes Payable

	As of December 31,
	2013		2012
	Principal	Carrying Value	Principal	Carrying Value
	(in millions)
Notes Payable	$34	$38	$61	$66

The Company recorded $6 million and $7 million of interest expense on the notes payable for the years ended December 31, 2013, and December 31, 2012, respectively.

Expected Maturity Schedule of Notes Payable

Expected Withdrawal Date	Principal Amount
(in millions)
2014	$10
2015	9
2016	4
2017	10
2018	1
Thereafter	0
Total	$34

Recourse Credit Facilities

2009 Strip Coverage Facility

In connection with the acquisition of AGMH, AGM agreed to retain the risks relating to the debt and strip policy portions of the leveraged lease business. The liquidity risk to AGM related to the strip policy portion of the leveraged lease business is mitigated by the strip coverage facility described below.

In a leveraged lease transaction, a tax-exempt entity (such as a transit agency) transfers tax benefits to a tax-paying entity by transferring ownership of a depreciable asset, such as subway cars. The tax-exempt entity then leases the asset back from its new owner.

If the lease is terminated early, the tax-exempt entity must make an early termination payment to the lessor. A portion of this early termination payment is funded from monies that were pre-funded and invested at the closing of the leveraged lease transaction (along with earnings on those invested funds). The tax-exempt entity is obligated to pay the remaining, unfunded portion of this early termination payment (known as the “strip coverage”) from its own sources. AGM issued financial guaranty insurance policies (known as “strip policies”) that guaranteed the payment of these unfunded strip coverage amounts to the lessor, in the event that a tax-exempt entity defaulted on its obligation to pay this portion of its early termination payment.

AGM can then seek reimbursement of its strip policy payments from the tax-exempt entity, and can also sell the transferred depreciable asset and reimburse itself from the sale proceeds.

Currently, all the leveraged lease transactions in which AGM acts as strip coverage provider are breaching a rating trigger related to AGM and are subject to early termination. However, early termination of a lease does not result in a draw on the AGM policy if the tax-exempt entity makes the required termination payment. If all the leases were to terminate early and the tax-exempt entities do not make the required early termination payments, then AGM would be exposed to possible liquidity claims on gross exposure of approximately $1.5 billion as of December 31, 2013. To date, none of the leveraged lease transactions that involve AGM has experienced an early termination due to a lease default and a claim on the AGM policy. It is difficult to determine the probability that AGM will have to pay strip provider claims or the likely aggregate amount of such claims. At December 31, 2013, approximately $1.2 billion of cumulative strip par exposure had been terminated since 2008 on a consensual basis. The consensual terminations have resulted in no claims on AGM.

On July 1, 2009, AGM and DCL, acting through its New York Branch (“Dexia Crédit Local (NY)”), entered into a credit facility (the “Strip Coverage Facility”). Under the Strip Coverage Facility, Dexia Crédit Local (NY) agreed to make loans to AGM to finance all draws made by lessors on AGM strip policies that were outstanding as of November 13, 2008, up to the commitment amount. The commitment amount of the Strip Coverage Facility was $1 billion at closing of the acquisition of AGMH but is scheduled to amortize over time. The maximum commitment amount of the Strip Coverage Facility had amortized to approximately $968 million as of December 31, 2013 and to approximately $960 million as of February 1, 2014. On February 7, 2014, AGM reduced the maximum commitment amount by $460 million to approximately $500 million, after taking into account its experience with its exposure to leveraged lease transactions to date.

Fundings under this facility are subject to certain conditions precedent, and their repayment is collateralized by a security interest that AGM granted to Dexia Crédit Local (NY) in amounts that AGM recovers—from the tax-exempt entity, or from asset sale proceeds—following its payment of strip policy claims. The Strip Coverage Facility will terminate upon the earliest to occur of an AGM change of control, the reduction of the commitment amount to $0, and January 31, 2042.

 The Strip Coverage Facility’s financial covenants require that AGM and its subsidiaries maintain a maximum debt-to-capital ratio of 30% and maintain a minimum net worth of 75% of consolidated net worth as of July 1, 2009, plus, starting July 1, 2014, (i) 25% of the aggregate consolidated net income (or loss) for the period beginning July 1, 2009 and ending on June 30, 2014 or, (2) zero, if the commitment amount has been reduced to $750 million as described above. The Company is in compliance with all financial covenants as of December 31, 2013.

The Strip Coverage Facility contains restrictions on AGM, including, among other things, in respect of its ability to incur debt, permit liens, pay dividends or make distributions, dissolve or become party to a merger or consolidation. Most of these restrictions are subject to exceptions. The Strip Coverage Facility has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, bankruptcy or insolvency proceedings and cross-default to other debt agreements.

As of December 31, 2013, no amounts were outstanding under this facility, nor have there been any borrowings during the life of this facility.

AGM CPS Securities

In June 2003, $200 million of “AGM CPS”, money market preferred trust securities, were issued by trusts created for the primary purpose of issuing the AGM CPS, investing the proceeds in high-quality commercial paper and selling put options to AGM, allowing AGM to issue the trusts non-cumulative redeemable perpetual preferred stock (the “AGM Preferred Stock”) of AGM in exchange for cash. There are four trusts, each with an initial aggregate face amount of $50 million. These trusts hold auctions every 28 days, at which time investors submit bid orders to purchase AGM CPS. If AGM were to exercise a put option, the applicable trust would transfer the portion of the proceeds attributable to principal received upon maturity of its assets, net of expenses, to AGM in exchange for AGM Preferred Stock. AGM pays a floating put premium to the trusts, which represents the difference between the commercial paper yield and the winning auction rate (plus all fees and expenses of the trust). If an auction does not attract sufficient clearing bids, however, the auction rate is subject to a maximum rate of one-month LIBOR plus 200 basis points for the next succeeding distribution period. Beginning in August 2007, the AGM CPS required the maximum rate for each of the relevant trusts. AGM continues to have the ability to exercise its put option and cause the related trusts to purchase AGM Preferred Stock. The trusts provide AGM access to new capital at its sole discretion through the exercise of the put options. As of December 31, 2013 the put option had not been exercised. The Company does not consider itself to be the primary beneficiary of the trusts. See Note 8, Fair Value Measurement, –Other Assets–Committed Capital Securities, for a fair value measurement discussion.

19.    Employee Benefit Plans

Accounting Policy

AGM participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually.

Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

Under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended (the “Incentive Plan”), the number of AGL common shares that may be delivered under the Incentive Plan may not exceed 10,970,000. In the event of certain transactions affecting AGL's common shares, the number or type of shares subject to the Incentive Plan, the number and type of shares subject to outstanding awards under the Incentive Plan, and the exercise price of awards under the Incentive Plan, may be adjusted.

The Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and full value awards that are based on AGL's common shares. The grant of full value awards may be in return for a participant's previously performed services, or in return for the participant surrendering other compensation that may be due, or may be contingent on the achievement of performance or other objectives during a specified period, or may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant, or achievement of performance or other objectives. Awards under the Incentive Plan may accelerate and become vested upon a change in control of AGL.

The Incentive Plan is administered by a committee of the Board of Directors of AGL. The Compensation Committee of the Board serves as this committee except as otherwise determined by the Board. The Board may amend or terminate the Incentive Plan. As of December 31, 2013, 3,189,396 common shares of AGL were available for grant under the Incentive Plan.

The Company recognized expenses of $3 million and $3 million for the years ended December 31, 2013 and 2012, respectively, under the Incentive Plan.

Time Vested Stock Options

Nonqualified or incentive stock options may be granted to employees and directors of Assured Guaranty. Stock options are generally granted once a year with exercise prices equal to the closing price on the date of grant. To date, AGL has only issued nonqualified stock options. All stock options, except for performance stock options, granted to employees vest in equal annual installments over a three-year period and expire seven years or ten years from the date of grant. None of AGL's options, except for performance stock options, have a performance or market condition.

Performance Stock Options

In 2012 and 2013, Assured Guaranty has granted performance stock options under the Incentive Plan. These awards are non-qualified stock options with exercise prices equal to the closing price of an AGL common share on the applicable date of grant. These awards vest 35%, 50% or 100%, if the price of AGL's common shares using the highest 40-day average share price during the relevant performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly. These awards expire seven years from the date of grant.

Restricted Stock Awards

Restricted stock awards are valued based on the closing price of the underlying shares at the date of grant. These Restricted stock awards to employees generally vest in equal annual installments over a four-year period.

Restricted Stock Units

Restricted stock units are valued based on the closing price of the underlying shares at the date of grant. Restricted stock units generally vest in equal installments over a four-year period.

Performance Restricted Stock Units

Beginning in 2012, the Company has granted performance restricted stock units under the Incentive Plan. These awards vest 35%, 100%, or 200%, if the price of AGL's common shares using the highest 40-day average share price during the relevant performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly.

Employee Stock Purchase Plan

Assured Guaranty established the AGL Employee Stock Purchase Plan ("Stock Purchase Plan") in accordance with Internal Revenue Code Section 423, and participation is available to all eligible employees. Maximum annual purchases by participants are limited to the number of whole shares that can be purchased by an amount equal to 10% of the participant's compensation or, if less, shares having a value of $25,000. Participants may purchase shares at a purchase price equal to 85% of the lesser of the fair market value of the stock on the first day or the last day of the subscription period. The Company recorded $0.1 million and $0.1 million in share-based compensation, after the effects of DAC, under the Stock Purchase Plan during the years ended December 31, 2013 and 2012, respectively.

Cash-Based Compensation

Performance Retention Plan

Assured Guaranty has established the Assured Guaranty Ltd. Performance Retention Plan (“PRP”) which permits the grant of cash based awards to selected employees. PRP awards may be treated as nonqualified deferred compensation subject to the rules of Internal Revenue Code Section 409A. The PRP is a sub-plan under the Company's Long-Term Incentive Plan (enabling awards under the plan to be performance based compensation exempt from the $1 million limit on tax deductible compensation).

Generally, each PRP award is divided into three installments, with 25% of the award allocated to a performance period that includes the year of the award and the next year, 25% of the award allocated to a performance period that includes the year of the award and the next two years, and 50% of the award allocated to a performance period that includes the year of the award and the next three years. Each installment of an award vests if the participant remains employed through the end of the performance period for that installment. Awards may vest upon the occurrence of other events as set forth in the plan documents. Payment for each performance period is made at the end of that performance period. One half of each installment is increased or decreased in proportion to the increase or decrease of per share adjusted book value during the performance period, and one half of each installment is increased or decreased in proportion to the operating return on equity during the performance period. Operating return on equity and adjusted book value are defined in each PRP award agreement.

A payment otherwise subject to the $1 million limit on tax deductible compensation, will not be made unless performance satisfies a minimum threshold.

The Company recognized performance retention plan expenses of $8 million and $6 million for the year ended December 31, 2013 and 2012, respectively, representing its proportionate share of the Assured Guaranty expense.

Defined Contribution Plans

Employees receive employer contributions into the AGC Employee Retirement Plan (“AGC ERP”) based on a fixed percentage of the employee's compensation and are eligible to make employee contributions and to receive matching employer contributions based on a percentage of compensation up to limits prescribed by Internal Revenue Code Section 401(k). The Company recognized defined contribution expenses of $4 million and $4 million for the years ended December 31, 2013 and 2012, respectively.

Employees receive employer contributions into the AGC Supplemental Executive Retirement Plan based on a fixed percentage of the employee's compensation and are eligible to make employee contributions and to receive matching employer contributions based on a percentage of compensation.

20.    Other Comprehensive Income

The following tables present the changes in the balances of each component of accumulated other comprehensive income and the effect of significant reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2013

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2012	$226	$6	$232
Other comprehensive income (loss) attributable to AGM before reclassifications	(103)	(27)	(130)
Amounts reclassified from AOCI to:
Other net realized investment gains (losses)	(27)	3	(24)
Tax (provision) benefit	9	(1)	8
Total amounts reclassified from AOCI, net of tax	(18)	2	(16)
Net current period other comprehensive income (loss) attributable to AGM	(121)	(25)	(146)
Balance, December 31, 2013	$105	$(19)	$86

Year Ended December 31, 2012

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2011	$161	$(5)	$156
Other comprehensive income (loss) attributable to AGM	65	11	76
Balance, September 30, 2012	$226	$6	$232

21.	Subsequent Events

Subsequent events have been considered through March 31, 2014, the date on which these financial statements were issued.